Exhibit 10.7

LICENSE AND CO-DEVELOPMENT AGREEMENT

BY AND BETWEEN

GENZYME CORPORATION

AND

ISIS PHARMACEUTICALS, INC.

June 24, 2008

TABLE OF CONTENTS

Article 1. DEFINITIONS		1

Article 2. LICENSES		19

2.1.	Product License	19

2.2.	Limited Right to Sublicense	19

2.3.	Additional Rights after Prior Agreement Execution Date	19

2.4.	Follow-On Compound	20

2.5.	Retained Rights	21

2.6.	Isis’ Right of First Negotiation	21

2.7.	Third Party Agreements	22

2.8.	No Implied License	23

Article 3. EXCLUSIVITY		23

3.1.	Non-Compete	23

3.2.	[**] Technology	23

Article 4. JOINT COMMITTEES		23

4.1.	Joint Development Committee	23

4.2.	Joint Patent Committee	24

4.3.	Expenses	25

Article 5. DEVELOPMENT		25

5.1.	Development Plan and Development Budget	25

5.2.	Roles and Responsibilities	26

5.3.	Clinical and Launch Supplies	26

5.4.	Know-How Transfer	27

5.5.	Subcontracting	28

Article 6. COMMERCIALIZATION AND REGULATORY MATTERS		28

6.1.	Commercialization Responsibilities	28

6.2.	Regulatory Matters and Filings	28

6.3.	Commercial Manufacture	31

6.4.	Isis Safety Database	31

6.5.	Safety Reporting	32

6.6.	Commercial Forecasts & Plans	32

Article 7. RESEARCH RELATED TO THE PRODUCT		33

7.1.	Research Programs	33

7.2.	Research Funding	33

7.3.	Research Efforts	33

Article 8. FINANCIAL PROVISIONS		34

8.1.	Upfront License Fee	34

8.2.	Milestones	34

8.3.	Financial Provisions Relating to Development Activities	37

8.4.	Sharing of Net Revenue	38

8.5.	Sharing of Net Profits	39

8.6.	Periodic Reporting and Reconciliation	40

8.7.	Accounting and Allocation Methods	41

8.8.	Audits and Interim Reviews	42

8.9.	Withholding Taxes	43

8.10.	Interest on Late Payments	43

8.11.	Currency; Payment	43

8.12.	Material Safety Warnings	44

Article 9. INTELLECTUAL PROPERTY MATTERS		44

9.1.	Product-Specific Patents	44

9.2.	Program IP	45

9.3.	Manufacturing Improvements	46

9.4.	Filing, Prosecution and Maintenance of Patents	49

9.5.	Enforcement of Patents and Know-How	52

9.6.	Claimed Infringement of Third Party Rights	56

9.7.	Other Infringement Resolutions	57

9.8.	Patent Term Extensions	57

9.9.	Orange Book Listings	58

9.10.	Cooperative Research and Technology Act Acknowledgement	58

9.11.	Common Interest	58

9.12.	Product Trademarks	58

Article 10. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		59

10.1.	Representations and Warranties of Both Parties	59

10.2.	Isis’ Representations and Warranties	59

10.3.	Indemnification	62

10.4.	Insurance	64

Article 11. TERM AND TERMINATION		64

11.1.	Term	64

11.2.	Termination	64

11.3.	Consequences of Termination	67

11.4.	Remedies for Isis’ Material Breach	69

Article 12. CONFIDENTIALITY; PUBLIC DISCLOSURE		70

12.1.	Non-Disclosure	70

12.2.	Authorized Disclosure and Use	71

12.3.	Terms of Agreement	71

12.4	Public Disclosures	71

Article 13. DISPUTE RESOLUTION		73

13.1.	Escalation	73

13.2.	Mediation	74

13.3.	Jurisdiction; Venue; Service of Process	75

Article 14. MISCELLANEOUS		76

14.1.	Change of Control of Isis	76

14.2.	Specific Performance	77

14.3.	Governing Law	78

14.4.	Waiver; Remedies Cumulative	78

14.5.	Notices	78

14.6.	Entire Agreement	79

14.7.	Binding Effect; Assignment	79

14.8.	Severability	79

14.9.	Further Assurances	79

14.10.	Independent Contractors	79

14.11.	Interpretation	80

14.12.	Counterparts	80

14.13.	Rights in Bankruptcy	80

v

Schedules and Exhibits

Schedule 1.35	Isis Methodology for Determining its Cost of Manufacture
Schedule 1.49	Example of Calculation of Internal Development Expenses
Schedule 1.52	Isis Core Technology Patents
Schedule 1.56	Isis Manufacturing and Analytical Patents
Schedule 1.99	Product-Specific Patents
Schedule 1.113	Special Isis Core Technology Patents
Schedule 2.1	Licenses to Third Parties
Schedule 10.2.2	Third Party Agreements

Exhibit A	Development Plan
Exhibit B	Development Budget
Exhibit C	Form of Supply Agreement
Exhibit D	Form of Quality Agreement
Exhibit E	Form of Patent Assignment
Exhibit F	Disclosure Schedule

LICENSE AND CO-DEVELOPMENT AGREEMENT

This License and Co-Development Agreement (together with all Exhibits, Schedules and other attachments hereto, this “Agreement”), is dated as of the 24th day of June, 2008 (the “Execution Date”), by and between Genzyme Corporation, a Massachusetts corporation (“Genzyme”) and Isis Pharmaceuticals, Inc., a Delaware corporation (“Isis”). Genzyme and Isis each may be referred to herein individually as a “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties entered into a License and Research Agreement dated January 7, 2008 and effective as of January 30, 2008 (the “Prior Agreement”) pursuant to which Isis granted to Genzyme an exclusive license to certain Isis intellectual property to advance mipomersen, formerly known as ISIS 301012, and related compounds targeting apoB, through human clinical trials and ultimately commercialize it as a product;

WHEREAS, pursuant to Section 2.1.2 of the Prior Agreement, the Parties agreed to negotiate and enter into a more detailed written license and co-development agreement containing additional terms and conditions that are reasonable and customary for license and co-development agreements of this type (the “More Detailed Product Agreement”); and

WHEREAS, the Parties desire to enter into this Agreement to supersede and replace the Prior Agreement and evidence the More Detailed Product Agreement.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

Article 1.
DEFINITIONS

For purposes of this Agreement, the following capitalized terms have the following meanings.

1.1.                              “Action” has the meaning set forth in Section 13.3.1 (Jurisdiction).

1.2.                             “Additional Third Party Agreement” has the meaning set forth in Section 2.3 (Additional Rights after Prior Agreement Execution Date).

1.3.                             “Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession of the actual power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance. For clarity, as of the Execution Date, [**], which is engaged in the discovery, development and commercialization of microRNA therapeutics, is not an Affiliate of Isis because Isis has entered into an agreement pursuant to which Isis does

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

not have control of Regulus.

1.4.                              “API” means the active pharmaceutical ingredient of the Product.

1.5.                              “apoB” means apolipoprotein B.

1.6.                             “Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Product in such jurisdiction in accordance with Applicable Laws. In jurisdictions where the applicable Regulatory Authority sets the pricing authorizations for a Product, Approval will not be deemed to have occurred until the earlier of (a) Genzyme or its Sublicensee and the Regulatory Authority have determined pricing, or (b) ninety (90) days after approval (whether national or centralized) is received for the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Product in such jurisdiction (other than pricing authorization for the Product) in accordance with Applicable Laws.

1.7.                             “Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time, but excluding patent and copyright laws.

1.8.                             “ASO Product” any preparation in final form for sale by prescription, over-the-counter or any other method for any indication, including human or animal use, which contains one or more oligonucleotides or an analog thereof that [**].

1.9.                             “Bankruptcy Code” has the meaning set forth in Section 14.13 (Rights in Bankruptcy).

1.10.                       “Calendar Quarter”1.11.      means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.10.                       “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity financing in which a Party issues new shares of its capital stock, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates, but excluding any financial factoring arrangements.

1.12.                       “Commercially Reasonable Efforts” means, (a) with respect to the research, development or commercialization by Genzyme of a Product, at any given time as the case may be,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

efforts reasonably used by Genzyme or its Affiliates (giving due consideration to relevant industry standards) for Genzyme’s own products (including internally developed, acquired and in-licensed products) with similar commercial potential at a similar stage in their lifecycle (assuming continuing development of such product), taking into consideration their safety, tolerability and efficacy, the profitability (taking into account any payments payable under this Agreement), the extent of market exclusivity, patent protection, cost to develop the product, promotable claims and health economic claims and (b) with respect to the research and development by Isis of a Product, at any given time as the case may be, efforts reasonably used by an entity in the biotechnology/pharmaceutical industry of similar resources and expertise as Isis, for such similar entity’s own products (including internally developed, acquired and in-licensed products) with similar commercial potential at a similar stage in their lifecycle (assuming continuing development of such product), taking into consideration their safety, tolerability and efficacy, the profitability (taking into account any payments payable under this Agreement), the extent of market exclusivity, patent protection, cost to develop the product, promotable claims and health economic claims.

1.13.                       “Commercial Scale Manufacturing IP” means any confidential or patented scientific or technical data, information, method, technique, protocol, invention or processes that has been found to be useful for commercial scale manufacturing facility but is not generally useful for manufacturing oligonucleotides on a non-commercial scale, including all manufacturing plant designs, plans diagrams and descriptions and also including all regulatory filings.

(a)                                  For illustrative purposes only and not as a limitation, the following would be considered to be Commercial Scale Manufacturing IP:

(i)            Piping and Instrumentation Diagrams (P&ID) for a Genzyme manufacturing facility;

(ii)           Design plans and schematics for a Genzyme manufacturing facility (including tank farms, synthesis and purification suites, and analytical testing laboratories);

(iii)          Operating Documents, for example batch records, SOPs, validation master plans;

(iv)          Floor plans and equipment layout drawings for a Genzyme manufacturing facility; and

(v)           Regulatory filings.

(b)                                 For illustrative purposes only and not as a limitation, the following would not be considered to be Commercial Scale Manufacturing IP:

(i)            Discovery that a particular side reaction leads to an unexpected impurity;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(ii)           Discovery regarding how to avoid the impurity or how to remove it.

(iii)          Development of the use of alternative reagents;

(iv)          Discovery of recycle possibilities;

(v)           Discovery to enhance yields;

(vi)          Discovery of the Mipomersen oxidant;

(vii)         Development and validation of QbD/Design Space filing strategy.

(viii)        Development and validation of PAT measures.

1.14.                        “Confidential Information” has the meaning set forth in Section 12.1 (Non-Disclosure).

1.15.                       “Control” or “Controlled” means, with respect to any Know-How, Patent or other intellectual property right or Regulatory Materials, possession by a Party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to the other Party a license or a sublicense under such Know-How, Patent or other intellectual property right or access to Regulatory Materials without violating the terms of any agreement or other arrangement with any Third Party.

1.16.                       “Cover,” “Covered” or “Covering” means, with respect to a Patent and the subject matter at issue, that, but for a license granted under an issued claim included in such Patent, the manufacture, use, sale, offer for sale or importation of the subject matter at issue would infringe such claim or, in the case of a Patent that is a patent application, would infringe a claim in such patent application if it were to issue as a patent.

1.17.                       “Development Budget” means the initial written development budget attached hereto as Exhibit B setting forth, for the time period covered by the Development Plan, the budget for the development of the Product during the applicable time period, as it may be updated and amended by the JDC or the Parties during the Term in accordance with this Agreement.

1.18.                       “Development Expenses” means internal or external expenses incurred in accordance with the Development Plan and the Development Budget, including the costs of all clinical trials and preclinical studies, including post-marketing trials. The types of expenses included in this category are investigator grants, laboratory services, clinical PK assays, carcinogenicity studies, CMC studies, CRO services and pass-throughs, pharmacovigilence and risk management activities, costs for packaging, distribution and reconciliation (including labels and translations, inventory control, IVRS, off-site storage and destruction), data management (including EDC), clinical study reports, drug costs (API & DP), investigator meetings, monitoring, SAB costs, DSMB costs, key opinion leader costs, program specific travel, metabolomics assays, courier services and clinical trial liability insurance costs. Development Expenses include quality assurance costs for auditing clinical trial activities and preclinical studies support (report reviews and CMC

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

review). When a Party is a manufacturer of the Product under development, Development Expenses include such Party’s Fully Absorbed Cost of Goods.

1.19.                       “Development Plan” means the initial written development and regulatory plan attached hereto as Exhibit A for the Product as it may be updated and amended during the Term by the JDC or the Parties in accordance with this Agreement.

1.20.                       “Development Program” means the program to be conducted by the Parties in accordance with an approved Development Plan to develop and obtain Approval of the Product in the Territory, all as more fully described in Article 5 (Development).

1.21.                       “Disclosure Schedule” means the schedule delivered by Isis to Genzyme that includes exceptions to Isis’ representations and warranties in Section 10.2 (Isis Representations and Warranties) hereof.

1.22.                       “Dispute” has the meaning set forth in Section 13.1 (Dispute Resolution Mechanism).

1.23.                       “Effective Date” means January 30, 2008.

1.24.                       “Execution Date” has the meaning set forth in the preamble.

1.25.                       “EMEA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

1.26.                       “Encumbered Follow-On Compound” has the meaning set forth in Section 2.4 (Follow-On Compound).

1.27.                       “Executives” has the meaning set forth in Section 13.1 (Escalation to Senior Management).

1.28.                       “External Development Expenses” means Development Expenses other than Internal Development Expenses. For clarity, External Development Expenses include the manufacturing Party’s Fully Absorbed Cost of Goods.

1.29.                       “External Sales & Marketing Expenses” means Sales & Marketing Expenses other than Internal Sales & Marketing Expenses.

1.30.                       “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.31.                       “FH” means familial hypercholesterolemia.

1.32.                       “Fixed Costs” means the cost of facilities, utilities, insurance (including any accrual for self-insurance), facility and equipment depreciation, and other fixed costs directly attributable to the applicable activity, allocated based upon the proportion of such costs directly attributable to the support or performance of the applicable activity in accordance with the Development Plan or the Product’s manufacturing or commercialization plan, as

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the case may be. Fixed Costs will be determined in accordance with GAAP.

1.33.                       “Follow-On Compound” means all pharmaceutical compositions, formulations, dosage forms, delivery systems and presentations that contain [**] apoB (alone or with other active ingredients) other than Mipomersen.

1.34.                       “Follow-On Compound Encumbrances” has the meaning set forth in Section 2.4.2.

1.35.                       “Fully Absorbed Cost of Goods” means:

(a)           with respect to units of Product produced by Genzyme, the Variable Costs and Fixed Costs incurred by Genzyme to the extent associated with the manufacture (inclusive of finishing processes including filling, packaging, labeling and other preparation), quality assurance, quality control and other testing, storage and shipping of batches of such units of Product;

(b)           with respect to units of Product manufactured by Isis, the costs incurred by Isis as determined using the methodology set forth in Schedule 1.35, which Schedule will be updated by Isis on an annual basis in advance of each fiscal year (with material changes to such methodology subject to Genzyme’s prior agreement); and

(c)           with respect to units or components of Product that are not manufactured by the Parties, the amounts paid to the vendor plus costs associated with acquisition from such vendor.

If a facility that is used to manufacture Product has the capacity to manufacture products for other programs of either Genzyme or Isis outside of the activities contemplated by this Agreement, the Fixed Costs component of the Fully Absorbed Cost of Goods will be allocated in proportion to the actual use of such facility for the manufacture of Product pursuant to this Agreement and the capacity to manufacture products for such other programs outside of this Agreement in a manner that is mutually agreeable to the Parties. No idle capacity of a manufacturing facility, or a proportionate use thereof, will be included in Fully Absorbed Cost of Goods unless such capacity or facility was built specifically to manufacture Product and is not being used to manufacture any other products, in which case the depreciation associated with such idle capacity will be included in Fully Absorbed Cost of Goods to the extent that such facility is in service. Fully Absorbed Cost of Goods will exclude all costs otherwise reimbursed pursuant to this Agreement. Fully Absorbed Costs of Goods will be determined in accordance with GAAP. Genzyme will use commercially reasonable efforts to minimize and mitigate circumstances that would result in idle capacity being included in Fully Absorbed Cost of Goods.

1.36.                       “G&A Costs” will mean the costs of general and administration services (including legal, finance, accounting, human resources and other general and administrative support services) as reasonably required to support the activities of the Parties under this

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Agreement, which costs will be determined and reported in accordance with GAAP and in good faith by each Party.

1.37.                        “GAAP” means then-current United States generally accepted accounting principles, consistently applied.

1.38.                        “Genzyme” has the meaning set forth in the preamble.

1.39.                        “Genzyme Indemnitees” has the meaning set forth in Section 10.3.2 (Indemnification by Isis).

1.40.                        “Genzyme Manufacturing Improvements” has the meaning set forth in Section 9.3.2(b) (Terms of Sharing Program).

1.41.                       “Genzyme Program IP” means the Genzyme Program Patents, Genzyme Program Know-How and any work-of-authorship authored in the performance of the Development Program or Research Programs solely by Genzyme’s employees or Third Parties acting on Genzyme’s behalf.

1.42.                       “Genzyme Program Know-How” means any and all Know-How which is made or conceived during and in connection with the conduct of the Development Program or the Research Programs or commercializing the Product solely by Genzyme’s employees or Third Parties acting on Genzyme’s behalf.

1.43.                        “Genzyme Program Patents” means any and all Patents Controlled by Genzyme that Cover Genzyme Program Know-How.

1.44.                       “IND” means an Investigational New Drug Application, as defined in the US Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. Section 301 et seq.), together with any rules and regulations promulgated thereunder, or similar application or submission that is required to be filed with any Regulatory Authority before beginning clinical testing of a Product in human subjects.

1.45.                        “Indemnitee” has the meaning set forth in Section 10.3.3 (Indemnification Procedure).

1.46.                        “Indemnifying Party” has the meaning set forth in Section 10.3.3 (Indemnification Procedure).

1.47.                        “Infringement Claim” has the meaning set forth in Section 9.6.1 (Notice).

1.48.                       “In-Licensed Third Party IP” means Patents or Know-How Controlled by Isis that are licensed to Isis pursuant to a Third Party Agreement.

1.49.                       “Internal Development Expenses” means Development Expenses attributable to the internal costs of base salary plus a factor for reasonable and customary employee benefits and payroll taxes for those employees and temporary employees directly responsible for performing the development activity, plus program specific travel for such employees

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

and temporary employees, plus G&A Costs, or other overhead costs; provided, however, that where the Product is being manufactured by a Party, Internal Development Expenses will not include such Party’s Fully Absorbed Cost of Goods. A hypothetical example illustrating the methodology Genzyme currently uses to calculate its Internal Development Costs is set forth in Schedule 1.49.

1.50.                      “Internal Sales & Marketing Expenses” means Sales & Marketing Expenses attributable to the internal costs of base salary and commissions payable to employees plus a factor for reasonable and customary employee benefits and payroll taxes for those employees directly responsible for performing the sales and marketing activity, plus sales and marketing specific travel for such employees, plus G&A Costs or other overhead costs.

1.51.                        “Isis” has the meaning set forth in the preamble.

1.52.                      “Isis Core Technology Patents” means all Patents Controlled by Isis or any of its Affiliates as of the Prior Agreement Execution Date or during the Term, including Isis Program Patents and Joint Patents, that are necessary or useful for the development and commercialization of Product, including the Patents identified on Schedule 1.52, in each case other than Product-Specific Patents, Licensed Product Patents and Isis Manufacturing and Analytical Patents.

1.53.                      “Isis Database” has the meaning set forth in Section 6.4 (Isis Safety Database).

1.54.                      “Isis Indemnitees” has the meaning set forth in Section 10.3.1 (Indemnification by Genzyme).

1.55.                      “Isis Manufacturing and Analytical Know-How” means Know-How other than Product Know-How Controlled by Isis or its Affiliates as of the Prior Agreement Execution Date or during the Term, including Isis Program Know-How and Joint Know-How, that relates to the synthesis or analysis of Products independent of sequence or chemical modification.

1.56.                      “Isis Manufacturing and Analytical Patents” means Patents Controlled by Isis or its Affiliates as of the Prior Agreement Execution Date or during the Term, including Isis Program Patents and Joint Patents, that claim methods and materials used in the synthesis or analysis of Products independent of sequence or chemical modification, including the Patents identified on Schedule 1.56. Isis Manufacturing and Analytical Patents do not include the Product-Specific Patents, Licensed Product Patents and the Isis Core Technology Patents.

1.57.                      “Isis Manufacturing and Analytical IP” means the Isis Manufacturing and Analytical Know-How and Isis Manufacturing and Analytical Patents solely to the extent necessary or useful to manufacture a Product.

1.58.                      “Isis Manufacturing Improvements” has the meaning set forth in Section 9.3.2(c) (Terms of Sharing Program).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.59.                      “Isis Program IP” means the Isis Program Patents and Isis Program Know-How and any works-of-authorship authored in the performance of the Development Program or Research Programs solely by Isis’ employees or Third Parties acting on Isis’ behalf.

1.60.                      “Isis Program Know-How” means any and all Know-How which is made or conceived in the performance of the Development Program or the Research Programs solely by Isis’ employees or Third Parties acting on Isis’ behalf.

1.61.                      “Isis Program Patents” means any and all Patents Controlled by Isis that Cover Isis Program Know-How.

1.62.                      “Joint Development Committee” or “JDC” has the meaning set forth in Section 4.1.1 (Establishment of JDC).

1.63.                      “Joint Know-How” means any and all Know-How that is made or conceived in the performance of the Development Program or the Research Programs jointly by Isis’ and Genzyme’s employees or others acting on Isis’ and Genzyme’s behalf.

1.64.                      “Joint Patent Committee” or “JPC” has the meaning set forth in Section 4.2.1 (Establishment of the JPC).

1.65.                      “Joint Patents” means any and all Patents that Cover Joint Know-How.

1.66.                      “Joint Program IP” means Joint Patents, Joint Know-How and any works-of-authorship authored in the performance of the Development Program or Research Programs jointly by Isis’ and Genzyme’s employees or others acting on their behalf.

1.67.                      “Know-How” means inventions, technical information, know-how and materials, including technology, software, instrumentation, devices, data, compositions, formulas, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, in each case whether or not patentable or copyrightable.

1.68.                      “Licensed IP” means the Licensed Patents, the Product Know-How, the Isis Manufacturing and Analytical Know-How; provided, however, that (a) for any such Know-How or Patent that becomes Controlled by Isis after the Prior Agreement Execution Date pursuant to an Additional Third Party Agreement, the provisions of Section 2.3 (Additional Rights after Prior Agreement Execution Date) will govern whether such Know-How or Patent will be included as Licensed IP and (b) with respect to any Follow-On Compound, the provisions of Section 2.4 (Follow-On Compound) will govern the extent to which In-Licensed Third Party IP will be included in Licensed IP.

1.69.                      “Licensed Patent(s)” means the Licensed Product Patents, Isis Core Technology Patents and Isis Manufacturing and Analytical Patents.

1.70.                      “Licensed Product Patents” means (i) the [**] Patent, and (ii) any Patent Controlled by

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Isis during the Term, including any Isis Program Patents and Joint Patents, claiming (a) [**] apoB, (b) the sequence of apoB, (c) the specific composition of matter of a Product, or (d) methods of using Product as a therapeutic, methods of using Product to modulate apoB, and methods of using the Product to inhibit expression of apoB; and also claiming or describing (x) [**], or (y) methods of using such nucleic acids as a therapeutic or to modulate a gene target [**]. Notwithstanding the foregoing, a Patent that has been issued for at least two years that claims (a), (b), (c) or (d) above and that also describes, but does not claim, (x) or (y) above, will be a Product-Specific Patent, not a Licensed Product Patent

1.71.                        [**].

1.72.                        “[**] Manufacturing Improvements” has the meaning set forth in Section [**].

1.73.                      “MAA” means a marketing authorization application filed with (a) the EMEA under the centralized EMEA filing procedure or (b) a Regulatory Authority in any Major European Country if the centralized EMEA filing procedure is not used, after completion of clinical trials to obtain marketing approval.

1.74.                        “MAA Approval” means the Approval of a MAA for the applicable Product in any of the Major European Countries.

1.75.                        “Major European Country” means France, Germany, Italy, Spain, or the United Kingdom.

1.76.                        “Major Market Countries” means Canada, the United States, Japan and each Major European Country.

1.77.                      “Manufacturing Improvements” means any and all scientific and technical data, information, methods, techniques, protocols, inventions, and processes that have been found to be useful in the manufacture of ASO Products, excluding Commercial Scale Manufacturing IP.

1.78.                      “Mipomersen” means mipomersen sodium, formerly known as ISIS 301012, including all pharmaceutically acceptable salts, solvates, hydrates, hemihydrates, metabolites, pro-drug forms, stereoisomers, enantiomers, racemates and all optically active forms thereof.

1.79.                      “NDA” means a New Drug Application filed with the FDA after completion of clinical trials to obtain marketing approval for the applicable Product in the United States.

1.80.                        “NDA Approval” means the Approval of an NDA by the FDA for the applicable Product in the U.S.

1.81.                        “NDA Filing” means the acceptance by the FDA of the filing of an NDA for the applicable Product.

1.82.                        “Net Profits or Losses” means Net Revenues less Program Costs. To the extent Net

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Revenues exceed Program Costs for the relevant period, the amount of such difference will be deemed “Net Profits,” and, to the extent Program Costs exceed Net Revenues for the relevant period, the amount of such difference will be deemed “Net Losses.”

1.83.                      “Net Revenue” during the relevant period means the sum of (a) Net Sales, if any, of Products in the Territory during such period, plus (b) all revenue received by either Party or their respective Affiliates from a Third Party in consideration for the grant of a right to make, use, sell, offer for sale or import a Product in the Territory, including monies received pursuant to a license with a Third Party such as upfront fees, milestones and royalties, and monies received for marketing rights or distribution rights. If Genzyme or its Affiliates receives non-cash consideration for the grant of a right to make, use, sell, offer for sale or import a Product in the Territory, the Parties will agree in good faith on the valuation of such consideration to be included in Net Revenue.

1.84.                      “Net Sales” means the gross invoiced sales amount of the Product billed by Genzyme or its Affiliates or Sublicensees, in each case to independent Third Parties, including to distributors and end-users, for the sale or other commercial disposition of the Product in the Territory, less the following items (“Net Sales Adjustments”) as applicable to such Product to the extent actually taken or incurred with respect to such sale:

(a)                                  credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions or billing corrections;

(b)                                 invoiced freight, postage, shipping and insurance, handling and other transportation costs;

(c)                                  sales, use, value added and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges and other governmental charges levied on the production, sale, transportation, delivery or use of the Product in the Territory that are incurred at time of sale or are directly related to the sale (which in all cases will be the direct responsibility of the selling Party); and

(d)                                 quantity, cash or other trade discounts, rebates, refunds, charge backs, fees, credits or allowances (including amounts incurred in connection with government-mandated rebate and discount programs, Third Party rebates and charge backs, and hospital buying group/group purchasing organization administration fees and payor organizations), distribution fees, sales commissions, and commissions paid to Third Parties;

all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, in accordance with GAAP.

Notwithstanding the foregoing, the following will not be included in Net Sales: (1) Genzyme’s transfer of Product to an Affiliate, (2) Product provided by Genzyme or an Affiliate for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no charge to eligible patients, provided, however, that

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Genzyme or its Affiliate receive no consideration from such clinical trials or not-for-profit foundation for such use of Product and (3) Product used as samples to promote additional Net Sales, in amounts consistent with normal business practices of Genzyme.

1.85.                        “[**]” has the meaning set forth in Section [**].

1.86.                        “[**] Process” has the meaning set forth in Section [**].

1.87.                      “Participating Isis Partner” means any Third Party that has a then-current contractual relationship with Isis pursuant to which (i) such Third Party is required to disclose to Isis on at least an annual basis any Manufacturing Improvements invented or developed by such Third Party, and (ii) Isis has the right to license such Third Party’s Manufacturing Improvements to Genzyme under this Agreement and in accordance Section 9.3.2 (Terms of Sharing Arrangement), and (iii)  such Third Party is either (A) [**] or [**], (B) manufacturing at least 50% of its requirements for the active pharmaceutical ingredient for an ASO Product under license from Isis on its own behalf or through Isis (i.e., it is not using a Third Party manufacturer to manufacture such portion of such active ingredient) or (C) maintaining an ongoing and substantial internal process development program related to the manufacture of ASO Products.

1.88.                      “Party and Parties” has the meaning set forth in the preamble.

1.89.                      “Patent(s)” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

1.90.                      “Permitted Licenses” means licenses granted by Isis after the Effective Date to any Third Party under the Isis Core Technology Patents or the Isis Manufacturing and Analytical IP (but not under the Licensed Product Patents or for use of the [**]) to (a) use oligonucleotides (or supply oligonucleotides to end users) in quantities not to exceed [**] per oligonucleotide per end user solely to conduct Pre-Clinical Research, or (b) enable such Third Party to [**], where such Third Party is primarily engaged in providing contract manufacturing or services and is not engaged in drug discovery, development or commercialization. Notwithstanding the foregoing, Permitted Licenses do not include any licenses that allow (i) a Third Party to make, use or sell an oligonucleotide having the same [**] as a Product or Isis’ preferred [**]; (ii) a Third Party to manufacture any nucleic acid that (A) is designed to [**] apoB or (B) acts predominantly by [**] apoB, in each case ((A) or (B)), that will be incorporated into a therapeutic product for use in human clinical trials or for commercial sale; or (iii) Isis to directly supply to any Third Party any nucleic acid that any nucleic acid that (i) is designed to [**] apoB or (ii) acts predominantly by [**] apoB.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.91.       “Pivotal Trial” means a clinical study (whether or not denominated as a “Phase III” clinical study under applicable regulations) in human patients that is of size and design agreed to by a Regulatory Authority to be appropriate to establish that the Product is safe and effective for its intended use, to define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed, and to support Regulatory Approval of such Product.

1.92.       “Pre-Clinical Research” means pre-clinical research including gene function, gene expression and target validation research using cells and animals, which may include small pilot toxicology studies but excludes pharmacokinetic and toxicology studies required to meet the regulations for filing an IND, clinical development and commercialization.

1.93.       “Primary Safety Contact Person” has the meaning set forth in Section 6.5 (Safety Reporting).

1.94.       “Prior Agreement” has the meaning set forth in the recitals.

1.95.       “Prior Agreement Execution Date” means January 7, 2008.

1.96.       “Product” means all pharmaceutical compositions, formulations, dosage forms, delivery systems and presentations that contain Mipomersen or any Follow-On Compound as an active ingredient.

1.97.       “Product Know-How” means Know-How Controlled by Isis on the Prior Agreement Execution Date or during the Term, including Isis Program Know-How and Joint Know-How, relating to or otherwise necessary for the development and commercialization of Product.  Product Know-How does not include the Isis Manufacturing and Analytical Know How.

1.98.       “Product License” means the license granted to Genzyme in Section 2.1 (Product License).

1.99.       “Product-Specific Patents” means Patents Controlled by Isis or any of its Affiliates as of the Prior Agreement Execution Date and during the Term, including any Isis Program Patents and Joint Patents, claiming (a) [**] apoB, (b) the [**] of apoB, (c) the specific composition of matter of a Product, or (d) methods of using Product as a therapeutic, methods of using Product to modulate apoB, or methods of using the Product to inhibit expression of apoB, including the Patents identified on Schedule 1.99, other than Licensed Product Patents.

1.100.     “Product Trademarks” means the trademark(s), service mark(s), accompanying logos, trade dress and/or indicia of origin used in connection with the distribution, marketing, promotion and commercialization of the Product in the Territory.  For purposes of clarity, the term Product Trademark(s) will not include the corporate names and logos of either Party and will include any internet domain names incorporating such Product Trademarks.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.101.     “Program Costs” during the relevant period means all actual costs and expenses (including accruals chargeable against profits under GAAP) incurred (a) by either Party in the conduct of the Development Program (including all Development Expenses) (or the Research Program to the extent permitted under Section 7.2) and (b) by Genzyme, its Affiliates or Sublicensees pursuant to the manufacturing, sale, promotion and marketing of the Product in the Territory.

Program Costs will be determined and accounted for in accordance with Section 8.7.1 (Accounting).  Each component of Program Costs will be allocated according to the allocation method mutually agreed to by the Parties under Section 8.7.2 (Allocation Methods).  Program Costs will include:

(a)           direct, out-of-pocket external costs and expenses, including clinical grants, clinical laboratory fees, positive controls and the cost of pre-clinical and clinical studies conducted and services provided by contract research organizations;

(b)           Fully Absorbed Cost of Goods associated with the manufacture of preclinical, clinical and commercial grade materials;

(c)           depreciation and/or amortization relating to (i) capital investments, (ii) process improvements or, (iii) any other capital expenditure for the construction or renovation of any manufacturing facility for the production of the Product;

(d)           costs and expenses related to the conduct of clinical studies, including costs and expenses associated with data management, statistical designs and studies, document preparation and other expenses associated with the clinical testing program for the Product;

(e)           costs and expenses associated with pharmacovigilence and risk management activities associated with the Product;

(f)            costs and expenses of samples (without any mark-up) of Product provided by Genzyme to Isis;

(g)           costs and expenses of preparing, submitting, reviewing or developing data or information for the purpose of submission of applications to obtain Approvals for the Product or maintenance of such Approvals (including user fees, establishment fees, product fees, or similar international maintenance fees);

(h)           all royalties, milestones and license fees payable to Third Parties, including (i) those owed by Isis to [**] and [**] under the existing Third Party Agreements set forth on Schedule 10.2.2, and (ii) Genzyme’s allocable portion of amounts due under any Additional Third Party Agreement in accordance with to Section 2.3 (Additional Rights after Prior Agreement Execution Date); provided, however that royalties, milestones and license fees payable under any Additional Third Party Agreement entered into in violation of Section 2.3 (Additional Rights After Prior Agreement Execution) will not be included in Program Costs;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(i)            Sales and Marketing Expenses;

(j)            costs and expenses associated with shipping, storage and distribution of the Product in the Territory, including (i) invoice, freight, postage, shipping, insurance, handling and other transportation charges to fulfill orders and not otherwise accounted for as Net Sales Adjustments, (ii) customer services, including collection of data about sales to hospitals, prescribers and end users, order entry, billing and adjustments, inquiry, credit and collection, (iii) cost of labor utilized for the distribution of the Product, (iv) duties and other monies paid to Third Parties pursuant thereto and (v) amounts paid to Third Parties with respect to storage or distribution of the Product;

(k)           G&A Costs to the extent they are attributable to a Product;

(l)            bad debt expense as calculated in accordance with GAAP;

(m)          costs and expenses associated with any write-offs relating to (i) inventory, (ii) manufacturing costs and expenses, if applicable, (iii) product failures or (iv) associated regulatory compliance costs and expenses (each such write-off will be deemed Program Costs in the period in which they are incurred);

(n)           damages (including out-of-court settlements) and out-of-pocket legal expenses (collectively “Damages”) reasonably incurred by a Party or its Affiliates with respect to a Third Party claim or action arising out of the research, development, manufacture, use, distribution, marketing or sale of the Product within the scope of this Agreement (including Third Party Infringement Claims); provided, however, that such Damages (i) do not arise out of a claim or action that is subject to any indemnification obligation of Genzyme under Section 10.3.1 (Indemnification by Genzyme) or Isis under Section 10.3.2 (Indemnification by Isis), and (ii) are not incurred by either Party for activities conducted after the Term or conducted outside the scope of this Agreement;

(o)           costs and expenses incurred in challenging Patents owned by Third Parties in accordance with Section 9.6.2 (Defense of Infringement Claim; Declaratory Judgment Actions) or 9.6.3 (Other Challenges);

(p)           costs and expenses incurred enforcing intellectual property rights against Third Parties to the extent provided in Section 9.5.4 (Procedures and Expenses);

(q)           costs and expenses relating to the filing, prosecution, maintenance and enforcement of Joint Patents and as provided in Section 9.4.2 (Election Not to Continue Prosecution; Abandonment), in each case in the Territory; and

(r)            costs and expenses of insurance (including any product liability insurance or accrual for self-insurance).

For clarity, the following costs will not be considered Program Costs:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(a)           the license fee or milestone payments payable by Genzyme to Isis pursuant to Section 8.1 or Section 8.2, respectively;

(b)           Isis’ costs and expenses of prosecuting and maintaining the Isis Core Technology Patents and Isis Manufacturing and Analytical Patents (other than as provided in Section 9.6.3 (Other Challenges));

(c)           Genzyme’s costs and expenses of prosecuting and maintaining the Product-Specific Patents and the Licensed Product Patents (other than as provided in Section 9.6.3 (Other Challenges));

(d)           the costs and expenses of the mutually agreed upon Research Programs as described in Article 7 (Research Related to the Product);

(e)           costs and expenses associated with stock-based compensation expenses or other pro forma adjustments to either Party’s financials determined in accordance with U.S. GAAP;

(f)            any costs and expenses of corporate overhead expenses, other than G&A Costs;

(g)           unless otherwise deemed necessary for activities under this Agreement and mutually agreed by the Parties:

(A)          amortization and depreciation expenses (unless consistent with Section 1.32 (Fixed Costs) hereof), deductions, credits, expenses including taxes and extraordinary or nonrecurring losses customarily deducted by a Party in calculating and reporting consolidated net income, manufacturing facility capital costs, capital expenditures, including purchases of facilities, property or equipment; and

(B)           property taxes and any other taxes not related to the research, development, manufacture, commercialization or distribution of a Product in the Territory.

In addition, in no event will any amounts deducted from gross sales (Net Sales Adjustments) for the purpose of calculating Net Sales also be counted toward the amount of Program Costs.

Each of the following will be accounted for as a credit against Program Costs:

(a)           to the extent provided in Section 9.5.5 (Recoveries), amounts recovered from an infringer of the Licensed IP;

(b)           amounts received as insurance payments for damages, losses, costs or expenses previously included in the calculation of Program Costs; and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(c)           tax refunds received to the extent they relate to tax payments previously deducted from Net Sales as a Net Sales Adjustment or Program Costs.

1.102.     “Program IP” means Genzyme Program IP, Isis Program IP and Joint Program IP, collectively.

1.103.     “Regulatory Authority” means any governmental authority, including the FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto), that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Product in any country.

1.104.     “Regulatory Materials” means any regulatory submissions, notifications, registrations, approvals and/or other filings and correspondence made to or with a Regulatory Authority in any country or jurisdiction in the Territory, and any other records required by Applicable Law to be maintained that may be necessary or useful to develop, manufacture, market, sell or otherwise commercialize Product in the Territory.

1.105.     “Reporting Period” has the meaning set forth in Section 8.6.1 (Reports).

1.106.     “Research Programs” has the meaning set forth in Section 7.1 (Research Programs).

1.107.     “Responsible Party” has the meaning set forth in either Section 9.4.1(b)(i) or 9.4.1(d) as the context requires.

1.108.     “Reversion” has the meaning set forth in Section 11.3.5(a)(iii) (Isis Reversion Rights).

1.109.     “Sales & Marketing Expenses” means sales and marketing costs and expenses (including labor costs) incurred in connection with the sale, promotion and marketing of the Product in the Territory including (i) costs and expenses related to performing market research, post-marketing studies, advertising, producing promotional literature, sponsoring seminars and symposia, sales training meetings and seminars, originating sales, providing reimbursement, and other similar sales, marketing, and patient support services and (ii) all costs and expenses incurred for the sales force and sales force management by Genzyme, including costs and expenses related to salaries, commissions, current period reasonable and customary employee benefits and payroll taxes, sales incentive payments, sales training expenses, and travel expenses, all in accordance with GAAP.

1.110.     “Sharing Agreement” means an agreement between Isis and a Participating Isis Partner pursuant to which (i) the Participating Isis Partner is required to disclose to Isis on at least an annual basis any Manufacturing Improvements invented or developed by such Third Party, and (ii) Isis has the right to license such Participating Partner’s Manufacturing Improvements to Genzyme under this Agreement and in accordance Section 9.3.2 (Terms of Sharing Arrangement).

1.111.     “Sharing Period” has the meaning given to it in Section 9.3.2(a) (Terms of Sharing Arrangement).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.112.     “[**] Patent” means Patent No. PCT/US[**].

1.113.     “Special Isis Core Technology Patents” means (a) the Isis Core Technology Patents identified on Schedule 1.113 and all divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing and all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of the foregoing, and (b) any other Isis Core Technology Patent that is similar to the Patents identified on Schedule 1.113 that Isis or its Affiliates come to Control after the Execution Date during the Term that Genzyme reasonably requests in writing be designated as a Special Isis Core Technology Patent.

1.114.     “Sublicensee” means a Third Party who receives a sublicense of the Product License in accordance with Section 2.2 (Limited Right to Sublicense).

1.115.     “Supply Agreement” means the Supply Agreement entered into between Genzyme and Isis pursuant to Section 5.3 (Clinical and Launch Supplies).

1.116.     “Territory” means worldwide.

1.117.     “Term” has the meaning set forth in Section 11.1 (Term).

1.118.     “Third Party” means a person or entity other than the Parties, their respective Affiliates and their employees.

1.119.     “Third Party Agreement” means any agreement with a Third Party now existing or entered into during the Term pursuant to which Isis obtains rights applicable to the development or commercialization of a Product.

1.120.     “Third Party Claim” has the meaning set forth in Section 10.3.3 (Indemnification Procedure).

1.121.     “Third Party Services Agreement” has the meaning set forth in Section 6.2.2 (Third Party Services Agreements).

1.122.     “Variable Costs” means the cost of labor (which includes salaries and wages plus a factor for reasonable and customary employee benefits and payroll taxes for the applicable employees), raw materials, scrap, obsolescence, supplies, services, fees and other resources directly consumed or used in the conduct of the applicable activity in accordance with the Development Plan, or Genzyme’s manufacturing or commercialization plan, as the case may be.  All such cost determinations will be made in accordance with GAAP.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Article 2.
LICENSES

2.1.          Product License.  Isis hereby grants to Genzyme an exclusive license, with the limited right to sublicense as set forth in Section 2.2 (Limited Right to Sublicense), under the Licensed IP to research, develop, make, have made, use, sell, offer for sale, have sold, import and export Products in the Territory for therapeutic purposes.  Notwithstanding the foregoing, (a) the exclusive license to the Isis Core Technology Patents will be subject to the licenses granted by Isis to Third Parties identified on Schedule 2.1 and Isis’ right to grant Permitted Licenses and (b) with respect to any Follow-On Compound, the provisions of Section 2.4 (Follow-On Compound) will govern the extent to which In-Licensed Third Party IP is included within Licensed IP.

2.2.          Limited Right to Sublicense.

2.2.1.       The Product License is sublicensable only in connection with a sublicense of a Product to any Affiliate of Genzyme or to any Third Party, in each case for the continued research, development or commercialization of such Product in accordance with the terms of the Product License.

2.2.2.       Notwithstanding the foregoing, the licenses granted to Genzyme under the Isis Manufacturing and Analytical IP are sublicensable to a Third Party [**] only in accordance with Section 6.3.1 (Manufacture).

2.3.          Additional Rights after Prior Agreement Execution Date.  After the Prior Agreement Execution Date, Isis may wish to in-license or acquire rights to Know-How or Patents Controlled by Third Parties (such a Third Party in-license or acquisition agreement being an “Additional Third Party Agreement”) which, if so licensed or acquired, may be included in the Licensed IP licensed to Genzyme under Section 2.1.  In such event (and to the extent permitted by Isis’ confidentiality agreement with the applicable Third Party), Isis will notify Genzyme regarding the nature of the technology and status of negotiations related to the Additional Third Party Agreement through the JDC.  Once Isis has executed such Additional Third Party Agreement, Isis will offer such Third Party Patents or Know-How to Genzyme (which offer will include a description of the payments paid or potentially payable by Isis thereunder).  At such time, if Genzyme wishes to include such Third Party Patents or Know-How under the license granted under Section 2.1, Genzyme will notify Isis of its desire to do so and the Parties will fairly and in good faith allocate upfront payments or ongoing payment obligations between Products and compounds that are not Products, if any, and other Isis licensees, if appropriate.  As part of this allocation process, Isis will share with Genzyme, in reasonable detail, the assumptions and methodology Isis used to create the proposed allocation.  If Genzyme does not agree to reimburse Isis for the amount of any upfront or similar acquisition payments fairly allocated to Product, and to be responsible for the payment of its share of any upfront, milestone, and royalty payments, then the Know-How or Patents acquired or in licensed by Isis under the Additional Third Party Agreement will not be considered Licensed IP licensed to Genzyme under the Product License.  When Genzyme pays its share of any upfront, milestone, and royalty payments assumed by Genzyme under this Section 2.3, such payments will be considered Program Costs for the applicable Product.  Except for Patents acquired by Isis as part of an acquisition of a Third Party’s business,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

before Isis in-licenses or acquire rights to any Patent Controlled by Third Parties which, if acquired, would be a Product-Specific Patent, Isis will first notify Genzyme in writing and allow Genzyme to license or acquire such Patent on the terms offered Isis.  If Genzyme informs Isis that Genzyme is not interested in licensing or acquiring such Patent or does not license or acquire such Patent within 180 days of Isis’ notice to Genzyme, then Isis will be free to in-license or acquire such Patent.

2.4.          Follow-On Compound.  The Parties contemplate that after the Effective Date Genzyme, either on its own or in collaboration with Isis, may wish to research, develop, and commercialize Follow-On Compounds.  The scope of the In-Licensed Third Party IP included in Licensed IP under the Product License with respect to such Follow-On Compounds will be determined in accordance with the procedures set forth in this Section 2.4.  At the time Genzyme intends to designate a Follow-On Compound as a development candidate, Genzyme will notify Isis in writing of such intention and will describe in reasonable detail the applicable Follow-On Compound.  Subject to Section 2.3 (Additional Rights after Prior Agreement Execution Date), if a Follow-On Compound utilizes any In-Licensed Third Party IP (an “Encumbered Follow-On Compound”), such In-Licensed Third Party IP will be included in Licensed IP only to the extent set forth below:

2.4.1.       If the applicable Third Party Agreement contains a contractual obligation that would preclude Isis from including such In-Licensed Third Party IP in Licensed IP with respect to such Encumbered Follow-On Compound, then the In-Licensed Third Party IP that is the subject of such Third Party Agreement will not be included in Licensed IP.

2.4.2.       If the applicable Third Party Agreement contains any potential encumbrances known by Isis and related to the potential Follow-On Compound, including field or territory restrictions, covenants, or milestones, royalty, sublicense revenue, or other payments (“Follow-On Compound Encumbrances”), Isis will fully disclose to Genzyme such Follow-On Compound Encumbrances and, if Genzyme agrees in writing to assume the Follow-On Compound Encumbrances (with any payments being included in Program Costs for such Encumbered Follow-On Compound), then the In-Licensed Third Party IP that is the subject of such Third Party Agreement will be included in Licensed IP.

2.4.3.       If the applicable Third Party Agreement does not contain the obligations or encumbrances described in Sections 2.4.1 and 2.4.2 above, the In-Licensed Third Party IP that is the subject of such Third Party Agreement will automatically be included in Licensed IP.

2.4.4.       If the applicable Third Party Agreement is or was also applicable to Mipomersen, then the In-Licensed Third Party IP that is the subject of such Third Party Agreement will automatically be included in the Licensed IP to the extent that (a) the terms of such Third Party Agreement do not preclude Isis from including it and (b) Genzyme agrees in writing to assume any applicable Follow-On

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Compound Encumbrances associated with such Third Party Agreement.

2.4.5.       Each time the Parties complete the process set forth above, Isis will update the schedules relating to Licensed Patents and Third Party Agreements, and Schedule 2.1 as appropriate.

2.5.          Retained Rights.  Subject to the terms and conditions of this Agreement, Isis retains the non-exclusive, non-transferable, non-licensable right under the Licensed IP only to the extent necessary for Isis to perform its obligations under this Agreement and the Supply Agreement.

2.6.          Isis’ Right of First Negotiation.  With respect to any Genzyme Program IP that would be relevant to antisense therapies as a whole, including but not limited to, manufacturing, formulation and delivery technologies or oligonucleotide chemical modifications or the design of antisense therapeutics generally, then Genzyme hereby grants to Isis a right of first negotiation with respect to any exclusive license that Genzyme may elect to grant under such Genzyme Program IP (each, an “Antisense License”) on the following terms and conditions:

2.6.1.       General.  Genzyme will not grant an Antisense License to any Third Party (or enter into discussions with, or solicit interest from, any Third Party regarding an Antisense License) unless and until:

(a)           Genzyme gives written notice (the “Antisense License Notice”) to Isis of Genzyme’s interest in granting an Antisense License, which notice will identify in reasonable detail the proposed scope and terms and conditions of the license Genzyme proposes to grant; and

(b)           (i) Isis notifies Genzyme that it declines the opportunity to negotiate with Genzyme regarding such a license, (ii) Isis does not indicate to Genzyme a desire to proceed with negotiations within forty-five (45) days after receipt of the Antisense License Notice, or (iii) Genzyme is otherwise permitted to enter into an Antisense License with a Third Party pursuant to Section 2.6.3 (Look Back).

2.6.2.       Negotiation Period.  If Isis notifies Genzyme, within forty-five (45) days after receipt of the Antisense License Notice, that it desires the opportunity to negotiate with Genzyme regarding such an Antisense License, the Parties will negotiate exclusively with each other for ninety (90) days (or such longer period as mutually agreed by the Parties) (the “Exclusive Negotiation Period”) and will use commercially reasonable efforts to reach agreement regarding a mutually satisfactory Antisense License on commercially reasonable terms.  During the Exclusive Negotiation Period, Genzyme will not enter into negotiations regarding an Antisense License with any Third Party.

2.6.3.       Look Back.  In the event that the Exclusive Negotiation Period expires before Genzyme and Isis have entered into an Antisense License, Genzyme will have no further obligation to negotiate with Isis with respect to any Antisense License in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

any country in the Territory, and Genzyme will be free to grant one or more Antisense Licenses to one or more Third Parties in any country or countries in the Territory at Genzyme’s sole discretion; provided, however, that for a period equal to the longer of (i) the Term plus one (1) year or (ii) three (3) years following the expiration of the Exclusive Negotiation Period, Genzyme will not offer any Third Party an Antisense License containing a license scope and financial terms that are more favorable to the Third Party than the license scope and financial terms that Genzyme last offered to Isis during the Negotiation Period unless Genzyme first offers an Antisense License with such more favorable scope and terms to Isis in writing and Isis fails to accept such offer within fourteen (14) days after receiving it.

2.6.4.       Non-Exclusive License.  If Genzyme grants any Third Party a non-exclusive license under any Genzyme Program IP that would be relevant to antisense therapies as a whole, including but not limited to, manufacturing, formulation and delivery technologies or oligonucleotide chemical modifications or the design of antisense therapeutics generally, then Genzyme will promptly notify Isis of such license and will offer Isis a non-exclusive license under such licensed Genzyme Program IP with substantially similar scope and financial terms.

2.7.          Third Party Agreements.

2.7.1.       Exercise of Rights.  Isis will exercise its rights under the Third Party Agreements in a manner that is as consistent as possible with the terms of this Agreement and in consultation with and as reasonably requested by Genzyme.  Isis covenants that it will not, without Genzyme’s prior written consent, agree, consent or acquiesce to any amendment, supplement or other modification to any Third Party Agreement or take any action under such Third Party Agreement or with respect to the intellectual property licensed thereunder that would adversely affect the rights granted to Genzyme under this Agreement, including under the Product License.  Isis will immediately notify Genzyme of (a) any event that adversely affects the rights granted to Isis under a Third Party Agreement that are, in turn, sublicensed to Genzyme pursuant to this Agreement or (b) receipt by Isis of any notice of breach or termination of any Third Party Agreement.  Isis will take all reasonable actions necessary, or permit Genzyme to take such actions, to maintain and enforce its rights under the Third Party Agreements in a manner that is consistent with the terms of this Agreement.

2.7.2.       Sublicense Survival.  Isis covenants that it will use good faith and Commercially Reasonable Efforts to enter into any necessary amendments or side agreements to its Third Party Agreements to ensure that (a) sublicenses under each Third Party Agreement will survive termination of such Third Party Agreement or (b) Genzyme will receive a direct license from the counterparty to each Third Party Agreement upon termination of such Third Party Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

2.8.          No Implied License.  Except as expressly provided in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property of such Party.  Without limiting the generality for the foregoing, a license to use Know-How will not be interpreted as an implied license under any Patent Rights other than as expressly provided in this Agreement.

Article 3.
EXCLUSIVITY

3.1.          Non-Compete.  During the Term, Isis and its Affiliates will not, directly or indirectly, and will not collaborate with, license or otherwise authorize any Third Party to, research, develop or commercialize any nucleic acid that (i) [**] apoB or (ii) [**] apoB, except pursuant to (a) the agreements identified on Schedule 2.1, as they existed on the Prior Agreement Execution Date, (b) Permitted Licenses, or (c) this Agreement.

3.2.          [**] Technology.  Without first obtaining Genzyme’s written consent, which will not be unreasonably withheld, Isis will not license to a Third Party any technology that (a) is specifically useful in researching, developing or commercializing therapeutics whose primary purpose at the time of the license or primary therapeutic benefit at the time of commercialization is [**], (b) is not broadly applicable to other [**] and (c) was invented by Isis while performing activities pursuant to the Development Plan or pursuant to the Research Programs under Article 7 (Research).

Article 4.
JOINT COMMITTEES

4.1.          Joint Development Committee.

4.1.1.       Establishment of JDC.  The Parties will establish a Joint Development Committee (the “JDC”), which will consist of a total of eight (8) members, with four (4) members from each Party, to oversee the Development Program.  Members of the JDC may be represented at any meeting by a designee appointed by such member for such meeting.  Each Party will be free to change its members on prior written notice to the other Party.  The JDC will remain in place for four (4) years following the Effective Date; provided, however that if the commercial launch of the Product for a non-FH indication has not occurred by the end of such 4-year period, the Parties will mutually agree upon an appropriate extension of the JDC.

4.1.2.       Responsibilities of the JDC.  In addition to any responsibilities expressly described elsewhere in this Agreement, the JDC will:

(a)           On a Calendar Quarter basis, review and evaluate progress under the Development Plan and expenditures relative to the Development Budget;

(b)           Develop updates or amendments to the Development Plan and the Development Budget;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(c)           Perform any other activities related to the Development Plan as jointly requested by both Parties from time to time;

(d)           Review and approve a scientific and medical publication plan and medical affairs plan for the Product;

(e)           Appoint one or more working group(s) to oversee particular activities to be performed under the Development Plan or create the scientific and medical publication plan and medical affairs plan for the Product, which working group(s) will dissolve no later than the date of the dissolution of the JDC.

For the avoidance of doubt, the JDC will have no authority to amend this Agreement.

4.1.3.       Meetings; Minutes.  During the course of implementing the Development Plan, the JDC will meet at least once each Calendar Quarter, and more frequently as the Parties mutually agree is appropriate, on such dates, in such places and at such times as the Parties will agree.  The JDC will be chaired by Genzyme as of the Effective Date.  The role of the chairperson will be to convene and preside at meetings of the JDC, but the chairperson will not be entitled to prevent items from being discussed or to cast any tie-breaking vote.  Reasonably detailed written minutes will be kept of all JDC meetings and will reflect without limitation material decisions made at such meetings.  The chairperson of the JDC will have responsibility for keeping minutes.  Draft meeting minutes will be sent to each member of the JDC for review and approval within ten (10) business days after a meeting.  Minutes will be deemed approved unless a member of the JDC objects to the accuracy or completeness of such minutes within thirty (30) calendar days of receipt.

4.1.4.       Decision-Making and Dispute Resolution.  The JDC will act by unanimous consent.  The representatives of each Party will have collectively one vote on behalf of such Party; provided, however, that no such vote taken at a meeting will be valid unless at least one representative of each Party is present and participating in the vote.  In the case of any matter which cannot be resolved unanimously by the JDC, at the written request of either Party, the dispute will be referred to senior management of the Parties in accordance with Section 13.1 (Escalation to Senior Management).

4.2.          Joint Patent Committee.

4.2.1.       Establishment of JPC. The Parties will establish a Joint Patent Committee (the “JPC”) to discuss the continued prosecution of the Licensed Patents and Product-Specific Patents, (including Joint Patents).  The JPC will be comprised of at least one (1) senior patent attorney from each Party.  Each Party will be free to change its members at its sole discretion.  The JPC will exist for so long as the JDC exists.  Thereafter, the Parties will meet from time to time as necessary, or as may

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

be mutually agreed by the Parties, to discuss patent related issues.

4.2.2.       Responsibilities of the JPC.  At least once per Calendar Quarter, the JPC will meet (in person or by phone) to discuss prosecution strategy for the Licensed Patents and Product-Specific Patents (including Joint Patents) with the goal of maintaining the broadest coverage for the Product in accordance with Section 9.3 (Filing, Prosecution and Maintenance of Patents).  Subject to Section 9.5 (Enforcement of Patents and Know-How) and Section 9.6 (Claimed Infringement by Third Parties), the JPC will also discuss any (a) potential Third Party infringement of the Licensed Patents and Product-Specific Patents (including Joint Patents) that might affect the Product and (b) Third Party intellectual property right that the Parties may want to license or challenge.

4.2.3.       Decision-Making and Dispute Resolution.  Subject to Section 9.3 (Filing, Prosecution and Maintenance of Patents), in the event a dispute relates to the prosecution or maintenance of a Patent, Genzyme will have the ultimate sole decision-making authority with respect to the Product-Specific Patents and Licensed Product Patents and Isis will have the ultimate sole decision-making authority with respect to the Isis Core Technology Patents and the Isis Manufacturing and Analytical Patents.  Any other dispute at the JPC will be referred to the JDC for resolution.

4.3.          Expenses.  Each Party will be responsible for all of its own travel and related costs and expenses for its members (or designees) of the JDC and JPC and such expenses will not be treated as Program Costs.

Article 5.
DEVELOPMENT

5.1.          Development Plan and Development Budget.  The initial Development Plan and Development Budget through the end of 2009 that have been agreed to by the Parties as of the Execution Date are attached to this Agreement as Exhibit A and Exhibit B, respectively.  The Parties acknowledge and agree that the Development Plan and Development Budget as of the Execution Date will need to be updated and augmented by the JDC on a quarterly basis and also from time to time in the discretion of the JDC.  The purpose of the Development Plan is to (a) set forth a strategy and plan for development, manufacturing and Approval for the Product, (b) detail the responsibilities and activities of Isis and Genzyme with respect to the development of the Product and (c) specify the expected timing of such activities, including the estimated dates of the initiation and completion of such activities.  The Development Budget contains the estimated costs associated with the tasks outlined in the Development Plan.  The JDC (or directly by the written mutual agreement of the authorized representatives of the Parties) may amend the Development Plan and Development Budget at any time, but, in any event, the JDC will review and update the Development Plan and Development Budget by agreeing to a Development Budget for each calendar year during the Term not later than November 15th of the prior calendar year and prior to the commencement of each successive

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

calendar quarter during such calendar year.  Any update or amendment to the Development Plan or Development Budget must be in writing.  After the JDC has disbanded, if requested by either Party, Genzyme and Isis will meet as necessary at least annually on a mutually agreed schedule to review and evaluate progress under the Development Plan and expenditures relative to the Development Budget and to develop updates or amendments to the Development Plan and Development Budget, with decisions made by the Parties consistent with the principles contemplated for JDC decision making in Section 4.1.4 (Decision Making and Dispute Resolution).

5.2.          Roles and Responsibilities.

5.2.1.       Clinical Trials.  The Development Budget includes the preclinical work and clinical trials to be conducted in and initiated in calendar year 2008 and classifies each item of preclinical work and clinical trials as “Isis Funded” or “Non Isis Funded.”  The JDC will assign specific responsibilities with respect to the conduct of such work and trials and will develop a written plan for transitioning responsibility between the Parties; provided, however, that such transition plan will not delegate the JDC’s decision making authority to a Party.  Except as otherwise determined by the JDC, Genzyme will conduct all clinical trials and all preclinical work for Mipomersen initiated in calendar year 2009 and thereafter.  If pursuant to Section 4.1.4 (Decision-Making and Dispute Resolution) the JDC amends the Development Plan so as to increase the size or scope of a clinical study designated as “Isis Funded” (such as by increasing the number of patients or increasing the dosing period of a clinical study) and as a result of such increase the actual expenses associated with such study exceed [**]% of the amount budgeted for such study in the Development Budget as of the Execution Date, then the incremental cost and expenses for such study in excess of [**]% of such Development Budget amount will be considered “Non Isis Funded” (i.e. not “Isis Funded”) for purposes of Section 8.3 (Financial Provisions Related to Development Activities).

5.2.2.       Performance of the Development Program.  Each Party will use Commercially Reasonable Efforts to conduct all activities and responsibilities assigned to it under the Development Plan and in accordance with the Development Budget and to cooperate with and provide reasonable support to the other Party in such other Party’s conduct of activities under the Development Plan.  Each Party will undertake its respective development activities, including its obligation to conduct clinical trials, in accordance with all Applicable Laws.

5.2.3.       Responsibility.  Except for those certain clinical trial responsibilities allocated to Isis as set forth in the Development Plan or other written document approved by the JDC, Genzyme will be responsible for all other aspects of the development of the Product.

5.3.          Clinical and Launch Supplies.  Isis will be responsible for manufacturing and supplying API for the Phase II clinical trials, the Pivotal Trial(s) and the initial commercial launch

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

of the Product, pursuant to a Supply Agreement the form of which is set forth on Exhibit C and a Quality Agreement the form of which is set forth on Exhibit D.  In accordance with Section 8(a) and (b) of the Supply Agreement, the transfer price for the Product under the Supply Agreement will be Isis’ Fully Absorbed Cost of Goods, and all amounts paid by Genzyme to Isis under the Supply Agreement will be Program Costs under this Agreement.  The quantity of API that Isis will be required to supply for commercial launch will be mutually agreed by the Parties and set forth in the Supply Agreement.  If Isis cannot manufacture as set forth above, upon written request by Genzyme, Isis will transfer to Genzyme all documentation and information, and permit Genzyme to reference and use any regulatory filings, and otherwise fully cooperate with Genzyme to enable Genzyme to make or have made the API for use by Genzyme in accordance with the Agreement.  Genzyme will be responsible for all finished drug product and placebo needed for clinical trials of Product and finished drug product for commercial sale.

5.4.          Know-How Transfer.

5.4.1.       Transfer to Genzyme.  During the existence of the JDC (or after the dissolution of the JDC at Genzyme’s request), Isis will transfer to Genzyme and its representatives all material Product Know-How and Isis Manufacturing and Analytical Know-How within the possession or Control of Isis or any of its Affiliates, including all Regulatory Materials related to the Product; provided, however, that Isis will be required to deliver Isis Manufacturing and Analytical Know-How only to Genzyme or a Third Party manufacturer approved by Isis in accordance with Section 6.3 (Commercial Manufacture).  Without limiting the generality of the foregoing:

(a)           Before or promptly following the Execution Date, Isis will transfer any preclinical pharmacology and safety data, clinical data that then exists and any other information related to the Product that Genzyme may reasonably request.  Thereafter during the Term, Isis will provide copies of all data from Isis’ clinical or preclinical activities undertaken pursuant to the Development Plan.

(b)           Isis will promptly disclose in reasonable detail and in a reasonable manner specified by Genzyme the Product Know-How and Isis Manufacturing and Analytical Know-How learned, discovered, developed, acquired or otherwise coming within the Control of Isis during the Term.

(c)           At Genzyme’s request from time to time during the Term, Isis will deliver to Genzyme copies (for documents and information) and samples (for materials) of any documents, files, diagrams, plans, specifications, designs, recipes, schematics, reports, models, prototypes, chemical or biologic materials, assays, reagents, or other tangible documentation or material in Isis’ possession recording or embodying the Product Know-How and Isis Manufacturing and Analytical Know-How in Isis’ or its Affiliate’s possession.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(d)           At Genzyme’s request from time to time during the Term, and on a commercially reasonable schedule and at a commercially reasonable venue to be agreed on by the Parties, technically qualified personnel from each Party (and, if applicable, any Third Party manufacturer approved by Isis in accordance with Section 6.3 (Commercial Manufacture)) will meet and/or participate in telephone conference calls as reasonably necessary to exchange knowledge necessary to fully transfer all such Know-How.

(e)           Section 2.2 (Limited Right to Sublicensee) and Article 12 (Confidentiality and Public Disclosures) will apply to any transfer of such Know How by Genzyme to a Third Party.

5.4.2.       Transfer from Genzyme to Isis.  Upon Isis’ reasonable request, Genzyme will provide to Isis copies of any and all data from Genzyme’s clinical or preclinical studies with the Product.

5.5.          Subcontracting.  Each Party may contract with one or more Third Party contractors to perform any or all of its obligations under the Development Plan; provided, however, that (a) except as otherwise agreed to by the JDC, each Third Party contractor will be approved by the JDC for the proposed work, such approval not to be unreasonably withheld, delayed or conditioned; and (b) the contracting Party provides the other Party with a true and accurate copy of each agreement pursuant to which such Third Party contractor is engaged promptly after execution thereof.

Article 6.
COMMERCIALIZATION AND REGULATORY MATTERS

6.1.          Commercialization Responsibilities.  Genzyme will have the exclusive right to commercialize any Product itself or through one or more Affiliates or Third Parties selected by Genzyme in the Territory and will have sole discretion, authority and responsibility in all matters relating to the commercialization of any Product in the Territory; provided, however, that Genzyme must use Commercially Reasonable Efforts to commercialize at least one Product in each of the Major Market Countries upon obtaining Approval in such country.

6.2.          Regulatory Matters and Filings.

6.2.1.       Regulatory Responsibility.  Genzyme will be responsible for all regulatory matters relating to the Product in the Territory.  Isis will transfer to Genzyme (or to a Genzyme Affiliate designated by Genzyme) the IND(s), orphan drug designation(s) and other existing Regulatory Materials for Mipomersen within thirty (30) days of the Execution Date.  Between the Execution Date and the transfer to Genzyme of the IND related to the Product, Isis will not file or send any Regulatory Material related to the Product with or to any Regulatory Authority without Genzyme’s prior written consent, which consent will not unreasonably withheld or delayed.  Genzyme will prepare and file, in its own name, all NDAs, MAAs and other Regulatory Materials for the Product in the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Territory.  Genzyme will have sole authority with respect to (a) obtaining Approvals for the Product and subsequently maintaining such Approvals, (b) communicating with Regulatory Authorities about the Product and (c) preparing and submitting supplements, communications, annual reports, adverse event reports, manufacturing changes, supplier designations and other related regulatory filings and Regulatory Materials.  Isis will provide Genzyme with reasonable access to and copies of any documents or other materials Controlled by Isis that are useful for such regulatory filings and correspondence and maintenance of Approvals for the Product in the Territory and will otherwise cooperate with Genzyme’s efforts to obtain and maintain Approval for the Product.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

6.2.2.       Third Party Services Agreements.

(a)           Isis will exercise its rights under any agreement with a Third Party now existing or entered into during the Term pursuant to which Isis obtains services applicable to the pre-clinical or clinical development of a Product, including without limitation any agreement with a contract research organization (each a “Third Party Services Agreement”) in a manner that is as consistent as possible with the terms of this Agreement and in consultation with and as reasonably requested by Genzyme.  Isis covenants that it will not, without Genzyme’s prior written consent, (i) agree, consent or acquiesce to any amendment, supplement or other modification to any Third Party Services Agreement or (ii) take any action under any Third Party Services Agreement, in each case that may adversely affect Genzyme as the holder of the Regulatory Materials related to the Product.  Isis will take all reasonable actions necessary, or permit Genzyme to take such actions, to maintain and enforce its rights under the Third Party Services Agreements in a manner that is consistent with the terms of this Agreement.

(b)           In connection with the transfer of the Regulatory Materials for Mipomerson and Genzyme’s assumption of responsibility for regulatory matters related to the Product, at Genzyme’s written request Isis will use commercially reasonable efforts to promptly assign and transfer to Genzyme any Third Party Services Agreements solely related to the pre-clinical or clinical development of the Products.  If the terms of any Third Party Services Agreement requires the consent of the other party thereto to effect such assignment, then upon Genzyme’s request for an assignment, Isis will use commercially reasonable efforts to obtain such consent.  In the event of any assignment to Genzyme under this Section 6.2.2, Genzyme will assume full responsibility for satisfying all obligations of Isis under any assigned agreement to the extent arising after such assignment and assumption, and Isis will remain responsible for satisfying all obligations under any assigned agreement to the extent arising prior to such assignment and assumption.  If a Third Party Services Agreement relates both to the pre-clinical or clinical development of the Product and to the development of some other Isis product not licensed to Genzyme under this Agreement, then at Genzyme’s request, the Parties will use commercially reasonable efforts to enter into such amendment(s) or new agreement(s) with the Third Party service provider to effect the transfer to Genzyme of all rights and obligations related to the Product under such Third Party Services Agreement.

6.2.3.       Regulatory Audit.  If a Regulatory Authority desires to conduct an inspection or audit of a Party’s facility, or a facility under contract with a Party, with regard to a Product, then such Party will promptly notify the other Party and permit and cooperate with such inspection or audit, and will cause the contract facility to permit and cooperate with such Regulatory Authority and such other Party during such inspection or audit.  Genzyme will have the right to have a representative observe such inspection or audit of a facility operated by Isis or under contract with Isis.  Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which the audited Party will immediately provide to the other Party), the audited Party will prepare the response to any such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

observations, and will provide a copy of such response to the other Party.

6.2.4.       Class Generic Label Claims.  Notwithstanding the foregoing, to the extent Genzyme intends to make any claims in a Product label that are of general applicability to antisense oligonucleotides, Genzyme will provide such claims to Isis in advance and will consider any proposals and comments made by Isis.

6.3.          Commercial Manufacture.

6.3.1.       Manufacture.  Subject to Isis’ obligation to manufacture and supply API for the commercial launch of the Product pursuant to Section 5.3 (Clinical and Launch Supplies) and the Supply Agreement, Genzyme will be responsible for securing commercial quantities of API and finished drug product for the Product.  If Genzyme chooses not to manufacture the API for Product itself, then prior to using any Third Party manufacturer to supply commercial quantities of the API for Product, Genzyme must obtain Isis’ prior written consent to the identity of the Third Party manufacturer and the material terms and conditions on which such Third Party manufacturer will supply commercial quantities of the API for Product, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that Isis will not withhold its consent to a Third Party manufacturer if its basis for doing so is an objection to the country in which such manufacturing will take place and the country in question is a member country of the European Union or Switzerland.  In any event, Isis will cooperate with and provide commercially reasonable assistance to Genzyme and any approved Third Party manufacturer, including by transferring relevant Know-How in accordance with Section 5.4 (Know-How Transfer).

6.3.2.       Assignment of Agreements With Third Parties.  At Genzyme’s written request in connection with the transfer of responsibility for manufacture, Isis will use commercially reasonable efforts to promptly assign and transfer to Genzyme any existing supply or other agreements solely related to the manufacture of the Products.  Concurrent with the Execution of this Agreement, Isis will assign and transfer to Genzyme its agreement with [**] related to the preparation and packaging of drug product.  If the terms of any of the agreements referred to in the previous two sentences require the consent of the other party thereto to effect such assignment, then upon Genzyme’s request for an assignment, until Isis is able to obtain such consent and effect such assignment, Isis will exercise its rights under such agreements for the benefit of Genzyme and as reasonably requested by Genzyme.  In the event of any assignment to Genzyme under this Section 6.3.2, Genzyme will assume full responsibility for satisfying all obligations of Isis under any assigned agreement to the extent arising after such assignment and assumption, and Isis will remain responsible for satisfying all obligations under any assigned agreement to the extent arising prior to such assignment and assumption.

6.4.          Isis Safety Database.  Isis maintains a database that includes information regarding the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Isis Database”).  In an effort to maximize understanding of the safety profile and pharmacokinetics of Isis’ drug compounds, Genzyme will reasonably cooperate in providing information to Isis to populate the Isis Database by providing Isis with copies of toxicology, pharmacokinetic and serious adverse event final reports related to the Product, as well as any supporting data reasonably requested by Isis.  Genzyme’s obligation under this Section 6.4 will be subject to Applicable Law, any necessary informed consents and obligations to Third Parties.

6.5.          Safety Reporting.  Each Party will designate a primary contact person for the receipt of all reports called for in this Section 6.5 (the “Primary Safety Contact Person”) and promptly notify the other Party of such designation or any change thereto.  Each Party will notify the other Party’s Primary Safety Contact Person of (a) all available information concerning any serious adverse event (SAE) occurring in patients treated with the Product, for any indication, (b) any information, regardless of source, which is relevant to known or potential human safety risks associated with the Product, (c) signals of human risk including information from in vitro or animal studies which may suggest a significant hazard to humans, including any findings from tests in laboratory animals that suggest a significant risk to human beings, including reports of mutagenicity, teratogenicity or carcinogenicity, and (d) information related to other products that are chemically similar to the Product or that have a pharmacologically similar mechanism of action (e.g., antisense oligonucleotides) that suggests a significant hazard for humans related to the Product.  For purposes of this Section 6.5, a “serious adverse event (SAE)” is one which has an outcome which (i) is fatal or life threatening, (ii) requires or prolongs in-patient hospitalization, (iii) is a persistent or significant disability/incapacity, (iv) is a congenital anomaly/birth defect, or (v) is an important medical event, e.g., required medical or surgical intervention to prevent one of the other serious outcomes listed above.  Each Party will promptly (but no later than twenty-four (24) hours after it becomes aware of the serious adverse event (SAE) or such other information and as necessary for compliance with regulatory requirements) provide the other Party with all such safety information through the receiving Party’s Primary Safety Contact Person.  Isis will conduct all safety reporting for the Product in accordance with Genzyme standard operating procedures communicated to Isis in writing.  Upon transfer of the IND(s) to Genzyme and assumption by Genzyme of regulatory responsibilities under the IND(s), Genzyme will assume responsibility for the global safety database related to the Product.  Genzyme will be solely responsible for reporting to Regulatory Authorities in accordance with the Applicable Law for expeditable adverse events and for periodic safety reporting relating to the safety of the Product and will furnish copies of such reports to Isis.

6.6.          Commercial Forecasts & Plans.

6.6.1.       In addition to the reports required under Section 8.6 (Periodic Reporting and Reconciliation), beginning on the last year in which the JDC is in place and each calendar year thereafter (1) not later than October 1st of the applicable year, Isis

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

will provide Genzyme with a non-binding, good-faith forecast of Isis’ aggregate Program Costs for the following calendar year if any; and (2)  not later than November 15th of the applicable year (i) Genzyme will provide Isis with a non-binding, good-faith forecast of Genzyme’s aggregate Program Costs for the following calendar year, (ii) Isis will provide Genzyme with an updated non-binding, good-faith forecast of Isis’ aggregate Program Costs for the following calendar year, if any, and (iii) based upon the Parties’ non-binding forecasts of aggregate Program Costs, Genzyme will provide Isis with a non-binding, good-faith forecast of the Net Sales, Net Revenue and Net Profit for such year.  Each Party’s forecasts will include sufficient supporting detail to allow the other Party an opportunity to review and understand the forecasts.

6.6.2.       Prior to the initial commercial launch of the Product and on an annual basis thereafter, Genzyme will provide Isis with a reasonably detailed written summary of its marketing plan and budget and will consider in good faith all comments and suggestions provided by Isis on such plans and budgets.

Article 7.
RESEARCH RELATED TO THE PRODUCT

7.1.          Research Programs.  The Parties will agree to conduct research programs related to the Product that may include, but are not limited to, the following research topics:  (a) [**], (b) [**], (c) [**] and (d) [**]  (collectively, the “Research Programs”).  The nature and scope of the Research Programs will be determined within sixty (60) days of the Execution Date by a subcommittee to be appointed the JDC.

7.2.          Research Funding.  Isis will fund all external research expenses incurred in calendar years [**] in connection with the Research Programs.  Genzyme will fund all external research expenses incurred in connection with the Research Programs in calendar year [**].  Thereafter, the Parties will agree upon allocation of any external research expenses incurred in connection with the Research Programs.  Each Party will be responsible for their own internal research expenses incurred in connection with the Research Programs, and, unless otherwise agreed in writing by the Parties, internal and external research expenses incurred in connection with the Research Program will not be included as Program Costs.  For the purposes of this Section 7.2, “internal research expenses” means costs and expenses incurred in connection with the Research Programs attributable to the internal costs of base salary plus a factor for reasonable and customary employee benefits and payroll taxes for those employees directly responsible for performing the research activity plus G&A Costs and other overhead expenses reasonably required to support the activities of the Parties under the Research Programs as allocated consistent with the methodologies agreed to under Section 8.7.2.  Meanwhile, “external research expenses” means expenses incurred in connection with the Research Programs other than internal research expenses.

7.3.          Research Efforts.  If at any time during the Term no Product has received Approval in any Major Market Country and no Product is being developed pursuant to a Development

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Plan, Genzyme will use Commercially Reasonable Efforts to conduct research activities designed to advance a Product to the stage where it can be developed pursuant to a Development Plan.

Article 8.

FINANCIAL PROVISIONS

8.1.          Upfront License Fee.  Genzyme will pay to Isis a non-refundable, non-creditable license fee of one hundred and seventy-five million dollars ($175,000,000) within five (5) days after the Execution Date.

8.2.          Milestones.

8.2.1.       Development Milestones.

(a)           Mipomersen in FH.  Within thirty (30) days after the achievement of the following indicated events by Genzyme, its Affiliate or its Sublicensee, Genzyme will pay Isis the following development milestone payments:

Milestone Event	Milestone Payment
NDA Filing for the use of Mipomersen to treat homozygous FH and/or patients who would be eligible under then-approved FDA labeling to receive low-density lipoprotein apheresis	$[**]
NDA Approval for the use of Mipomersen to treat patients who have homozygous FH and/or who would be eligible under then-approved FDA labeling to receive low-density lipoprotein apheresis	$[**]
MAA Approval for the use of Mipomersen to treat patients who have heterozygous FH or an otherwise comparably sized eligible patient population	$[**]

(b)           Mipomersen in Other Indications.  Within thirty (30) days after the achievement of the following indicated events by Genzyme, its Affiliate or its Sublicensee, Genzyme will pay Isis the following development milestone payments:

Milestone Event*	Milestone Payment

NDA Approval for the use of Mipomersen to treat patients who have polygenic hypercholesterolemia or any patient population of a size comparable to the patient population deemed to be at “high risk” as determined in accordance with the National Cholesterol Education Program’s clinical practice guidelines on cholesterol management with LDL-C greater than or equal to [**] mg/dL

$[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

MAA Approval for the use of Mipomersen to treat patients who have polygenic hypercholesterolemia or any patient population of a size comparable to the patient population deemed to be at “high risk” as determined in accordance with the National Cholesterol Education Program’s clinical practice guidelines on cholesterol management with LDL-C greater than or equal to [**] mg/dL

$[**]

Approval of a Japanese New Drug Application for the use of Mipomersen to treat patients who have polygenic hypercholesterolemia or any patient population of a size comparable to the patient population deemed to be at “high risk” as determined in accordance with the National Cholesterol Education Program’s clinical practice guidelines on cholesterol management with LDL-C greater than or equal to [**] mg/dL

$[**]

The Parties acknowledge that the current Development Plan contemplates [one or more] Pivotal Trials, that, if successful, are currently intended to achieve the milestones set forth in Section 8.2.1(b).  To minimize the likelihood of any disagreement between the Parties around whether an Approval based upon a successful Pivotal Trial is sufficient to satisfy any of the milestones set forth in Section 8.2.1(b), the Parties agree to adopt the following process:

(1)   Prior to final approval of any Pivotal Trial protocol or any material change to the protocol of an ongoing Pivotal Trial by the JDC, Genzyme will notify the JDC in writing if Genzyme believes, were a Regulatory Authority to grant an Approval for the treatment of a patient population that is co-extensive with the patient population(s) included for enrollment in such Pivotal Trial, that such approval will not qualify to meet the milestones set forth in Section 8.2.1(b).

(2)   If Genzyme fails to provide the JDC with the notice contemplated by subsection (1) above, an Approval in the relevant jurisdiction for the treatment of a patient population that is co-extensive with the patient population(s) included for enrollment in the Pivotal Trial will be deemed to satisfy the applicable milestone in Section 8.2.1(b).

(3)   In addition, in the event a Regulatory Authority proposes a limitation that would, in Genzyme’s view, preclude the achievement of one of the milestones in Section 8.2.1(b), Genzyme will notify the JDC and in good faith attempt to avoid such restriction, to the extent practical under the circumstances. In such event, Genzyme will also reasonably consult with Isis regarding the best strategy to attempt to avoid such restrictions.

(c)           Follow-On Compound.  Within thirty (30) days after the achievement of the following indicated events by Genzyme, its Affiliate or its Sublicensee, Genzyme will pay Isis the following development milestone payments:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Milestone Event	Milestone Payment
NDA Approval for the Follow-On Compound	$[**]
MAA Approval for the Follow-On Compound	$[**]
Approval of a Japanese New Drug Application for the Follow-On Compound	$[**]

8.2.2.       Commercial Milestones.  Within thirty (30) days after the achievement of the following indicated events by Genzyme, its Affiliate or its Sublicensee, Genzyme will pay Isis the following commercial milestone payments:

Milestone Event	Milestone Payment
Annual Net Revenues for all Products equals or exceeds three billion dollars ($3,000,000,000) in each of any two consecutive calendar years	$250,000,000
Annual Net Revenues for all Products equals or exceeds four billion dollars ($4,000,000,000) in each of any two consecutive calendar years	$250,000,000
Annual Net Revenues for all Products equals or exceeds five billion dollars ($5,000,000,000) in each of any two consecutive calendar years	$250,000,000

In the event that more than one of the above commercial milestones is achieved simultaneously, Genzyme will make only one milestone payment, which will be for the milestone requiring the highest Annual Net Revenues.  The Annual Net Revenues in any calendar year may be counted toward only one consecutive two calendar year period, except that if Annual Net Revenues for all Products equals or exceeds five billion dollars ($5,000,000,000) in any calendar year, that year may be counted as both the last year of one two consecutive year period and the first year of a second two consecutive year period.  For the purpose of illustration, it will require at least five (5) years before Genzyme has been required to pay Isis the total of the seven hundred and fifty million dollars ($750,000,000) in milestone payments pursuant to this Section 8.2.2 (Commercial Milestone) unless Annual Net Revenue exceeds five billion dollars ($5,000,000,000) for three (3) or more consecutive years, in which case it would require four (4) years (assuming there was at least three billion dollars ($3,000,000,000) in sales in the first or fourth year during the four year period).

8.2.3.       Hybrid Milestones.  Within thirty (30) days after the achievement of the following indicated events by Genzyme, its Affiliate or its Sublicensee, Genzyme will pay Isis the following milestone payments:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Milestone Event*	Milestone Payment

The earlier to occur of (A) NDA Approval for the use of Mipomersen to treat patients who have heterozygous FH or an otherwise comparably sized eligible patient population; or (B) annual Net Revenues for all Products equals or exceeds two hundred and fifty million dollars ($250,000,000) in any calendar year

$[**]

The earlier to occur of (A) NDA Approval for the use of Mipomersen to treat patients who have heterozygous FH or an otherwise comparably sized eligible patient population; or (B) annual Net Revenues for all Products equals or exceeds five hundred million dollars ($500,000,000) in any calendar year

$[**]

* For purposes of clarification, if the first hybrid milestone above had not already been payable, and annual Net Revenues for all Products equals or exceeds five hundred million dollars ($500,000,000) in a calendar year, then both hybrid milestones would be triggered.

8.2.4.       Milestones Payable Only Once.  Once Genzyme has made any particular milestone payment under this Section 8.2, Genzyme will not be obligated to make any payment under this Section 8.2 with respect to the re-occurrence of same milestone, whether or not such re-occurrence is with respect to a different or the same Product or indication.

8.2.5.       Indications of Mipomersen Approval.  If Mipomersen receives an Approval for a label indication that is sufficiently broad to include the entire patient population contemplated by one or more development milestone(s) set forth in Sections 8.2.1(a) (Mipomersen in FH) or 8.2.1(b) (Mipomersen in Other Indications) or 8.2.3 (Hybrid Milestones), then Genzyme will pay Isis the milestone payment(s) for such development milestone(s), even though the indication for which Mipomersen is approved is not identical to the indication(s) of such development milestone(s).

8.3.          Financial Provisions Relating to Development Activities.

8.3.1.       Isis Funding of External Development Expenses.

(a)           Subject to Section 5.2.1 (Clinical Trials), Isis will fund the clinical studies described as “Isis Funded” in the Development Budget.

(b)           In addition to its funding obligations under Section 8.3.1(a) above, Isis will fund the first one hundred and twenty-five million dollars ($125,000,000) of the External Development Expenses for the Product that will be incurred by the Parties in accordance with the Development Plan starting as of January 1, 2008, including expenses for (a) the clinical studies described as “Non Isis Funded” in the Development Budget, (b) future clinical studies undertaken in accordance with the Development Plan, (c) toxicology studies undertaken in accordance with the Development Plan (except for those described as “Isis Funded” in the Development Budget), (d) pharmacokinetic studies undertaken in accordance with

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the Development Plan, (e) the manufacturing of API, as well as the packaging and distribution of the final Product and (f) the scientific advisory board and drug safety monitoring board.  Any External Development Expenses that are recouped by Isis pursuant to Section 8.4 (Sharing of Net Revenue) will not be counted toward the fulfillment of this $125 million funding commitment.  For purposes of clarity, in the event that Net Profit is achieved prior to the exhaustion of the Isis $125 million funding commitment set forth in this section 8.3.1, then for so long as Net Profit is maintained, Isis will not be obligated to fund External Development Expenses and the provisions of Section 8.5 (Sharing of Net Profits) will apply.

8.3.2.       Shared Funding of External Development Expenses.  After one hundred and twenty-five million dollars ($125,000,000) of External Development Expenses for the Product have been funded as described in Section 8.3.1(b) above, and after the sharing of Net Revenue in accordance with Section 8.4 (Sharing of Net Revenue), the Parties will share equally (on a 50/50 basis) all remaining External Development Expenses in any calendar year in which Net Profit is not achieved.  In any calendar year in which Net Profit is achieved, the External Development Expenses will be included as Program Costs.

8.3.3.       Internal Development Expenses.  Each Party will be responsible for their own Internal Development Expenses with respect to development of the Product in any calendar year in which Net Profit is not achieved.  In any calendar year in which Net Profit is achieved, the Parties’ Internal Development Expenses will be included as Program Costs.

8.4.          Sharing of Net Revenue.  In any calendar year in which there is not a Net Profit, the Parties will share Net Revenue as follows:

8.4.1.       Costs of Goods.   Net Revenue first will be allocated between the Parties to reimburse them for the Fully Absorbed Cost of Goods incurred by the Parties in such calendar year.

8.4.2.       External Sales & Marketing Expenses.  Once the Parties have each been fully reimbursed for the Fully Absorbed Cost of Goods, Net Revenue next will be allocated between the Parties to reimburse them for External Sales & Marketing Expenses incurred by the Parties in such calendar year.

8.4.3.       Internal Sales & Marketing Expenses.  Once the Parties have each been fully reimbursed for the Fully Absorbed Cost of Goods and External Sales & Marketing Expenses, Net Revenue next will be allocated between the Parties to compensate them for Internal Sales & Marketing Expenses incurred by the Parties in such calendar year.

8.4.4.       External Development Expenses. Once the Parties have each been fully reimbursed for the Fully Absorbed Cost of Goods, External Sales & Marketing Expenses and Internal Sales & Marketing Expenses, Net Revenue next will be

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

allocated between the Parties to compensate them for External Development Expenses incurred by the Parties in such calendar year (other than Fully Absorbed Cost of Goods already reimbursed under Section 8.4.1 above).

8.4.5.       Internal Development Expenses.  Once the Parties have each been fully reimbursed for the Fully Absorbed Cost of Goods, External Sales & Marketing Expenses, Internal Sales & Marketing Expenses and External Development Expenses, Net Revenue next will be allocated between the parties to compensate them for Internal Development Expenses incurred by the Parties in such calendar year.

8.4.6.       Revenue Sharing Proportional to Expenses. For each category of cost or expense set forth in this Section 8.3, if Net Revenue is sufficient to only partially compensate the Parties for particular category of cost or expense, then the Parties will allocate the Net Revenue that may be allocated for such category between the Parties on a pro rata basis in proportion to the relative amounts of such category of cost or expense incurred by each Party.

8.5.          Sharing of Net Profits.

8.5.1.       Responsibility for Net Loss.  Except as set forth in Section 8.4 (Sharing of Net Revenue), in any calendar year in which there is a Net Loss, Genzyme’s share of Net Revenue will be one hundred percent (100%) and, subject to Section 8.3 (Financial Provisions Related to Development Activities), Genzyme will be solely responsible for all Program Costs.  Isis will not be required to compensate Genzyme for any Net Loss.

8.5.2.       Sharing of Net Profits.  In any calendar year in which there is a Net Profit, the Parties will share such Net Profit in accordance with the following allocation based on Net Revenue for such calendar year:

Annual Net Revenue	Genzyme Percentage	Isis Percentage
$1 to < $200 M	70%	30%
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
>$2 B	50%	50%

Notwithstanding the foregoing, in any calendar year in which Net Profits are generated in an amount greater than or equal to [**] of Net Revenue, Isis’ share of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Net Profits will not fall below an amount equal to [**] of Net Revenue.

8.6.          Periodic Reporting and Reconciliation.

8.6.1.       Reports.  Within thirty (30) days after the end of each Calendar Quarter during the Term (a “Reporting Period”), each Party will submit a written report to the other Party setting forth in reasonable detail the following, as applicable: (a) External Development Expenses incurred by Isis in accordance with Section 8.3.1 (Isis Funding of External Development Expenses) for each month during such Reporting Period, if any; (b) Fully Absorbed Costs of Goods, External Sales & Marketing Expenses, Internal Sales & Marketing Expenses, External Development Expenses, and Internal Development Expenses incurred by each Party for each month during such Reporting Period (if any); (c) actual Net Revenues, Net Sales and Program Costs incurred by or on behalf of the reporting Party for each month during such Reporting Period, if any, and (d) forecasts for the next four (4) Reporting Periods of Program Costs attributable to such Party (including, for each Party, the Fully-Absorbed Cost of Goods, External Sales & Marketing Expenses, Internal Sales & Marketing Expenses, External Development Expenses, and Internal Development Expenses) and, for Genzyme, Genzyme’s estimate of Net Revenues.  Such written reports will provide supporting detail for actual Net Revenues, Net Sales and Program Costs.  The Parties recognize that the forecasts provided pursuant to subsection (d) are estimates only, and the Party providing such forecasts for the next Reporting Period will have no liability to the other Party based thereon.  The Parties agree to consider in good faith the utilization of more rapid and detailed reporting mechanisms in order to meet the reporting requirements of the Parties.  Development Expenses reported pursuant to this Section 8.5.1 will be included in Program Costs for determining Net Profits or Net Losses (and any revenue sharing or resulting funding obligations under Sections 8.3 and 8.4), as applicable, only to the extent made or incurred in accordance with the Development Plan and to the extent that they do not exceed the amount budgeted for such expense in the then-current Development Budget (if any) by more than [**] for a calendar year or as otherwise approved by the JDC.  Costs and expenses included in Program Costs, as well as the deductions taken from Net Sales, will not be double counted (i.e., any item of expense included in any expense category will not also be included in any other expense category).

8.6.2.       Reconciliation.

(a)           Within forty-five (45) days following the exchange of the reports under Section 8.6.1 (Reports), Genzyme will send to Isis a written report setting forth the calculation of any net amount owed by Genzyme to Isis (or by Isis to Genzyme), in order to ensure that (i) Isis fulfills its funding obligations under Section 8.3 (Financial Provisions Relating to Development Activities) and (ii) the Parties share Net Revenue as specified in Section 8.4 (Sharing of Net Revenue) or Net Profits as specified in Section 8.5.2 (Sharing of Net Profits).  The Parties will

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

use the most recent forecasts for Annual Net Revenue and Net Profit provided pursuant to Section 8.6.1 (Reports) to determine the applicable Net Profit share in any given Calendar Quarter (other than in the final Calendar Quarter of any calendar year).  The Parties will use the actual Annual Net Revenue and Net Profit for the calendar year to determine the applicable Profit Share percentage for the last Calendar Quarter in any calendar year.

(b)           This reconciliation report will, among other things, contain (i) a tally of Isis’ fulfillment of its funding obligations under Section 8.3 (Financial Provisions Relating to Development Activities), which tally will include any necessary adjustments, (ii) appropriate retroactive adjustments for prior Calendar Quarters in the same calendar year to take into account increases (or decreases) in Isis’ share of Net Profits or Isis’ fulfillment of its funding obligations under Section 8.3 (Financial Provisions Relating to Development Activities) and (iii) appropriate credit for Program Costs directly incurred by Isis.

8.6.3.       Payments.  If the reconciliation conducted under Section 8.6.2 (Reconciliation) results in a payment being owed by Genzyme to Isis, then the net amounts payable will be paid by Genzyme to Isis within forty-five (45) days of Genzyme receiving confirmation from Isis that Genzyme’s report required by Section 8.6.2 (Reconciliation) is accurate.  If the reconciliation conducted under Section 8.6.2 (Reconciliation) results in a payment being owed by Isis to Genzyme, then the net amounts payable will be paid by Isis within forty-five (45) days of its receipt of the reconciliation report.

8.6.4.       Disputes.  In the event of a dispute regarding any amount reported by a Party pursuant to Section 8.6.1 (Reports) or the amount owed under Section 8.6.2 (Reconciliation), the Parties will promptly meet and negotiate in good faith a resolution to such dispute.  In the event that the Parties are unable to resolve such dispute within sixty (60) days after notice by the disputing Party, the Parties will (a) use commercially reasonable efforts to reach agreement on the appointment of one internationally-recognized independent accounting firm to determine the matter or (b) if the Parties cannot reach agreement on such accounting firm, then each Party will appoint one internationally-recognized accounting firm and such firms will choose a third internationally-recognized independent accounting firm to make the final determination.  Interest will be payable on any disputed amounts determined to be due in the same manner as provided for in Section 8.10 (Interest on Late Payments), with interest accruing from the end of the thirty (30) day period during which such payment should have been made.

8.7.          Accounting and Allocation Methods.

8.7.1.       Accounting.  To the extent possible in accordance with the terms and conditions of this Agreement, the Parties will account for all amounts required to be determined under this Agreement (including Net Profits, Net Revenues, Program Costs, and all elements of any of the foregoing) in accordance with GAAP,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

consistently applied.  Where more than one accounting treatment is possible consistent with the terms and conditions of this Agreement and GAAP, each Party will account for amounts in a manner that is consistent with the manner in which such Party accounts for similar amounts for the purposes of its publicly reported financial statements.

8.7.2.       Allocation Methods.  Promptly upon the execution of this Agreement and before the start of each successive fiscal year of the Term, the Parties will agree upon a consistently applied methodology for determining and allocating to Program Costs (including Development Expenses and Sales and Marketing Expenses) for such year an appropriate portion of each of their respective (i) costs and expenses that relate both to the Product and any of the Parties’ other products or programs and (ii) G&A Costs and other overhead attributable to this Agreement.

8.8.          Audits and Interim Reviews.  Each Party will maintain accurate books and records regarding Program Costs, Fully-Absorbed Cost of Goods, External Sales & Marketing Expenses, Internal Sales & Marketing Expenses, External Development Expenses, and Internal Development Expenses, Net Revenues and Net Sales, as applicable, sufficient to enable the calculation of amounts payable hereunder to be verified, and will retain such books and records for each quarterly period for three (3) years after submission of the corresponding report pursuant to this Agreement.  Either Party will have the right to request that an independent certified public accountant selected by it (but excluding its own accountant) and reasonably acceptable to the other Party perform an audit, not more than once in any four (4) consecutive Calendar Quarters during the Term, but including one post-termination audit and, if any such audit results in a material restatement of records (i.e., a discrepancy of 5% or more for any calendar year), such Party will be permitted an additional examination within such four (4) quarter period, of the other Party’s books of accounts covering the preceding three (3) year period for the sole purpose of verifying compliance with the payment provisions of this Agreement.  Such audits will be conducted at the expense of the requesting Party at reasonable times during regular business hours and upon at least twenty (20) business days’ prior notice.  Audit results will be shared with both Parties, subject to Article 12 (Confidentiality); provided, however, that the accounting firm may not disclose copies of the audited Party’s books of accounts (or excerpts thereof) to the other Party.  Any accounting firm conducting such an audit will enter into a confidentiality agreement with both Parties containing restrictions substantially similar to the confidentiality provisions of Article 12 (Confidentiality) limiting the disclosure and use of information contained in such books and records for the purposes expressly permitted by this Section 8.8.  Any inspection or audit pursuant to this Section 8.8 will be at the expense of the Party initiating the audit; provided, however, that if the Party’s accountants reasonably determine that Net Profits or Net Revenues have been understated or Program Costs (including associated labor costs, reimbursable costs and expenses) or Fully-Absorbed Cost of Goods, External Sales & Marketing Expenses, Internal Sales & Marketing Expenses, External Development Expenses, and Internal Development Expenses have been overstated by an amount equal to or greater than five percent (5%), for any calendar year, the audited Party will pay the reasonable fees of such accountants for such audit, in addition to remitting the Net Profits

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

or refund of Net Losses, Program Costs, Fully-Absorbed Cost of Goods, External Sales & Marketing Expenses, Internal Sales & Marketing Expenses, External Development Expenses, or Internal Development Expenses with interest thereon computed in accordance with Section 8.10 (Interest on Late Payments).

8.9.          Withholding Taxes.  If Applicable Law requires that taxes be withheld from payments made hereunder, or from Net Revenue or Net Profits, the Party making such payments or otherwise responsible for such withholding (the “Withholding Party”) will (a) deduct such taxes from any payments to which they relate or in the case of taxes withheld from the other Party’s share of Net Revenues or Net Profits account for such taxes as amounts paid on behalf of the other Party, (b) timely pay such taxes to the proper authority and (c) send written evidence of payment to the Party with respect to which such taxes were withheld or paid within sixty (60) days after payment.  Taxes withheld from payments made hereunder will be treated as amounts received by the Party with respect to which such taxes were withheld for all purposes under this Agreement.  If the Withholding Party is required to withhold and pay over taxes on the other Party’s share of Net Revenues or Net Profits, the other Party will promptly reimburse or otherwise make whole the Withholding Party for any amounts so withheld upon receipt of written evidence of the payment of such taxes.  Any taxes paid (excluding income taxes) by the Withholding Party on the other Party’s share of Net Revenues or Net Profits for which the Withholding Party has not been reimbursed or otherwise made whole within thirty (30) days after the end of each Reporting Period will be treated as an amount received by the other Party (and not by the Withholding Party) for purposes of determining amounts owed under Section 8.6.2 (Reconciliation).  Each Party will assist the other Party or Parties in claiming tax refunds, deductions or credits at such other Party’s request and will cooperate to minimize any withholding tax as permitted by Applicable Law.

8.10.        Interest on Late Payments.  Any payments to be made hereunder that are not paid on or before the date such payments are due under this Agreement will bear interest at a rate per annum equal to the lesser of (x) the rate announced by Bank of America (or its successor) as its prime rate in effect on the date that such payment would have been first due plus one percent (1%) or (y) the maximum rate permissible under applicable law.

8.11.        Currency; Payment.  All amounts payable under this Agreement will be paid in United States dollars in immediately available funds, and will be directly deposited to a bank account designated for this purpose from time to time by the Party to receive payment.  Isis will provide the necessary bank account information to Genzyme no later than the Execution Date and may update such information from time to time by written notice.  The Parties may vary the method of payment set forth herein at any time upon mutual agreement, consistent with Applicable Law.  As applicable, Net Sales, Net Sales Adjustments, and other elements of Net Revenue and Program Costs will be translated into United States dollars at the exchange rate used by Genzyme for public financial accounting purposes in accordance with GAAP.  If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Article 8 (Financial Provisions) with respect to sales occurring outside of the United States, the Parties will consult with a view to finding a prompt and acceptable solution,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

and Genzyme will deal with such monies as Isis may lawfully direct.

8.12.        Material Safety Warnings.  Notwithstanding the financial provisions contained in this Article 8 (Financial Provisions), in the event that the approved label for the Product [**], which is not anticipated by the Parties as of the Effective Date, the Parties will discuss in good faith (without obligation) the extent to which such [**] change the [**] for the Product.

Article 9.
INTELLECTUAL PROPERTY MATTERS

9.1.          Product-Specific Patents.

9.1.1.       Assignment of Product-Specific Patents.  Isis will assign and transfer, and hereby does assign and transfer, to Genzyme, all rights, title, and interests in and to the Product-Specific Patents and all claims and causes of action arising from or relating to the Product-Specific Patents, including all rights to recovery for damages from infringement arising prior to, on or after the Execution Date.  Simultaneously with the execution of this Agreement, Isis will execute and deliver a confirmatory assignment relating to all Product-Specific Patents in existence on the Execution Date in the form attached to this Agreement as Exhibit E.

9.1.2.       Disclosure of Future Product-Specific Patents.  Upon becoming aware of any potentially patentable invention Controlled by Isis that would, if patented, be included within the definition of Product-Specific Patents or Licensed Patents, Isis will promptly disclose such invention to Genzyme in writing in reasonable detail.

9.1.3.       Covenants in Support of Assignment.  Isis will provide all further cooperation which Genzyme reasonably determines is necessary to accomplish the complete transfer of the Product-Specific Patents and all associated rights to Genzyme, and to ensure Genzyme the full and quiet enjoyment of the Product-Specific Patents including executing and delivering further assignments, consents, releases and other commercially reasonable documentation, and providing good faith testimony by affidavit, declaration, deposition, in-person or other proper means and otherwise assisting Genzyme in support of any effort by Genzyme to establish, perfect, defend or enforce its rights in the Product-Specific Patents through filing and prosecution of Product-Specific Patents, interferences, oppositions, other regulatory proceedings, litigation, or other means.  Isis will obtain the cooperation of the individual inventors of any inventions disclosed in the Assigned Product Specific Patents, including (a) obtaining signatures of such inventors on any patent applications or other documentation reasonably necessary to obtain patent protection for such inventions and (b) procuring (at Genzyme’s expense) such inventors’ good faith testimony by affidavit, declaration, deposition in-person or other proper means in support of Genzyme’s efforts in establishing,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

perfecting, defending or enforcing patent rights to such inventions.  To the extent Isis cannot transfer and assign the Product-Specific Patents, or any portion thereof, as of the Execution Date, then Isis will transfer and assign such Product-Specific Patents to Genzyme at its first opportunity to do so and pending such transfer and assignment such Product-Specific Patents will be deemed to be Licensed Patents for the purposes of Section 2.1 (Product License).  To the extent further transfer or assignment of the Product-Specific Patents is required or permitted and Isis has not executed and returned to Genzyme the form of assignment reasonably requested by Genzyme within ten (10) business days of the delivery of such assignment to Isis at the address for notices set forth in Section 14.5 (Notices), then Isis hereby irrevocably appoints Genzyme as its attorney-in-fact with the right, authority and ability to execute and enter into such assignment on behalf of Isis.  Isis stipulates and agrees that such appointment is a right coupled with an interest and will survive the unavailability of Isis at any future time.

9.1.4.       Grant-Back License.  Subject to the terms and conditions of this Agreement, Genzyme hereby grants Isis a non-exclusive, non-transferable license (with no right to sublicense) under the Product-Specific Patents to the extent necessary to perform Isis’ obligations under this Agreement and the Supply Agreement.

9.2.          Program IP.

9.2.1.       Ownership.  Unless prohibited by Applicable Law, inventorship and authorship will be determined in accordance with U.S. patent and copyright law.  Genzyme will own all Genzyme Program IP .  Subject to the terms and conditions of this Agreement including Section 2.1 (Product License) and Section 9.1 (Product-Specific Patents), Isis will own all Isis Program IP, and Isis and Genzyme will jointly own all Joint Program IP.  Subject to the terms and conditions of this Agreement including Section 2.1 (Product License), Section 9.1 (Product-Specific Patents), 9.2.3 (No Encumbrances) and Article 3 (Exclusivity), each Party will have the right to practice and license the Joint Program IP without consent of the other Party (where consent is required by law, such consent is deemed hereby granted) and without a duty of accounting to the other Party; provided, however that Isis will not grant a license to a Third Party under Joint Program IP to develop or commercialize any nucleic acid molecule whose primary purpose at the time of the license or primary therapeutic benefit at the time of commercialization is to cause the [**], without Genzyme’s prior written consent.  Notwithstanding the foregoing, Isis will not be in breach of the preceding sentence if, despite exercising commercially reasonable efforts, it inadvertently licenses Joint Know-How to such a Third Party without Genzyme’s prior written consent, unless, prior to Isis disclosing such Joint Know-How to such a Third Party licensee, Genzyme provides Isis with a written summary description of such Joint Know-How that clearly indicates it is Joint Know-How under this Agreement.  Subject to the terms and conditions of this Agreement, each Party will cooperate with the other Party’s efforts to establish, perfect, defend and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

enforce its rights in its Program IP in the Territory.  This Section 9.2.1 will be subject to the terms and conditions of Section 9.3.2 (Terms of Sharing Arrangement).

9.2.2.       Cooperation/Compensation of Employees.  Each Party represents and agrees that (a) all of its employees and all of its Affiliates’ employees acting under its or its Affiliates’ authority in the performance of this Agreement or pursuant to the Product License will be obligated under a binding written agreement or established corporate policy to assign to such Party, or as such Party will direct, all Technology and Patents discovered, made, conceived by such employee as a result of such employee’s employment, and (b) both it and its Affiliates have taken all appropriate actions under the Applicable Law in the Territory to ensure proper compensation to any employee for the assignment of such Technology and Patents as contemplated hereunder.  In the case of all others acting in the performance of the Development Program or Research Programs or pursuant to the Product License, such as consultants, subcontractors, licensees, sublicensees, outside contractors, clinical investigators, agents, or non-employees working for non-profit academic institutions, such others will also be obligated under an agreement that meets the criteria of the preceding sentences, unless otherwise approved by the Parties.  The Parties agree reasonably to undertake to enforce the agreements referenced in this Section 9.2.2 (including, where appropriate, by legal action) considering, among other things, the commercial value of such Technology and Patents.

9.2.3.       No Encumbrances.  Except as expressly provided in this Agreement, neither Party will sell, transfer, assign, mortgage, pledge, lease, grant a security interest in (e.g., as collateral for a loan or other financing) or otherwise encumber in the Territory any Joint Program IP necessary or useful for the research, development, manufacture or commercialization of the Product in the Territory without the prior written consent of the other Party; provided, however, that nothing contained in this Section 9.2.3 will prohibit an assignment permitted by Section 14.7 (Binding Effect; Assignment) or a license permitted by Section 9.2.1 (Ownership).

9.3.          Manufacturing Improvements.

9.3.1.       Background.  As part of its collaborations with other pharmaceutical partners, Isis has an arrangement where Isis can share manufacturing technology improvements made by such pharmaceutical partners with other third parties so long as such third parties similarly agree to share their manufacturing technology improvements.  After reviewing the proposed terms of such arrangement, Genzyme is willing to participate in the arrangement only with the clarifications and under the terms set forth in this Section 9.3 (Manufacturing Improvements).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

9.3.2.       Terms of Sharing Arrangement.

(a)           During the period beginning on the Effective Date and ending [**] (the “Sharing Period”), the Parties will meet at least annually to review Manufacturing Improvements developed by either of the Parties during the Sharing Period during and in connection with the conduct of the Development Program or the Research Programs or commercializing the Product and, in the case of Isis, any Manufacturing Improvements made by or on behalf of Isis or any Participating Isis Partners and disclosed to Isis pursuant to a Sharing Agreement.  The Parties will disclose all Manufacturing Improvements Controlled by such Party (including, in the case of Isis, Manufacturing Improvements made by other Participating Isis Partners and disclosed to Isis pursuant to a Sharing Agreement) in reasonable detail as to enable the other Party to use such Manufacturing Improvements in the manufacture of ASO Products.  All such disclosures will be subject to appropriate confidentiality obligations.  Isis will have the right to disclose and sublicense any Manufacturing Improvements Controlled by Genzyme only to Third Parties that are licensees of Isis with respect to the commercialization of one or more ASO Products and are Participating Isis Partners and only in accordance with Section 9.3.2(b).

(b)           Without limiting the generality of Section 9.2.1 (Ownership), all rights, title, and interests in and to all Manufacturing Improvements developed or invented during the Sharing Period during and in connection with the conduct of the Development Program or the Research Programs or commercializing the Product solely by Genzyme’s employees or Third Parties acting on Genzyme’s behalf (“Genzyme Manufacturing Improvements”) will be the sole and exclusive property of Genzyme.  Genzyme hereby grants Isis a worldwide, royalty-free, perpetual, non-exclusive license to practice under Genzyme’s rights to any Know-How in or Patent Covering such Genzyme Manufacturing Improvements Controlled by Genzyme to make and have made ASO Products other than the Product.  The license granted under this Section 9.3.2(b) is sublicensable by Isis to Participating Isis Partners solely in connection with a license to develop, make, use, import, offer for sale and sell an ASO Product developed or commercialized by a Participating Isis Partner.  Such Participating Isis Partners may not further disclose or sublicense Genzyme Manufacturing Improvements except in connection with a sublicense of the ASO Product being developed or commercialized under license from Isis.  The license granted under this Section 9.3.2(b) will survive the termination of this Agreement with respect to any Genzyme Manufacturing Improvements made prior to such termination.

(c)           Without limiting the generality of Section 9.2.1 (Ownership), all rights, title, and interests in and to all Manufacturing Improvements developed or invented during the Sharing Period solely by Isis’s employees or Third Parties acting on Isis’ behalf (“Isis Manufacturing Improvements”) will be the sole and exclusive property of Isis.  Without limiting the rights granted to Genzyme in Article 2, Isis hereby grants Genzyme a worldwide, royalty-free, perpetual, non-exclusive license to practice under Isis’ rights to any Know-How in or Patent Covering any Manufacturing Improvements Controlled by Isis (including any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Manufacturing Improvements made by or on behalf of any Participating Isis Partners) to make and have made the Product and other ASO Products developed or commercialized by Genzyme.  The license granted under this Section 9.3.2(c) is sublicensable by Genzyme solely in connection with a license to develop, make, use, import, offer for sale and sell an ASO Product developed or commercialized by Genzyme under license from Isis (including the Product).  The license granted under this Section 9.3.2(c) will survive the termination of this Agreement or any Sharing Agreement with respect to any Manufacturing Improvements (including any Manufacturing Improvements made by Participating Isis Partners) made prior to such termination.

(d)           Notwithstanding Section 9.2.1 (Ownership) and subject to Section 9.1 (Product-Specific Patents), all rights, title, and interests in and to all Manufacturing Improvements developed or invented during the Sharing Period jointly by Isis’ and Genzyme’s employees or Third Parties acting on Isis’ and Genzyme’s behalf will be the joint property of Isis and Genzyme with each party having an undivided joint interest in such Manufacturing Improvements.  Each Party may license its rights under such Manufacturing Improvements for its own account and without the consent of the other Party (where consent is required by law, such consent is deemed hereby granted) and without a duty of accounting to the other Party, subject in all cases to the licenses granted to Genzyme under Article 2 (Licenses).

9.3.3.       [**].

9.3.4.       [**] Manufacturing Improvements.  If Isis does not [**] of the Execution Date, Isis will [**].  In such event, Isis will be solely responsible for all costs and expenses associated with such development effort and will reimburse Genzyme for any such costs and expenses incurred by Genzyme.  Failure of Isis to reimburse Genzyme for such costs and expenses will be deemed to be a material breach of this Agreement entitling Genzyme to setoff such amounts pursuant to Section 11.4.2 (Genzyme’s Right of Setoff).

9.3.5.       Representations Regarding [**].  Isis represents and warrants to Genzyme as follows:

(a)           [**], Isis will Control all Know-How [**] that is [**] the manufacture, development or commercialization of Mipomersen, including the [**] Manufacturing Improvements and will have the sufficient legal and/or beneficial title and ownership or rights to grant the Product License to Genzyme under such Know-How and the grant of such license to Genzyme does not violate the terms of any Third Party Agreement or any other agreement Isis has with a Third Party [**].

(b)           If [**], Isis will Control all Know-How [**] that is [**] the manufacture, development or commercialization of Mipomersen as of such date and will have

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the sufficient legal and/or beneficial title and ownership or rights to grant the Product License to Genzyme under such Know-How and the grant of such license to Genzyme does not violate the terms of any Third Party Agreement or any other agreement Isis has with a Third [**].

9.3.6.       [**] Sharing Agreement.  Isis will use reasonable efforts to [**].

9.3.7.       Cooperation.  Genzyme will provide reasonable cooperation with Isis’ efforts to [**].  In no event, however, will Genzyme be required to enter into any agreement that (i) [**] in any way or (ii) imposes any material obligations, liabilities or constraints on Genzyme except those contemplated by this Agreement.

9.4.          Filing, Prosecution and Maintenance of Patents.

9.4.1.       Responsibility.

(a)           Product-Specific Patents and Genzyme Program Patents.  Genzyme, through counsel of its choosing and at its sole expense, will be responsible for and have control over obtaining, prosecuting (including any interferences, reissue proceedings, re-examinations and oppositions), and maintaining throughout the Territory the Product-Specific Patents and Genzyme Program Patents in Genzyme’s name and Isis will cooperate with Genzyme in regard thereto.  Without limiting the generality of the foregoing, Genzyme may, in its sole discretion, elect not to pursue patent protection for any Product-Specific Patent(s) and Genzyme Program Patent(s) in one or more countries in the Territory.  Genzyme will consider input from the JPC regarding prosecution strategy for the Product-Specific Patents and Genzyme Program Patents, but will make all decisions relating to the prosecution and maintenance of Product-Specific Patents and Genzyme Program Patents.

(b)           Licensed Product Patents.

(i)            Primary Responsibility.  Subject to Section 9.4.2(a) (Election Not to Continue Prosecution; Abandonment) and this Section 9.4.1(b), Genzyme, through counsel of its choosing and at its sole expense, will have primary responsibility for and control over obtaining, prosecuting (including any interferences, reissue proceedings, re-examinations and oppositions), and maintaining throughout the Territory the Licensed Product Patents and Isis will cooperate with Genzyme in regard thereto; provided, however that Genzyme will prosecute such Licensed Product Patents such that they do not claim (x) [**] other than apoB, or (y) methods of using such nucleic acids as a therapeutic or [**] other than apoB.  Genzyme will consider input from Isis regarding prosecution strategy for the Licensed Product Patents, but will make all decisions relating to the prosecution and maintenance of Licensed Product Patents.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(ii)           Prosecution Strategy.  In prosecuting Licensed Product Patents, the Parties will avoid filing patent applications that both claim (a) [**] apoB, (b) the [**] of apoB, (c) the specific composition of matter of a Product, or (d) methods of using Product as a therapeutic, methods of using Product to modulate apoB, or methods of using the Product to inhibit expression of apoB, and also claim (x) [**] other than apoB, or (y) methods of using such nucleic acids as a therapeutic or [**] other than apoB.

(c)           Isis Core Technology Patents and the Isis Manufacturing and Analytical Patents.  Subject to Section 9.4.2(b) (Election Not to Continue Prosecution; Abandonment), Isis, through counsel of its choosing and at its sole expense, will have primary responsibility for and control over obtaining, prosecuting (including any interferences, reissue proceedings, re-examinations and oppositions), and maintaining throughout the Territory the Isis Core Technology Patents and the Isis Manufacturing and Analytical Patents (in each case, other than Joint Patents), and Genzyme will cooperate with Isis in regard thereto.  Isis will consider input from the JPC regarding prosecution strategy for the Isis Core Technology Patents, Isis Manufacturing and Analytical Patents (in each case, other than Joint Patents) and will consult with Genzyme before taking any action that would have an adverse impact on the scope of claims within the Special Isis Core Technology Patents (other than Joint Patents).  However, Isis will make all decisions relating to the prosecution and maintenance of the Isis Core Technology Patents and Isis Manufacturing and Analytical Patents (in each case, other than Joint Patents).  For clarity, this Section 9.4.1(c) will not apply to Joint Patents that are Isis Core Technology Patents or Isis Manufacturing and Analytical Patents, which will be governed Section 9.4.1(d) below.

(d)           Joint Patents.  Subject to Section 9.4.1(a) (Product-Specific Patents and Genzyme Program Patents) and Section 9.4.1(b) (Licensed Product Patents), with respect to any Joint Patent (other than Product-Specific Patents and Licensed Product Patents), the JPC will designate one Party (the “Responsible Party”) who will have primary responsibility for the preparation, filing, prosecution and maintenance of any such Joint Patent in the Territory (in both Genzyme’s and Isis’ name), using patent counsel selected by the JPC or otherwise agreed by the Parties.  If the JPC has disbanded, the Parties will mutually agree on a Responsible Party.  Each Party will assist the Responsible Party in the preparation, filing, prosecution and maintenance of such Joint Patents.  The Responsible Party will consult with and keep the other Party (through the JPC if possible) informed of important issues relating to the preparation, filing, prosecution and maintenance of the Joint Patents (other than Product-Specific Patents or Licensed Product Patents) and will furnish the other Party (through the JPC if possible) with copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by the other Party and, to the extent possible in the reasonable exercise of its discretion,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the Responsible Party will incorporate all such comments.  If the Responsible Party decides to discontinue the preparation, filing, prosecution or maintenance of a Joint Patent (other than a Product-Specific Patent or Licensed Product Patent), the Responsible Party will notify the other Party at least sixty (60) days prior to any deadline that, if missed, would materially prejudice the Joint Patent, and the other Party will have the right to prepare, file, prosecute and maintain such Patent.  The Parties will share equally the reasonable costs and expenses of the preparation, filing, prosecution and maintenance of such Joint Patents (other than Product-Specific Patents and Licensed Product Patents), and such costs and expenses will be considered Program Costs.  Neither Party will make any statements or omissions or take any other action during prosecution or enforcement of any Joint Patent (other than Product-Specific Patents and Licensed Product Patents) which admits or concedes that any of the Licensed Patents (or any Product-Specific Patent) is invalid or unenforceable, which adversely affects or limits the scope of any claims in any such Patent, or which adversely affects the other Party’s rights under this Agreement in any way, without the prior written consent of the other Party.  For clarity, this Section 9.4.1(d) does not apply to Joint Patents that are Product-Specific Patents or Licensed Product Patents, which are governed by Section 9.1 (Product-Specific Patents) and Section 9.4.1(a) and Section 9.4.1(b) above, but does apply to Joint Patents that are Isis Core Technology Patents or Isis Manufacturing and Analytical Patents.

9.4.2.       Election Not to Continue Prosecution; Abandonment.

(a)           If Genzyme elects not to file for or continue the prosecution (including any interferences, oppositions, reissue proceedings and re-examinations) or maintenance of a Licensed Product Patent in a particular country in the Territory, then Genzyme will notify Isis promptly in writing of its intention in good time to enable Isis to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Patent in such country and Isis will have the right, but not the obligation, to file for or continue the prosecution or maintenance of such Patent in such country, and Genzyme will cooperate with Isis in regard thereto.  In such event, Isis’ expenses incurred in connection with the prosecution or maintenance of such Patent in such country will be Program Costs.

(b)           If Isis elects not to file for or continue the prosecution (including any interferences, oppositions, reissue proceedings and re-examinations) or maintenance of a Special Isis Core Technology Patent (other than Joint Patents), then, Isis will notify Genzyme promptly in writing of its intention in good time to enable Genzyme to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Patent in such country and Genzyme will have the right, but not the obligation, to file for or continue the prosecution or maintenance of such Patent in such country, and Isis will cooperate with Genzyme in regard thereto.  In such event, Genzyme’s expenses incurred in connection with the prosecution or maintenance of such Patent in such country will be Program Costs.  For clarity, this Section 9.4.2(b) will not apply to Joint

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Patents that are Special Isis Core Technology Patents, which will be governed Section 9.4.1(d) (Joint Patents).

9.4.3.       Cooperation.  Each Party hereby agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution as contemplated by this Agreement; (b) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patents that are subject to this Agreement; and (c) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications that are subject to this Agreement.

9.5.          Enforcement of Patents and Know-How.

9.5.1.       Notification.  Each Party will promptly report in writing to the other Party during the Term any (a) known or suspected Third Party infringement of any Product-Specific Patents, Licensed Product Patents, Special Isis Core Technology Patent, or (b) known or suspected Third Party infringement of any Isis Core Technology Patents or Isis Manufacturing and Analytical Patents to the extent the infringement relates to a product that contains a nucleic acid that hybridizes to a nucleic acid molecule encoding apoB, or (c) unauthorized use or misappropriation of any Product Know-How or other Confidential Information by a Third Party of which it becomes aware, and will provide the other Party with all available evidence supporting such infringement or unauthorized use or misappropriation.

9.5.2.       Rights to Enforce.

(a)           Genzyme First Right.  Genzyme will have the first right, but not the obligation, to take any reasonable measures it deems appropriate to stop activities in the Territory infringing the Product-Specific Patents, Licensed Product Patents or the use without proper authorization of any Product Know-How or the infringement of any Isis Core Technology Patent by a Third Party product that contains a [**] encoding apoB, including (i) initiating or prosecuting an infringement or other appropriate suit or action against or (ii) granting adequate rights and licenses necessary for continuing such activities in the Territory to any Third Party who at any time has infringed, or is suspected of infringing, any Product-Specific Patents or Licensed Product Patents or has used or is suspected of using without proper authorization the Product Know-How.  If Genzyme desires to assert an Isis Core Technology Patent pursuant to this Section 9.5.2(a) and the infringing product is also Covered by a Product-Specific Patent, then Genzyme will assert both the Product-Specific Patent and the Isis Core Technology Patent, unless it obtains Isis’ written consent to assert only the Isis Core Technology Patent.  In such a case, at Genzyme’s request Isis’ representatives will meet with Genzyme’s representatives to discuss whether it

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

would be advisable to assert an Isis Core Technology Patent without also asserting a Product-Specific Patent.

(b)           Isis First Right.  Subject to Section 9.5.2(a) (Genzyme First Right to Enforce), Isis will have the first right, but not the obligation, to take any reasonable measures it deems appropriate to stop activities in the Territory infringing the Isis Core Technology Patents or Isis Manufacturing and Analytical Patents  (in each case, other than Joint Patents) or the use without proper authorization of any Isis Manufacturing and Analytical Know-How (other than Joint Know-How), including (i) initiating or prosecuting an infringement or other appropriate suit or action against or (ii) granting a Permitted License to any Third Party who at any time has infringed, or is suspected of infringing, any Isis Core Technology Patents or Isis Manufacturing and Analytical Patents (other than Joint Patents) or has used or is suspected of using without proper authorization the Isis Manufacturing and Analytical Know-How (other than Joint Know-How).  For clarity, this Section 9.5.2(b) will not apply to Joint Patents that are Isis Core Technology Patents or Isis Manufacturing and Analytical Patents, which will be governed Section 9.5.2(c) (Joint Patents and Know-How).

(c)           Joint Patents and Know-How.  Subject to Section 9.5.2(a) (Genzyme First Right to Enforce), Isis and Genzyme will confer and may agree jointly to take any reasonable measures they deem appropriate to stop activities in the Territory infringing the Joint Patents (other than Product-Specific Patents and Licensed Product Patents) or the use without proper authorization of any Joint Know-How and any expenses of taking such measures will be included as Program Costs.  If the Parties do not agree on whether or how to proceed with enforcement activity within either (i) sixty (60) days following the notice of alleged infringement or (ii) ten (10) days before the time limit to respond, if any, set forth in the Applicable Law for the filing of such actions, whichever comes first, then either Party may commence litigation with respect to the alleged or threatened infringement at its own expense.  In the event a Party brings an infringement action, the other Party will cooperate reasonably at the litigating Party’s expense, including being joined as a party-plaintiff and providing good faith testimony.  The other Party will have the right, at its expense, to retain its own counsel to monitor such litigation, and the costs associated with such monitoring will not be Program Costs.  Neither Party will have the right to settle any patent infringement or Know-How misappropriation litigation under this Section in a manner that diminishes the rights or interests of the other Party without the express written consent of such other Party.  For purposes of clarification, the grant of a license under a Joint Patent to a Third Party that would not otherwise result in a breach under this Agreement will not be considered to diminish the rights or interests of the other Party.  Notwithstanding the foregoing, this Section 9.5.2(c) will not apply to Joint Patents that are Product-Specific Patents or Licensed Product Patents or to the infringement of any Joint Patent that is a Isis Core Technology Patent by a Third Party product that [**] encoding apoB, each of which will be governed by Section 9.5.2(a) (Genzyme First Right to Enforce) above.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

9.5.3.       Election Not to Enforce.

(a)           Isis Second Right.  In the event that Genzyme elects not to take action pursuant to Section 9.5.2(a) (Genzyme First Right to Enforce), Genzyme will so notify Isis in writing of its intention within ninety (90) days of Genzyme’s notice of such infringement activities to enable Isis to meet any deadlines by which an action must be taken to establish or preserve any enforcement rights, and Isis will have the right, but not the obligation, to take any such reasonable measures to stop such infringing activities by such alleged infringer.  Notwithstanding the foregoing, Genzyme will have the exclusive right to bring actions with respect to infringement of Product-Specific Patents or Licensed Product Patent.  Accordingly, Genzyme will not be required to notify Isis with respect to any election not to take action with respect to a Product-Specific Patent, and Isis will have no right to take reasonable measure to stop any infringement of Product-Specific Patents.

(b)           Genzyme Second Right.  In the event that Isis elects not to take action pursuant to Section 9.5.2(b) (Isis First Right to Enforce), Isis will so notify Genzyme in writing of its intention within ninety (90) days of Isis’ notice of such infringement activities to enable Genzyme to meet any deadlines by which an action must be taken to establish or preserve any enforcement rights, and Genzyme will have the right, but not the obligation, to take any such reasonable measures to stop any such infringing activities that involves a product that causes the [**].   If Genzyme desires to assert an Isis Core Technology Patent pursuant to this Section 9.5.3(b) and the infringing product is also Covered by a Product-Specific Patent, then Genzyme will assert both the Product-Specific Patent and the Isis Core Technology Patent, unless it obtains Isis’ written consent to assert only the Isis Core Technology Patent.

(c)           Due Consideration.  In any event, if one Party has elected not to take action pursuant to Section 9.5.2 (Right to Enforce), then it will explain its reasons for such decision to the other Party, and the other Party will consider these reasons in good faith prior to determining whether to exercise its second right to take action.

9.5.4.       Procedures and Expenses.

(a)           The Party having the right to initiate any infringement suit under Section 9.5.2 (Rights to Enforce) or Section 9.5.3 (Election Not to Enforce) above will have the sole and exclusive right to select counsel for any such suit and will pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expenses in rendering assistance requested by the initiating Party.  If required under Applicable Law in order for the initiating Party to initiate and/or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the other Party will join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action.  In addition, at the initiating Party’s request, the other Party will provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance.  The non-initiating Party will have the right to participate and be represented in any such suit by its own counsel at its own expense.

(b)           If the Parties have mutually agreed that a Party should initiate an infringement action or take such other reasonable measures it deems appropriate to stop infringing activities under Section 9.5.2 (Rights to Enforce) or Section 9.5.3 (Election Not to Enforce), then any expenses incurred by such Party to take such action will be included in Program Costs.

9.5.5.       Recoveries.  If the Parties obtain from a Third Party infringer, in connection with such suit, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts will be allocated as follows:

(a)           If the Parties mutually agreed that such Third Party infringer should be pursued under Section 9.5.2 (Rights to Enforce) or Section 9.5.3 (Election Not to Enforce) and the expenses incurred in connection with such action were included in Program Costs, then any amounts recovered by either Party will be included as Net Revenues.  In such case, the Party pursuing the Third Party infringer under Section 9.5.2 or 9.5.3 will bear all payments awarded against or agreed to be paid by such Party pursuant to such action, including any costs or expenses incurred that exceed the amounts recovered by such Party, but such payments, costs and expenses will be included as Program Costs.

(b)           If the Parties did not mutually agree that such Third Party infringer should be pursued under Section 9.5.2 (Rights to Enforce) or Section 9.5.3 (Election Not to Enforce) and the expenses incurred in connection with such action were not included in Program Costs, then any amounts recovered by either Party will be used to reimburse the Parties for their reasonable costs and expenses, including attorneys’ fees incurred in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder to be retained by the Party initiating action under Section 9.5.2 (Rights to Enforce) or Section 9.5.3 (Election Not to Enforce).  In such case, such initiating Party will bear all payments awarded against or agreed to be paid by such Party pursuant to such action, including any costs or expenses incurred that exceed the amounts recovered by such Party, and such payments will not be included as Program Costs.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

9.6.          Claimed Infringement of Third Party Rights.

9.6.1.       Notice.  In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party, or any of such Party’s respective Affiliates or sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its know-how, based upon the development, manufacture or commercialization of the Product in the Territory (“Infringement Claim”), such Party will promptly notify the other Party of the Infringement Claim or the commencement of such action, suit or proceeding, enclosing a copy of the Infringement Claim and all papers served.  Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim at no cost to the other Party and to offer reasonable assistance to the other Party at no cost to the other Party.

9.6.2.       Defense of Infringement Claim; Declaratory Judgment Actions.

(a)           Genzyme will have the first right, but not the obligation, to control the defense of any Infringement Claim brought against either Party or any of its Affiliates or sublicensees arising out of the development, manufacture or commercialization of the Product in the Territory.  Isis will have the second right, but not the obligation to control the defense of an Infringement Claim in the event Genzyme fails to exercise its right to assume such defense within thirty (30) days following written notice from the other Party of such Infringement Claim.  In addition, if applicable prior to the initiation of an Infringement Claim, Genzyme will have the exclusive right, but not the obligation, to bring a declaratory judgment action relating to any Patent that a Third Party has alleged is infringed by the development, manufacture or commercialization of the Product in the Territory.  Genzyme will not settle any such claims or suits in a manner that admits the invalidity or unenforceability of any Isis Core Technology Patent or Isis Manufacturing and Analytical Patent or that agrees to any injunction or other equitable remedy binding Isis without obtaining the prior written consent of Isis.  Similarly, Isis will not settle any such claims or suits in a manner that admits the invalidity or unenforceability of any Product-Specific Patent or Licensed Product Patent or that agrees to any injunction or other equitable remedy binding Genzyme without obtaining the prior written consent of Genzyme.  All litigation costs and expenses incurred in connection with such Infringement Claim or declaratory judgment action, and all damages, payments and other amounts awarded against, or payable by, either Party, including under any settlement with such Third Party, will be included as Program Costs.

(b)           The Party controlling the defense of an Infringement Claim or bringing such declaratory judgment action will have the sole and exclusive right to select counsel for any Infringement Claim; provided, however, that it will consult with the other Party with respect to selection of counsel for such defense.  The Party controlling the defense of an Infringement Claim or bringing such declaratory judgment action will keep the other Party informed, and will from time to time

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

consult with the other party regarding the status of any such claims and will provide the other party with copies of all documents filed in, and all written communications relating to, any suit brought in connection with such claims.  The other Party will also have the right to participate and be represented in any such claim or related suit, at its own expense.

9.6.3.       Other Challenges.  If the JPC determines (or if after the JPC disbands, the Parties mutually agree) that a Patent owned by a Third Party is or could potentially or arguably be infringed by the development, manufacture or commercialization of the Product in the Territory, then the Parties will discuss the matter and agree upon a strategy relating to such Third Party Patent; provided, however, that if the Parties fail to agree upon such a strategy, then subject to Section 9.3 (Filing, Prosecution and Maintenance of Patents) and Section 9.5 (Enforcement of Patents and Know-How), Genzyme will determine the appropriate strategy in its reasonable discretion.  If, consistent with such strategy, either or both Parties challenge such Third Party Patent through opposition, re-examination, nullity or revocation proceeding, or other available administrative mechanism, then all costs and expenses incurred by the Parties in connection with such challenge will be included as Program Costs.

9.7.          Other Infringement Resolutions.  In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in Section 9.5 (Enforcement of Patents and Know-How) and Section 9.6 (Claimed Infringement of Third Party Rights) (e.g., actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute (including sharing in and allocating the payment or receipt of damages, license fees, royalties and other compensation) will apply.  Each Party will immediately notify the other Party of any certification of which it becomes aware filed pursuant to 21 U.S.C. § 355(b)(2)(A) or      § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) or declaratory judgment action filed by a Third Party claiming that a Product-Specific Patent, Licensed Product Patent, Special Isis Core Technology Patent is invalid or that infringement of such Patent will not arise from the development, manufacture, use or sale of any product by a Third Party.  The provisions of Section 9.5 (Enforcement of Patents and Know-How) will thereafter apply as if such Third Party were an infringer or suspected infringer; provided, however, that in the event that Genzyme elects not to take action, Genzyme will so notify Isis in writing of its intention within ten (10) days of Genzyme’s notice of such infringement activities to enable Isis to meet any deadlines by which an action must be taken to establish or preserve any enforcement rights.

9.8.          Patent Term Extensions.  The Parties will use commercially reasonable efforts to obtain all available supplementary protection certificates (“SPC”) and other extensions of Licensed Patents and Product-Specific Patents (including those available under the Hatch-Waxman Act).  The Parties will cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to Licensed Patents and Product-Specific Patents.  If more than one patent is eligible for extension or patent term

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

restoration, Genzyme will determine, in its sole discretion, a strategy that will be designed to maximize patent protection and commercial value for the Product, and the Parties will seek patent term restorations in accordance with that strategy.  The Party who is responsible under this Agreement for prosecution and maintenance of the relevant Patent will make the filings for such extensions and certificates as directed by Genzyme.  Each Party will execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions.

9.9.          Orange Book Listings.  At least fifteen (15) business days prior to the expiration of the time period under 21 C.F.R. § 314.53, or any successor regulation, for submitting patent information pertaining to Product-Specific Patents, Licensed Product Patents, Isis Core Technology Patents or Isis Manufacturing and Analytical Patents with respect to the Product, Genzyme will submit to Isis any such draft submission, including any forms such as Form FDA 3542, Form FDA 3542a or any equivalent thereof, for Isis’ review and comment.  Genzyme will consider in good faith any comments made by Isis pursuant to this Section.  In the event that the Parties, after good faith discussions, cannot agree with respect to any decision to be made concerning such submission of patent information, Genzyme will make such decision.

9.10.        Cooperative Research and Technology Act Acknowledgement.  The Parties acknowledge and agree that this Agreement is a joint research agreement for the purposes of Section 35 U.S.C. 103(c).

9.11.        Common Interest.  All information exchanged between the Parties representatives regarding the preparation, filing, prosecution, maintenance, or enforcement of the Product-Specific Patents and Licensed Patents will be deemed Confidential Information.  In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, maintenance, and enforcement of the Product-Specific Patents and Licensed Patents, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature.  The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Product-Specific Patents and the Licensed Patents, including privilege under the common interest doctrine and similar or related doctrines.

9.12.        Product Trademarks.  Genzyme will select and own the Product Trademarks for the Product and will be solely responsible for applying for and maintaining registrations the Product Trademarks in the Territory (including payment of costs associated therewith), and all goodwill associated therewith will inure to the benefit of Genzyme.  All costs incurred by Genzyme to apply for and maintain Product Trademarks, will be included as Program Costs.  Genzyme will assume full responsibility, at its sole cost and expense, for any infringement of a Product Trademark by a Third Party, and will defend and indemnify Isis for and against any claims of infringement of the rights of a Third Party by the use of a Product Trademark in connection with the Product in accordance with Section 10.3 (Indemnification).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Article 10.

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1.        Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party as of the Execution Date that:

10.1.1.         it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation;

10.1.2.         it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.3.         the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any requirement of Applicable Law or any provision of its articles of incorporation or similar organizational documents, its bylaws, or the terms or provisions of any agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and

10.1.4.         this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

10.2.        Isis’ Representations and Warranties.  Isis represents and warrants to Genzyme that the statements contained in this Section 10.2 are true and correct as of the Execution Date with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular section in the Disclosure Schedule attached hereto as Exhibit F that corresponds to the particular section number in this Agreement:

10.2.1.     Schedule 1.52, Schedule 1.56 and Schedule 1.99 set forth true, correct and complete lists of all Isis Core Technology Patents, Isis Manufacturing and Analytical Patents, and Product-Specific Patents, respectively, and all Licensed Patents used in the development or commercialization of Mipomersen and existing as of the Execution Date and indicates whether each such Patent is owned by Isis or licensed by Isis from a Third Party and if so, identifies the licensor or sublicensor from which the Patent is licensed.

10.2.2.     A true, correct and complete list of any Third Party Agreements related to Mipomersen and a true and accurate calculation of the royalty burden for Mipomersen (as it exists on the Execution Date) is set forth on Schedule 10.2.2.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

10.2.3.

With respect to the Licensed Patents and all Know-How that is developed by Isis or received by Isis under an agreement with a Third Party that is used in the development or commercialization of Mipomersen [**], Isis has the sufficient legal and/or beneficial title and ownership or rights to grant the Product License to Genzyme under such Licensed Patents and Know-How and the grant of such license to Genzyme does not violate the terms of any Third Party Agreement or any other agreement Isis has with a Third Party.

10.2.4.

Isis exclusively owns all rights, title, and interests in, and has good and marketable title to, (a) the Product-Specific Patents and the [**]Patent (b) any other Patent identified on Schedule 1.52 or Schedule 1.56 as being owned by Isis, free of any lien, encumbrance, restriction, or other right or interest granted to any Third Party. Isis owns or Controls all Know-How developed by Isis or received by Isis under an agreement with a Third Party that is used in the development or commercialization of Mipomersen [**].

10.2.5.

Each of the Product-Specific Patents, and each of the Licensed Patents used in the development or commercialization of Mipomersen properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such application is pending.

10.2.6.

With respect to all Product-Specific Patents owned by Isis, and all Licensed Patents owned by Isis and used in the development or commercialization of Mipomersen, (a) each person who has or has had any rights in or to each of such Patents has executed an agreement assigning his, her or its entire right, title and interest in and to such Patents to Isis and (b) to the best of Isis’ knowledge, each such inventor has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the duty to disclose to any applicable patent office all information known to be material to patentability.

10.2.7.

To the best of Isis’ knowledge, no circumstances or grounds exist that would invalidate, reduce or eliminate, in whole or in part, the enforceability, validity or scope of any Product-Specific Patent or any Licensed Patent used in the development or commercialization of Mipomersen.

10.2.8.

Isis is not aware of any Patents or Know-How owned or Controlled by a Third Party that would be infringed by Genzyme during the development or commercialization of Mipomersen in its current form. To the best of Isis’ knowledge, Isis has not misappropriated from any Third Party any Know-How used in the development or commercialization of Mipomersen.

10.2.9.

To the best of Isis’ knowledge, no actions, suits, claims, disputes or proceedings concerning the Licensed Patents are currently pending or are threatened, that if determined adversely to Isis would have a material adverse effect on or would impair Genzyme’s rights under the Product License.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

10.2.10.

Isis is not subject to any agreement with any Third Party or to any outstanding order, judgment or decree of any court or administrative agency that restricts it in any way from granting to Genzyme the Product License.

10.2.11.

Isis has not granted, or permitted to be attached, and it will not grant or permit to be attached, any lien, security interest or other encumbrance with respect to any Product-Specific Patent, or any Licensed Patent or Know-How used in the development or commercialization of Mipomersen which would adversely affect the rights granted to Genzyme hereunder.

10.2.12.

Each Third Party Agreement related to Mipomersen is in full force and effect, and Isis, and to the best of Isis’ knowledge, each counterparty thereto, is in compliance in all material respects with all such Third Party Agreements and no circumstances or grounds exist that would reasonably be expected to give rise to a claim of material breach or right of rescission, termination, revision or amendment of such Third Party Agreements.

10.2.13.

Isis has not assigned, licensed, sublicensed, granted any interest in or options to, or entered into an agreement with respect to the Licensed IP with a Third Party that would adversely impair Genzyme’s exclusive rights under this Agreement, except for the agreements identified on Schedule 2.1.

10.2.14.

Isis has not received any claim alleging that Isis’ development of Mipomersen or use of any Product-Specific Patent or any Licensed Patent or Know-How used in the development or commercialization of Mipomersen interferes with, infringes, or misappropriates any intellectual property rights of any Third Party (including any claim that Isis must license or refrain from using any intellectual property rights of any Third Party in order to develop, make, use, sell or offer for sale Mipomersen or any product or technology using or incorporating the Licensed IP), and to the best of Isis’ knowledge, the development and commercialization of Mipomersen and the use of any Product-Specific Patent or any Licensed IP used in the development or commercialization of Mipomersen will not interfere with, infringe or misappropriate the intellectual property rights of any Third Party. To the best of Isis’ knowledge, no Third Party has interfered with, infringed upon or misappropriated the Licensed IP in the making, using or selling of a lipid lowering product.

10.2.15.

Isis holds, and is operating in material compliance with, such exceptions, permits, licenses, franchises, authorizations and clearances of any governmental entity required in connection with the current development of Mipomersen. Isis has not received any warning letters or written correspondence from any governmental entity requiring the termination, suspension or modification of any clinical or pre-clinical studies or tests with respect to Mipomersen. Isis has conducted and required its contractors to conduct all clinical studies related to Mipomersen in accordance with cGCP, cGLP and Applicable Law.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

10.2.16.

As of the Execution Date, Isis has prepared, maintained and retained all Regulatory Materials required to be maintained or reported pursuant to and in accordance with Applicable Law and the Regulatory Materials do not contain any materially false or misleading statements.

10.2.17.

Except for the agreements identified on Schedule 2.1, Isis has not granted to any Third Party rights under the Licensed IP to research, develop or commercialize any nucleic acid that hybridizes to a nucleic acid molecule encoding apoB.

10.3.                        Indemnification.

10.3.1.               Indemnification by Genzyme.  Genzyme will indemnify, hold harmless, and defend Isis, its Affiliates, and their respective directors, officers, employees and agents (“Isis Indemnitees”) from and against any and all action, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) arising from a claim, suit, proceeding or other action of a Third Party (collectively, “Losses”) arising out of or resulting from, (a) any breach of, or inaccuracy in, any representation or warranty made by Genzyme in this Agreement, or any breach or violation of any covenant or agreement of Genzyme in or pursuant to this Agreement, and (b) the gross negligence or willful misconduct by or of Genzyme, its Affiliates and their respective directors, officers, employees and agents.  This indemnification excludes Losses arising out of Third Party Infringement Claims resulting from Genzyme’s exercise in accordance with the terms of this Agreement of any intellectual property rights granted by Isis hereunder, including Genzyme’s exercise of its rights under the Product-Specific Patents.  Furthermore, Genzyme will have no obligation to indemnify the Isis Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Isis in this Agreement, or any breach or violation of any covenant or agreement of Isis in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Isis Indemnitees.

10.3.2.               Indemnification by Isis.  Isis will indemnify, hold harmless, and defend Genzyme, its Affiliates and their respective directors, officers, employees and agents (“Genzyme Indemnitees”) from and against any and all Losses arising out of or resulting from, (a) any breach of, or inaccuracy in, any representation or warranty made by Isis in this Agreement, or any breach or violation of any covenant or agreement of Isis in or pursuant to this Agreement, (b) actions taken by Isis with respect to Mipomersen, the Product, the Licensed IP or the Product-Specific Patents prior to the Execution Date, and (c) the gross negligence or willful misconduct by Isis, its Affiliates, and their respective directors, officers, employees and agents.  Isis will have no obligation to indemnify the Genzyme Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Genzyme in this Agreement, or any breach or violation of any covenant or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

agreement of Genzyme in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Genzyme Indemnitees.

10.3.3.               Special Indemnification for Manufacturing Defects.  Each Party will indemnify, hold harmless, and defend the other Party and its Affiliates and their respective directors, officers, employees and agents from and against any and all Losses arising out of or resulting from product liability claims resulting from the failure of any API or Product manufactured by such Party (or a Third Party on behalf of such Party) to conform to the applicable specifications or any failure of such Party (or a Third Party on behalf of such Party) to meet the standards of cGMP for the API or Product.  Neither Party will have any obligation to indemnify the other Party and its related indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by the other Party in this Agreement, or any breach or violation of any covenant or agreement of the other Party in or pursuant to this Agreement, or the gross negligence or willful misconduct by or of any of the other Party or its related indemnitees.  Notwithstanding the foregoing, the indemnification obligations of each Party set forth in this Section 10.3.3 (Special Indemnification for Manufacturing Defects) will only apply to the extent that there would be a Net Loss if such Damages were included in Program Costs in the applicable calendar year.  In other words, the manufacturing Party will be required to indemnity the other Party under this Section 10.3.3 only to the extent there are insufficient Net Revenue in the applicable calendar year to permit such Damages to be fully credited as Program Costs.

10.3.4.               Damages that are Program Costs.  The indemnification obligations of each Party set forth in Section 10.3.1 (Indemnification by Genzyme) and 10.3.2 (Indemnification by Isis) will exclude any Losses resulting from Damages to the extent that the Indemnitee has been reimbursed for such Damages by virtue of the inclusion of such Damages in Program Costs.

10.3.5.               Indemnification Procedure.  In the event of any claim, suit, proceeding or action of a Third Party (a “Third Party Claim”) giving rise to an indemnification obligation under this Section 10.3, the person or entity entitled to indemnification under this Section 10.3 (individually, an “Indemnitee”), will promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”), in writing of the Third Party Claim (it being understood and agreed, however, that the failure by an Indemnitee to give notice of a Third Party Claim as provided in this Section 10.3 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).  The Indemnifying Party will manage and control, at its sole expense, the defense of the claim and its settlement.  Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice to the Indemnitee, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnitee.  The Indemnitee may participate therein

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnitee reasonably concludes, based on advise from counsel, that the Indemnifying Party and the Indemnitee have conflicting interests with respect to such Third Party Claim, the Indemnifying Party will be responsible for the reasonable fees and expenses of counsel to the Indemnitee solely in connection therewith; provided further, however, that in no event will the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.  If the Indemnifying Party does not assume control of the defense of the Third Party Claim within thirty (30) days after delivery of Indemnitee’s notice of such claim and request for indemnification, the Indemnitee(s) may defend such Third Party Claim. Each Party will keep the other Party advised of the status of such Third Party Claim and the defense thereof, and the Indemnifying Party will consider recommendations made by the other Party with respect thereto.  If the Indemnifying Party does assume control of the defense of the Third Party Claim, the Indemnifying Party will not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto or that imposes any liability or obligation on the Indemnitee without the prior written consent of the Indemnitee.  The Indemnifying Party will not be obligated to indemnify the Indemnitee(s) for any Third Party Claim settled by the Indemnitee(s) without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

10.4.                        Insurance.  The parties will obtain by the Execution Date and maintain at all times during the term of this Agreement, Products Liability Insurance, including Clinical Trial coverage, with reputable and financially secure insurance carriers each having an A.M. Best rating of [**] or better, to cover their respective indemnification obligations under Section 10.3 (Indemnification), with limits of not less than [**] dollars [**] per occurrence and [**] dollars [**] in the aggregate.  Each party will provide the other with a Certificate of Insurance evidencing this coverage within thirty (30) days after the Execution Date.  Genzyme will have the right to maintain self-insurance with respect to all or a part of its insurance obligations under this Section 10.4.

Article 11.

TERM AND TERMINATION

11.1.                        Term.  The term of this Agreement (the “Term”) commences on the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 11, will continue in perpetuity.

11.2.                        Termination.

11.2.1.               Genzyme Right to Terminate.  At any time during the Term, but following payment by Genzyme of the upfront license fee under Section 8.1, Genzyme will be entitled to terminate this Agreement by providing written notice to Isis of such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

termination.

11.2.2.               Termination for Material Breach.

(a)           If either Party believes that the other Party is in material breach of this Agreement (other than with respect to Genzyme’s failure to use Commercially Reasonable Efforts under Section 5.2.2 (Performance of the Development Program) or Section 6.1 (Commercialization Responsibilities) or Section 7.3 (Research Efforts), which is governed by Section 11.2.3 below), then the non-breaching Party may deliver notice of such breach to the other Party.  In such notice, the non-breaching Party will identify the actions or conduct that it wishes such Party to take for an acceptable and prompt cure of such breach (or will otherwise state its good faith belief that such breach is incurable); provided, however, that such identified actions or conduct will not be binding upon the other Party with respect to the actions that it may need to take to cure such breach.  If the breach is curable, the allegedly breaching Party will have ninety (90) days to either cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within thirty (30) days following such notice) or, if a cure cannot be reasonably effected within such ninety (90) day period, to deliver to the non-breaching Party a plan for curing such breach which is reasonably sufficient to effect a cure within a reasonable period.  If the breaching Party fails to (a) cure such breach within the ninety (90) day or thirty (30) day period, as applicable, or (b) use Commercially Reasonable Efforts to carry out the plan and cure the breach, the non-breaching Party may terminate this Agreement by providing written notice to the breaching Party.

(b)           Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence, materiality, or failure to cure of any such breach which is not a payment breach, and provides notice to the non-breaching Party (the “Other Party”) of such dispute within such ninety (90) day period or such other reasonable cure period, as applicable, the Other Party will not have the right to terminate this Agreement in accordance with this Section 11.2.2 unless and until it has been determined in accordance with Article 13 (Dispute Resolution) that this Agreement was materially breached by the allegedly breaching Party and that Party fails to cure such breach within the allowed cure period following such determination.  It is understood and acknowledge that during the pendency of such dispute, all the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

(c)           This Section 11.2.2 will be subject to and will not limit the provisions of Section 11.2.3 (Termination by Isis for Failure of Genzyme to Use Commercially Reasonable Efforts) and Section 11.3 (Consequences of Termination).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

11.2.3.               Termination by Isis for Failure of Genzyme to Use Commercially Reasonable Efforts.

(a)           Subject to Sections 11.2.3(b) and 11.2.3(c) below, Isis will have the right to terminate this Agreement on (i) a Major Market Country-by-Major Market Country basis if Genzyme is in material breach of its obligations to use Commercially Reasonable Efforts (A) under Section 5.2.2 (Performance of the Development Program) to develop the Product in such Major Market Country or (B) under Section 6.1 (Commercialization Responsibilities) to commercialize the Product in such Major Market Country and (ii) in its entirety if Genzyme is in material breach of its obligations to use Commercially Reasonable Efforts (A) under Section 5.2.2 (Performance of the Development Program) to develop the Product in all Major Market Countries or (B) under Section 6.1 (Commercialization Responsibilities) to commercialize the Product in all Major Market Countries or (C) under Section 7.3 (Research Efforts) to conduct research activities designed to advance a Product to the stage where it can be developed pursuant to a Development Plan.  Notwithstanding the foregoing, the Agreement will not so terminate (in its entirety or in any particular Major Market Country) unless (x) Genzyme is given ninety (90) days prior written notice by Isis of Isis’ intent to terminate, stating the reasons and justification for such termination and recommending steps which Genzyme should take and (y) Genzyme or its Sublicensee has not used good faith Commercially Reasonable Efforts in such Major Market Country(ies) during the ninety (90) day period following such notice to diligently pursue the development and/or commercialization of the Product.

(b)           It is understood and acknowledged that if Genzyme (by itself or through its Affiliates or Sublicensees) uses Commercially Reasonable Efforts to research, develop or commercialize a Product in each and every Major Market Country, Genzyme will be deemed to be in compliance with its obligation under Section 5.2.2 (performance of Development Program), Section  6.1 (Commercialization Responsibilities) and Section 7.3 (Research Efforts) to use Commercially Reasonable Efforts to research, develop and commercialize a Product with respect to all countries in the world.

(c)           If Genzyme disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by Isis pursuant to Section 11.2.3(a) above, and provides notice to Isis of such dispute within the ninety (90) day period following such notice provided by Isis, Isis will not have the right to terminate this Agreement unless and until the existence of such material breach or failure by Genzyme has been determined in accordance with Article 13 and Genzyme fails to cure such breach within ninety (90) days following such determination.  It is understood and acknowledged that during the pendency of such dispute, all the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(d)           This Section 11.2.3 and Section 11.3 (Consequences of Termination) set forth Isis’ sole and exclusive remedy for Genzyme’s breach of its obligation to use Commercially Reasonable Efforts under Section 5.2.2 (Performance of the Development Program) or Section 6.1 (Commercialization Responsibilities) or Section 7.3 (Research Efforts).

11.3.                        Consequences of Termination.  The following terms will apply on termination of this Agreement:

11.3.1.               Licenses.  Upon termination of this Agreement by either Party pursuant to this Article 11, the Product License will terminate and Genzyme, its Affiliates and Sublicensees will cease selling the Product.

11.3.2.               Return of Information and Materials.  Upon termination of this Agreement by either Party pursuant to this Article 11, the Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival purposes.

11.3.3.               Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  For clarification, (a) no milestone payments under Section 8.2 (Milestones) and (b) no payments under Section 8.5.2 (Sharing of Net Profits) will be payable by Genzyme following termination of this Agreement, except to the extent that the milestone event was achieved (in the case of milestone payments) or the Net Profits were achieved (in the case of net profit sharing) prior to such termination.

11.3.4.               Survival.  The following provisions of this Agreement will survive the expiration or termination of the Agreement:  Section 6.5 (Safety Reporting), Section 8.8 (Audits and Interim Reviews), Section 9.3.2 (Terms of Sharing Agreement), Section 10.3 (Indemnification), Section 11.3 (Consequences of Termination), Section 11.4 (Remedies for Isis’ Material Breach), Article 12 (Confidentiality), Article 13 (Dispute Resolution), and Article 14 (Miscellaneous).

11.3.5.               Reversion.

(a)           Isis Reversion Rights.  If (a) Genzyme terminates the Agreement under Section 11.2.1 (Genzyme Right to Terminate) or (b) Isis terminates the Agreement under Section 11.2.2 (Termination for Material Breach) or Section 11.2.3 (Termination by Isis for Failure of Genzyme to Use Commercially Reasonable Efforts), Genzyme will:

(i)                                     grant to Isis a non-exclusive, sublicensable, worldwide license to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

any Product Trademarks, Genzyme Program Patents and other Patents owned or Controlled by Genzyme as of the date of termination that Cover the Product;

(ii)                                  transfer to Isis, for Isis’ use with respect to the development and commercialization of the Product, any data, results, Regulatory Materials and files in Genzyme’s possession as of the date of termination that relate solely to the Product; and

(iii)                               re-assign to Isis the Product-Specific Patents assigned to Genzyme pursuant to Section 9.1.1 (Assignment of Product-Specific Patents) using a form of assignment substantially similar to the one attached as Exhibit E hereto (collectively with clauses (i) and (ii) above, the “Reversion”).

(b)           Limitation.  Isis hereby agrees and acknowledges that it may only use the license granted and the materials transferred pursuant to clauses (a)(i) and (a)(ii) of Section 11.3.5(a) in connection with the development and commercialization of the Product for therapeutic purposes.

(c)           Consideration for Reversion Rights.

(i)                                     In consideration for the rights granted and materials transferred by Genzyme to Isis under Section 11.3.5(a) above, Isis will pay to Genzyme a royalty on Net Revenue as follows: (a) [**] of Net Revenue if the Reversion occurs prior to [**], (b) [**] of Net Revenue if the Reversion occurs after the [**] but prior to the [**] and (c) [**] of Net Revenue if the Reversion occurs after the [**] and at the time of or after the [**].

(ii)                                  Such payments will be governed by the financial provisions in Sections 8.6 (Periodic Reporting and Reconciliation), 8.7 (Audits and Interim Reviews), 8.9 (Withholding Taxes) and 8.10 (Interest on Late Payments).  In addition, the definition of Net Sales will apply to Isis in the same way as they applied to Genzyme prior to such termination of the Agreement.

(iii)                               Notwithstanding the foregoing, in no event will the total royalty payable to Genzyme exceed the aggregate amount of Program Costs that Genzyme has contributed to the Product, with interest thereon at ten percent (10%) per calendar year, compounded monthly, net of any amounts paid for by Isis or covered by Net Revenue.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

11.4.                        Remedies for Isis’ Material Breach.

11.4.1.            Termination of Committees and Information Sharing.  If Isis materially breaches this Agreement and fails to cure such breach within the time periods provided under Section 11.2.2  (Termination for Material Breach) and Genzyme does not wish to terminate this Agreement in its entirety, then, in addition to any other remedies Genzyme may have under this Agreement or otherwise, Genzyme will have the right to do any or all of the following in Genzyme’s discretion: (a) terminate Isis’ right to participate in the JDC and JPC and any other subcommittees or working groups established pursuant to this Agreement, each of which will be disbanded; (b) terminate the participation of Isis in any ongoing research and development programs and Genzyme’s funding obligations associated therewith, (c) make all decisions required to be made by such committees or the Parties collectively under this Agreement in connection with the development and commercialization of the Product, (d) exclude Isis from all discussions with Regulatory Authorities regarding Isis Products, (e) require Isis to assign to Genzyme all of Isis’ right, title and interests in any IND or other Regulatory Materials then held by Isis pertaining to Products and any agreements with Third Parties related solely to the development or supply of the Product; (f) require Isis to enable Genzyme or a Third Party manufacturer to manufacture clinical and initial commercial quantities of the Product in lieu of Isis, with such transition occurring on a commercially reasonable timetable; (g) terminate Genzyme’s obligation to make further disclosures of Know-How or other information to Isis pursuant to this Agreement (including pursuant to Section 5.4.2 (Transfer from Genzyme to Isis) and Section 6.4 (Isis Safety Database)), other than reports required by Section 8.6 (Periodic Reporting and Reconciliation) and as reasonably required to permit Isis to perform its remaining obligations under this Agreement.  In addition, if Isis has not completed the development activities that are its responsibility under this Agreement, then Genzyme may, but will not be obligated to, assume all responsibility for all such development activities that would have otherwise been Isis’ responsibility under the Agreement.  Isis will cooperate with the foregoing and provide to Genzyme and its Third Party contractors all Know-How, assistance, assignments and other support reasonably requested to assist Genzyme in assuming complete responsibility for the development and manufacture of the Product in an efficient and orderly manner.

11.4.2.            Genzyme’s Right of Setoff.  If Isis materially breaches this Agreement and fails to cure such breach within the time periods provided under Section 11.2.2  (Termination for Material Breach) and Genzyme does not wish to terminate this Agreement in its entirety, then, in addition to any other remedies Genzyme may have under this Agreement or otherwise (an “Isis Breach Event”), Genzyme may setoff against any amounts owed to Isis pursuant to Article 8 (Financial Provisions) its good faith estimate of the amount of any losses, damages and expenses incurred by Genzyme as a result of Isis’ breach of this Agreement (the “Setoff Amount”).  If Genzyme exercises its setoff right under this Section 11.4.2, Genzyme will provide Isis with a written certificate, signed by Genzyme’s Chief Financial Officer, certifying that the amount setoff by Genzyme represents

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Genzyme’s good faith estimate of such losses, damages and expenses.  Notwithstanding the foregoing, if Isis notifies Genzyme in writing that it disputes Genzyme’s assertion that Isis is in material breach of this Agreement or the amount setoff by Genzyme, then (a) Genzyme will initiate the dispute resolution process set forth in Article 13 (Dispute Resolution), and (b) pending the Parties’ agreement regarding the appropriate setoff (if any) or a determination by the mediator of the proper amount that Genzyme may setoff (if any) in accordance with Section 13.2 (Mediation), Genzyme will pay the Setoff Amount into an interest-bearing escrow account established for the purpose at a bank.  If the Parties cannot settle their dispute by mutual agreement, then, in accordance with Section 13.2.2 (Mediation of Setoff Disputes) the mediator will determine (1) the amount (if any) that Genzyme may setoff against future payments to Isis going forward, and (2) whether any portion of the escrow account should be released to Isis.  In the event that it is finally determined pursuant to Article 13 (Dispute Resolution) by a court of competent jurisdiction that Genzyme has setoff an amount that exceeds the amount of losses, damages and expenses actually incurred by Genzyme as a result of Isis’ breach of this Agreement, then Genzyme will promptly pay Isis the amount of such excess, plus interest on such amount as provided for in Section 8.10 (Interest on Late Payments), with interest accruing from the time Genzyme applied such excess setoff.

Article 12.
CONFIDENTIALITY; PUBLIC DISCLOSURE

12.1.                        Non-Disclosure.  Genzyme and Isis agree that all information relating to the Licensed IP, the terms and conditions of this Agreement, or any activities conducted in connection with or pursuant to this Agreement and disclosed by either Party in accordance with this Agreement (“Confidential Information”) will be used and disclosed by the receiving Party only to perform its obligations and exercise its rights under this Agreement.  Information relating to the development of the Product, the Licensed IP and the terms and conditions of this Agreement will be considered the Confidential Information of both Parties under the Agreement, as if both Parties were receiving Parties.  Notwithstanding the foregoing, “Confidential Information” will not include information that the receiving Party can establish:

(a)           was already known by the receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the disclosing Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, other than through any act or omission of the receiving Party or any of its Affiliates;

(d)           was disclosed to the receiving Party, other than under an obligation of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)           was independently discovered or developed by or on behalf of the receiving Party without the use of any Confidential Information belonging to the disclosing Party.

12.2.                        Authorized Disclosure and Use.  Notwithstanding the foregoing provisions of Section 12.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(a)           prosecute or defend litigation,

(b)           comply with applicable governmental laws and regulations (including the rules and regulations of the Securities and Exchange Commission); or

(c)           make filings and submissions to, or correspond or communicate with, any government authority.

In the event a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to clauses (a), (b) and (c) of this Section 12.2, the disclosing Party will to the extent possible give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.  Each Party will promptly notify the other Party upon becoming aware of any misappropriation or unauthorized disclosure or use of the other Party’s Confidential Information.

12.3.                        Terms of Agreement.  The Parties agree that the terms of this Agreement are confidential and will not be disclosed by either Party to any Third Party (except to a Party’s professional advisors, including, without limitation, accountants, financial advisors, and attorneys) without prior written permission of the other Party; provided, however, that (a) either Party may make any filings of this Agreement required by Applicable Law in any country so long as such Party uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other Party, and permits the other Party to participate, to the greatest extent practicable, in seeking a protective order or other confidential treatment; (b) either Party may disclose this Agreement on a confidential basis to potential Third Party investors or acquirers or, in the case of Genzyme, to potential Sublicensees, in each case in connection with due diligence or similar investigations; and (c) a Party may publicly disclose, without regard to the preceding requirements of this Article 12 (Confidentiality), information that was previously publicly disclosed in compliance with such requirements.

12.4              Public Disclosures.

(a)           The Parties have agreed upon, and from time to time will agree upon updates to, a communication strategy document containing detailed substantive messaging and a detailed fact sheet with respect to the development, regulatory

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Approval process, manufacturing and commercialization of the Product (the “Communications Plan”).  The Communication Plan will identify agreed spokespeople according to subject matter and will include a calendar detailing events (investor and medical meetings, earnings dates, etc) and anticipated new Product disclosures warranting press releases, updates to any slide presentation or other communication materials.  If the Parties are unable to agree upon the content of a particular disclosure in any update to the Communications Plan, then the Party to whom the Agreement assigns primary responsibility over the subject matter of the disclosure will have the right to decide upon the appropriate content.  Accordingly, in the event of such a disagreement, Isis will have the right to decide upon the appropriate disclosure on scientific matters, and Genzyme will have the right to decide upon the appropriate disclosure for pre-clinical and clinical development, regulatory, and commercial matters.  If any spokesperson identified in the Communications Plan leaves the employ of a Party or changes roles such that it is no longer appropriate for him or her to serve as a spokesperson, the Party who employs such spokesperson may designate a replacement.

(b)           In addition, from time to time the JDC will approve a scientific and medical publication plan (the “Scientific Publication Plan”).  The Parties will refrain from making any public communications or disclosures regarding the Product other than those set forth in the Communications Plan or as expressly contemplated by the Scientific Publication Plan.  Without limiting the generality of the foregoing, except for the specific disclosures set forth in the Communication Plan or as otherwise expressly contemplated by the Scientific Publication Plan, each Party will refrain from making any public disclosures concerning (i) the status of any Approval, (ii) any application for any Approval, or (iii) any communication with or from any Regulatory Authority.  Isis will refer to Genzyme, in its capacity as holder of the IND, NDA or other Approval (as applicable) for the Product, any questions it may receive concerning these matters that call for information beyond that provided in the Communications Plan.

(c)           To the extent that either Party proposes to make any public disclosure that deviates from the Communications Plan, it will submit to the other Party an initial draft of any press release, slide presentation or other public communication for review and comment at least five (5) Business Days in advance of such proposed public communication.  In such event, each Party will not make any public communication unless and until the Parties revise the Communications Plan in accordance with Section 12.4(a) so as to include the disclosure included in such proposed public communication.  For public disclosures that do not deviate from the Communications Plan, each Party will submit to the other Party a draft of any such public communication for review and comment at least forty-eight (48) hours in advance of such public disclosure.  Notwithstanding any other provision of this Agreement, however, each Party may at any time make any press release or other public communication as it determines, based upon the advice of counsel, to be necessary to comply with any public disclosure obligations under Applicable Laws (including securities laws), so long as the announcing Party

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

provides the other Party at least some advance notice (which will be at least forty-eight (48) hours whenever possible) regarding the proposed public disclosure.  Genzyme may satisfy its notice obligation under this Section 12.4 by emailing and telephoning either Isis’ Chief Executive Officer or Chief Operating Officer, and Isis may satisfy its notice obligation under this Section 12.4 by emailing and telephoning either the Genzyme Senior Vice President, Cardiovascular or the Genzyme Senior Vice President of Corporate Affairs.

(d)           Each Party will promptly notify (and provide as much advance notice as possible to) the other of any event materially related to Products (including any regulatory Approval) so that the Parties may, subject to the provisions of subsections (a) and (b) of this Section 12.4, analyze the need to or desirability of publicly disclosing or reporting such event.

(e)           In accordance with Section 2.7 (Third Party Agreements), Isis will promptly provide Genzyme with any draft publication relating to the Product submitted to it for review pursuant to any agreement with any Third Party and will exercise its rights under any such agreement to comment on such publication in consultation with and as reasonably requested by Genzyme.  Isis will not enter into any agreement after the Execution Date that grants any Third Party the right to make public statements regarding the Product unless the form of such agreement is approved in advance by Genzyme.

(f)            Unless otherwise contemplated by the Scientific Publication Plan, Genzyme will serve as the principal point of contact for any Third Party author intending to publish a scientific or medical publication on matters with respect to which Genzyme is assigned primary responsibility under this Agreement, and Isis will serve as the principal point of contact for any such author on matters with respect to which Isis is assigned primary responsibility under this Agreement.

Article 13.
DISPUTE RESOLUTION

13.1.        Escalation.  In the event of any dispute (other than a dispute regarding the construction, validity or enforcement of either Party’s Patents, which disputes will be resolved pursuant to Section 13.3 (Jurisdiction; Venue; Service of Process)) arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement that cannot be resolved by the Parties (each, a “Dispute”), either Party may make a written request that the Dispute be referred for resolution to the chief executive officers of each Party (or their designees) (the “Executives”).  Within sixty (60) days of either Party’s written request that the Dispute be referred to the Executives, the Executives will meet in person at a mutually acceptable time and location or by means of telephone or video conference to negotiate a settlement of a Dispute.  Each Party may elect to have such Party’s JDC representatives participate in such meeting, if desired, provided that it provides the other Party with reasonable

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

advance notice of such intent so as to enable the other Party to have its JDC representatives also participate in such meeting, if desired.  If the Executives fail to resolve the Dispute within such sixty (60) day period and the Dispute concerns any matter that this Agreement delegates to the JDC for determination, then Genzyme will be entitled to resolve the Dispute in its sole discretion. For all other Disputes, in the event that the Executives fail to resolve the Dispute within such sixty (60) day period the Dispute will be referred to mediation under Section 13.2 (Mediation).

13.2.        Mediation.

13.2.1.     Mediation Generally.  If a Dispute cannot be resolved pursuant to Section 13.1 (Escalation), the Parties agree to try in good faith to resolve any such Dispute by non-binding mediation administered by JAMS End Dispute in accordance with its commercial mediation rules.  The mediation will be conducted by a single mediator appointed by agreement of the Parties who will have previous judicial experience, or failing such agreement by JAMS End Dispute in accordance with its commercial mediation rules.  Unless otherwise mutually agreed upon by the Parties, the mediation proceedings will be conducted in Chicago.  The Parties agree that they will share equally the cost of the mediation, including filing and hearing fees, and the cost of the mediator(s).  Each Party will bear its own attorneys’ fees and associated costs and expenses.

13.2.2.     Mediation of Setoff Dispute.

(a)           If Genzyme has exercised its setoff right under Section 11.4.2 (Genzyme’s Right of Setoff) and there is a Dispute regarding whether Isis is in material breach of the Agreement or the proper amount of the setoff that the Parties are unable to resolve in mediation pursuant to Section 13.2.1 (Mediation Generally), then at the completion of such mediation the mediator will decide the following issues, which decision will be binding on the Parties pending final resolution of the Dispute by a court of competent jurisdiction:

(i)            Whether the amount placed in escrow by Genzyme pursuant to Section 11.4.2 exceeds the mediator’s objective good faith estimate of the amount of any losses, damages and expenses incurred or likely to be incurred by Genzyme as a result of Isis’ breach of this Agreement;

(ii)           What amount (if any) may Genzyme setoff against future payments to Isis under Section 11.4.2, which amount will represent the mediator’s objective good faith estimate of the amount of any losses, damages and expenses incurred or likely to be incurred by Genzyme as a result of Isis’ breach of this Agreement.

(b)           If the mediator determines that the amount placed in escrow by Genzyme pursuant to Section 11.4.2 exceeds the mediator’s objective good faith estimate of he amount of any losses, damages and expenses incurred or likely to be incurred

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

by Genzyme as a result of Isis’ breach of this Agreement, the Parties will promptly cause the escrow agent to release to Isis the amount of such excess, plus interest accruing on such amount in the escrow account.  The Parties will promptly cause the remaining amount in the account to be returned to Genzyme.

(c)           If the mediator determines an appropriate amount that Genzyme may setoff against future payments to Isis under Section 11.4.2, Genzyme may setoff such amount directly, and will not be required to pay such amounts into any escrow account.

(d)           The decisions rendered by mediator with respect to the distribution of funds from the escrow account and amount Genzyme may setoff going forward will be binding on the Parties pending resolution of the Dispute by the agreement of the Parties or by a court of competent jurisdiction in accordance with this Agreement.

13.2.3.     Legal Remedies.  If the Parties fail to reach an amicable agreement pursuant to the non-binding mediation process set forth in Section 13.2 (Mediation) within sixty (60) days of the matter being referred to Mediation, then either Party may pursue a legal remedy in accordance with Section 13.3 (Jurisdiction, Venue, Service of Process).

13.3.        Jurisdiction; Venue; Service of Process.

13.3.1.     Jurisdiction.  Each Party by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Chicago, Illinois for the purpose of any Dispute arising between the Parties in connection with this Agreement (each, an “Action”) and (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that any such Action brought in the above-named court should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than the above-named court, or should be stayed by reason of the pendency of some other proceeding in any other court other than the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before the above-named court.  Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named court solely for the purpose of enforcing an order or judgment issued by the above-named court.

13.3.2.     Venue.  Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party bring Actions only in the federal courts of the United States of America located in Chicago, Illinois and any appellate court having jurisdiction over appeals from

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

such courts.  Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

13.3.3.     Service of Process.  Each Party hereby agrees that service of process made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 14.5 (Notices), will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

Article 14.
MISCELLANEOUS

14.1.        Change of Control of Isis.

14.1.1.     Termination of Committees and Information Sharing.  In the event of a Change of Control of Isis, Genzyme will have the right, exercisable by written notice to Isis or its successor in interest within ninety (90) days of the public announcement of the completion of such Change of Control, to do any or all of the following in Genzyme’s discretion: (a) terminate Isis’ right to participate in the JDC and JPC and any other subcommittees or working groups established pursuant to this Agreement, each of which will be disbanded; (b) terminate the participation of the successor to Isis in any ongoing research and development programs and Genzyme’s funding obligations associated therewith, (c) make all decisions required to be made by such committees or the Parties collectively under this Agreement in connection with the development and commercialization of the Product, (d) exclude Isis or its successor from all discussions with Regulatory Authorities regarding Isis Products, (e) require Isis to assign to Genzyme all of Isis’ right, title and interests in any IND or other Regulatory Materials then held by Isis pertaining to Products and any agreements with Third Parties related to the development or supply of the Product; (f) require Isis to enable Genzyme or a Third Party manufacturer to manufacture clinical and initial commercial quantities of the Product in lieu of Isis, with such transition occurring on a commercially reasonable timetable; (g) terminate Genzyme’s obligation to make further disclosures of Know-How or other information to Isis pursuant to this Agreement (including pursuant to Section 5.4.2 (Transfer from Genzyme to Isis) and Section 6.4 (Isis Safety Database)), other than reports required by Section 8.6 (Periodic Reporting and Reconciliation) and as reasonably required to permit Isis to perform its remaining obligations under this Agreement.  In addition, if Isis has not completed the development activities that are its responsibility under this Agreement, then Genzyme may, but will not be obligated to, assume all responsibility for all such development activities and setoff against amounts payable by Genzyme to Isis under this Agreement any expense incurred by Genzyme in connection with such development activities that would have been Isis’ responsibility under the Agreement had the Change of Control not occurred.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Isis or its successor will cooperate with the foregoing and provide to Genzyme and its Third Party contractors all Know-How, assistance, assignments and other support reasonably requested to assist Genzyme in assuming complete responsibility for the development and manufacture of the Product in an efficient and orderly manner.  For purposes of clarification, all Confidential Information of Genzyme in Isis’ or its successor’s possession following Genzyme’s exercise of its rights under this Section 14.1 (Change of Control of Isis) will continue to be subject to all applicable provisions of this Agreement (including, without limitation, Article 12 (Confidentiality).

14.1.2.     Purchase of Product Economics.  In addition to the rights set forth in Section 14.1.1 (Termination of Committees and Information Sharing), in the event of a Change of Control of Isis, Genzyme will have the right to purchase all of Isis’ rights to receive payments under the Agreement.  If Genzyme elects to pursue this right, which election may be made by written notice to Isis or its successor of such election within one hundred and eighty (180) days of the public announcement of the completion of such Change of Control, the Parties will, for a period of sixty (60) days following notice of such election, negotiate in good faith a mutually acceptable fair market value.  If the Parties cannot agree on a purchase price, Genzyme will have the option to have a Third Party determine the then-applicable fair market value of Isis’ rights to receive payments under the Agreement (the “Valuation Price”).  The Parties will select a mutually agreeable independent investment banking firm of national reputation to ascertain the Valuation Price.  If the Parties are unable to agree on such identity of such investment banking firm within a sixty (60) day period, then each Party will select an independent investment banking firm of national reputation and the two designated firms will select a mutually agreeable third investment banking firm who will ascertain the Valuation Price.  If Genzyme elects to purchase all of Isis’ rights to receive payments under the Agreement at the price mutually agreed by the Parties or the Valuation Price, as applicable, such purchase will render the rights granted to Genzyme under this Agreement fully-paid and irrevocable, and the Parties will enter into a mutually satisfactory amendment to this Agreement effecting this simultaneously with the payment of such price.  If Genzyme does not exercise the right to purchase all of Isis’ rights to receive payments under the Agreement under this Section 14.1.2, the successor’s economic rights under this Agreement will be unchanged.

14.2.        Specific Performance.  Each Party acknowledges and agrees that, in the event of any breach of this Agreement by such Party or any of its Affiliates, the non-breaching Party may be irreparably and immediately harmed and may not be able to be made whole by monetary damages.  Without prejudice to any rights and remedies otherwise available, and notwithstanding Section 13.1 (Dispute Resolution Mechanism), the non-breaching Party will be entitled to seek equitable relief by way of injunction, specific performance or otherwise if the breaching Party or any of its Affiliates breaches any provision of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

14.3.        Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without reference to its choice of laws or conflicts of laws provisions.

14.4.        Waiver; Remedies Cumulative.  The failure by either Party to take any action or assert any right hereunder will in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a Party to thereafter enforce each and every provision of this Agreement.  Except as expressly provided in this Agreement, the rights and remedies provided for in this Agreement are cumulative and not exclusive, and the exercise of any right or remedy under this Agreement will in no way prejudice or be construed to be a waiver of any other right or remedy a Party may have under this Agreement or otherwise.

14.5.        Notices.  Any consent or notice required or permitted to be given or made under this Agreement by one of the Parties hereto to the other will be in writing and delivered by hand or sent by nationally recognized overnight delivery service, prepaid registered or certified air mail, or by facsimile confirmed by prepaid, registered or certified mail letter, and will be deemed to have been properly served to the addressee upon receipt of such written communication, in any event to the following addresses (or any updated address provided to the notifying Party in writing in accordance with this Section 14.5):

If to Genzyme:	Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts 02142
Attn: General Manager,
Cardiovascular Business Unit
Fax: (617) 252-7553

with a copy to:	Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts 02142
Attn: General Counsel
Fax: (617) 252-7553

If to Isis:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008
Attn: COO and CFO
Fax: (760) 603-4650

with a copy to:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008
Attn: General Counsel
Fax: (760) 268-4922

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

14.6.        Entire Agreement.  This Agreement and all Exhibits and Schedules attached hereto (the terms of which are incorporated herein by reference) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and, as of the Execution Date, supersedes and terminates all prior agreements and understandings between the Parties (including the Prior Agreement and the Confidential Disclosure and Standstill Agreement dated as of September 19, 2007) and constitutes the entire agreement between the Parties with respect to the subject matter hereof.  All Exhibits and Schedules referred to herein and other attachments hereto are intended to be, and hereby are, specifically incorporated herein and made a part of this Agreement.  No subsequent alteration, amendment or modification to this Agreement will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

14.7.        Binding Effect; Assignment.  This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Neither Party will assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that (a) either Party may assign this Agreement or its rights or obligations hereunder to any of its Affiliates or to a purchaser or successor of substantially all the assets to which this Agreement relates, and (b) Isis may enter into one or more financial factoring arrangements with Genzyme’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

14.8.        Severability.  If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance, to any extent, is invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Agreement will be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

14.9.        Further Assurances.  Each Party will execute such other instruments, give such further assurances and perform such acts which are or may become necessary or appropriate to effectuate and carry out the provisions and intent of this Agreement.

14.10.      Independent Contractors.  The status of the Parties under this Agreement will be that of independent contractors.  No Party will have the right to enter into any agreements on behalf of the other Party, nor will it represent to any Third Party that it has any such right or authority.  Nothing in this Agreement will be construed as establishing a partnership or joint venture relationship between the Parties hereto.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

14.11.      Interpretation.  The article and section headings herein are for reference purposes only and will not affect the meaning or interpretation hereof.  The term “including” (or any variation thereof such as “include”) will be without limitation.

14.12.      Counterparts.  This Agreement may be executed in one or more counterpart copies, and by facsimile signature, each of which will be deemed an original and all of which taken together will be deemed to constitute one and the same instrument.

14.13.      Rights in Bankruptcy.  All rights and licenses now or hereafter granted under or pursuant to this Agreement, including Section 2.1 of this Agreement, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)).  Isis hereby grants to Genzyme and all Affiliates of Genzyme a right of access and to obtain possession of and to benefit from (a) copies of research data, (b) laboratory samples, (c)  samples of Product, (d) formulas, (e) laboratory notes and notebooks, (f) data and results related to clinical trials, (g) regulatory filings and approvals, (h) rights of reference in respect of regulatory filings and approvals, (i) pre-clinical research data and results, (j) marketing, advertising and promotional materials, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code and (k) all other embodiments of such intellectual property, in each case, solely in connection with Genzyme’s rights under this Agreement, whether any of the foregoing are in Isis’ possession or control or in the possession and control of Third Parties.  Isis agrees not to interfere with Genzyme’s and its Affiliates’ exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist Genzyme and its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for Genzyme or its Affiliates to exercise such rights and licenses in accordance with this Agreement.  The Parties hereto acknowledge and agree that all payments by Genzyme to Isis under this Agreement, other than the commercial milestones payable pursuant to Section 8.2.2 and the sharing of Net Profits pursuant to Section 8.5.2, do not constitute “royalties” within the meaning of Bankruptcy Code §365(n) or relate to licenses of intellectual property hereunder.

[remainder of page intentionally left blank]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the Parties have caused this License and Co-Development Agreement to be executed by their officers thereunto duly authorized as of the date first written above.

Genzyme Corporation

By:	/s/ Henri A. Termeer
Name:	Henri A. Termeer
Title:	Chairman, President
and Chief Executive Officer

Isis Pharmaceuticals, Inc.

By:	/s/ B. Lynne Parshall
Name:	B. Lynne Parshall
Title:	Chief Operating Officer and
Chief Financial Officer

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE 1.35

ISIS METHODOLOGY FOR DETERMINING ITS COST OF MANUFACTURE

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SCHEDULE 1.49

EXAMPLE CALCULATION OF INTERNAL DEVELOPMENT EXPENSES

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SCHEDULE 1.52

ISIS CORE TECHNOLOGY PATENTS

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SCHEDULE 1.56

ISIS MANUFACTURING & ANALYTICAL PATENTS

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SCHEDULE 1.99

PRODUCT-SPECIFIC PATENTS

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SCHEDULE 1.113

SPECIAL ISIS CORE TECHNOLOGY PATENTS

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SCHEDULE 2.1

LICENSES TO THIRD PARTIES

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SCHEDULE 10.2.2

THIRD PARTY AGREEMENTS

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT A

DEVELOPMENT PLAN

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EXHIBIT B

DEVELOPMENT BUDGET

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EXHIBIT C

FORM OF SUPPLY AGREEMENT

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (the “Supply Agreement”) is entered into as of the 24th day of June, 2008 (the “Effective Date”) by and between Isis Pharmaceuticals, Inc. (“Isis”) and Genzyme Corporation (“Genzyme”).  Genzyme and Isis may each be referred to herein as a “Party” or together as the “Parties”.  Capitalized terms not defined herein will have the meaning given to such terms in the License and Co-Development Agreement between the Parties dated June 24, 2008 (the “Agreement”).  The Parties agree as follows:

WHEREAS, the Parties have entered the Agreement to provide for the further development and commercialization of one or more Products, including Mipomersen;

WHEREAS, the Agreement provides that Isis will be responsible for the manufacture of the active pharmaceutical ingredient (API) of Mipomersen (“API”) for the phase II clinical trials, the Pivotal Trial(s) and the initial commercial launch of Mipomersen;

WHEREAS, the Parties agree that the terms of this Supply Agreement will apply to all manufactured lots of API made and supplied under the Agreement and this Supply Agreement.

NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree to this Supply Agreement as follows:

1.              Scope; Second Manufacturing Suite –  Isis will produce the bulk API for Mipomersen under cGMP conditions and in accordance with the Quality Agreement between the Parties and referencing this Supply Agreement (the “Quality Agreement”), in the amount specified in the applicable Firm Order for use for the phase II clinical trials, the Pivotal Trial(s) and the initial commercial launch of Mipomersen.

Isis will use commercially reasonable efforts to have [**].

2.              Supply as of Effective Date.        As of the Effective Date, Isis has in its inventory the quantities of API, placebo, drug product and clinical trial material set forth on Exhibit B attached hereto (the “Existing Material”).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

3.              Supply through the end of 2008.  After the Execution date until the [**] in 2008, Isis will manufacture and supply the API consistent with the needs of the Development Plan, which are approximately [**] kilograms (the “2008 API”).

4.              Supply after 2008; Forecasting Before NDA Filing.

(a)   After January 1, 2009 until the NDA Filing under the Agreement, Isis and Genzyme will establish an 8 calendar quarter rolling forecast (the “Clinical Rolling Production Forecast”) that sets forth a good faith estimate of the quantity of API for the Mipomersen Genzyme expects to receive from Isis within the following 8 calendar quarter period.  This Clinical Rolling Production Forecast will be updated on the first business day of each subsequent calendar quarter by Genzyme.  The first 4 calendar quarters of the Clinical Rolling Production Forecast constitute a firm order (each “Clinical Firm Order”).  Genzyme will provide one or more purchase orders for Clinical Firm Orders not previously submitted with each new Clinical Rolling Production Forecast.  The fifth (5th) calendar quarter of any Clinical Rolling Production Forecast shall be binding solely to the extent that Genzyme shall be required to order (and Isis shall only be required to supply) not more than [**]% and not less that [**]% of the API forecast therein once such calendar quarter becomes the first (1st) calendar quarter for the Clinical Rolling Production Forecast.  Quarters 6 through 8 are estimated quantities to be used for planning purposes only.  Not later than 30 days after the Effective Date, Genzyme will provide Isis with the first Clinical Rolling Production Forecast, which will initially cover the 8 quarter period beginning January 1, 2009.  The quantities set forth in a Clinical Firm Order will be binding on both parties, and Genzyme will be obligated to purchase from Isis, and Isis will be obligated to supply, the specified quantities of API.

(b)   Notwithstanding the foregoing, each Clinical Firm Order is subject to the following conditions:

•                  Isis will not be required to supply during a calendar quarter more than an aggregate of [**] kilograms of API, unless agreed to in advance by Isis and further that the batch size is no larger than [**] kilograms unless agreed to in advance by Isis.

•                  The minimum order size is [**] kilograms per calendar quarter unless agreed to in advance by Isis.

(c)   Isis agrees to use commercially reasonable efforts to supply Genzyme, upon request, with quantities in excess of the quantity restrictions described in this Section 4(b) above.

5.              Supply; Forecasting After NDA Filing.

(a)   After the NDA Filing under the Agreement, Genzyme will establish an eight (8) calendar quarter rolling forecast (the “Commercial Rolling Production Forecast”) that sets forth a good faith estimate of the quantity of API for the Mipomersen Genzyme expects to receive from Isis within the following eight (8) calendar quarter period.  This Commercial Rolling Production Forecast will be updated not later than the first business day of each subsequent calendar quarter by Genzyme.  The first [**] calendar quarters of the Commercial Rolling Production Forecast will constitute a firm order (“Commercial Firm Order”).  Genzyme will provide one or more purchase orders for Commercial Firm Orders not previously submitted with each new Commercial Rolling Production Forecast.  The [**] and [**] calendar quarters of any Commercial Rolling Production Forecast shall be binding solely to the extent that Genzyme shall be required to order (and Isis shall be required to supply) not more than [**]% and not less than [**]% of the API forecast therein once those calendar quarters become the first [**] quarters for the Commercial Rolling Production Forecast.  Quarters [**] through [**] are estimated quantities to be used for planning purposes only.  Not later than 30 days after the NDA Filing, Genzyme will provide Isis with the first Commercial Rolling Production Forecast.  The quantities set forth in a Commercial Firm Order will be binding on both parties, and Genzyme will be obligated to purchase from Isis, and Isis will be obligated to supply, the specified quantities of API.  Clinical Firm Orders and Commercial Firm Orders may each be referred to herein as “Firm Orders”.

(b)   Notwithstanding the foregoing, each Commercial Firm Order is subject to the following conditions:

•                  Isis will not be required to supply during a calendar quarter more than an aggregate of 50 kilograms of API, unless agreed to in advance by Isis and further that the batch size is no

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

larger than [**] kilograms unless agreed to in advance by Isis. The minimum order size is [**] kilograms per order.

(c)   Isis agrees to use commercially reasonable efforts to supply Genzyme, upon request, with quantities in excess of the quantity restrictions described in this Section 5(b) above.

6.              Delivery

(a)   Isis will deliver the Existing Material and the 2008 API as directed by the JDC.

(b)   Each order submitted in satisfaction of a Firm Order obligation set forth in Section 4 or 5 above shall set forth Genzyme’s proposed delivery date, which date shall not be less than 90 days after the submission of the order in question.  Within 10 business days of receipt of an order from Genzyme, Isis will either (i) confirm Genzyme’s proposed delivery date or (ii) enter into discussions with Genzyme about a mutually agreeable delivery date (each, a “Delivery Date”).  Isis will use commercially reasonable efforts to deliver the API ordered in each Firm Order by the applicable Delivery Date (but in any event Isis will deliver the API within thirty (30) days of the Delivery Date); provided, however, that Isis may deliver any quantities requested in a Firm Order thirty (30) days early. Isis will not be required to supply, nor will Genzyme be required to purchase, API in a quantity exceeding the Firm Order.  The quantity of API specified in each Firm Order, invoiced and paid for will be the as-is gross mass of the API after lyophilization (i.e. including such amounts of water, impurities, salt, heavy metals, etc not exceeding limits permitted in the Specifications).  In addition, so long as Isis supplies the quantity of API specified in the applicable Firm Order for Mipomersen within plus or minus [**]%, Isis will be deemed to have satisfied the amount specified in the Firm Order but Genzyme will nonetheless pay for the quantity of API specified in the Firm Order, whether it is less than or greater than the amount ordered.

7.              Shortfall

(a)   In the event that at any time Isis anticipates that it will be unable to supply at least [**]% (as permitted by Section 6 above) of the quantities of API set forth in an agreed-upon Firm Order in satisfaction of its obligation under Section 4 or 5 for any reason, including without limitation force majeure, Isis will notify Genzyme in writing as soon as possible upon the prediction or occurrence of such non-supply.

(b)   If Isis cannot Manufacture as set forth in (a) above, upon written request by Genzyme Isis will transfer to Genzyme all documentation and information, and permit Genzyme to reference and use any regulatory filings, and otherwise fully cooperate with Genzyme to enable Genzyme to make or have made API for use by Genzyme in accordance with the Agreement.

8.              Specifications; CofA

(a)   For the API supplied by Isis under this Supply Agreement, Isis and Genzyme will mutually agree on the specifications for such API and will attach and/or reference such specifications in the applicable Firm Order (the “Specifications”).  If no Specifications are attached to or referenced in a Firm Order the Specifications for the Firm Order will be the same Specifications that applied to the previous Firm Order.  The Specifications as of the effective date of this Supply Agreement are attached hereto as Exhibit A and will apply to 2008 API and the API that is part of the Existing Material.

(b)   Prior to shipment of API, Isis shall provide Genzyme with a certificate from Isis’ quality assurance department, or Isis’ equivalent thereof, that includes the results of quality control tests that were performed on each batch of API manufactured in accordance with the Specifications and that indicates that the API contained in the shipment: (i) meets the Specifications and (ii) was manufactured in compliance with cGMPs and all other applicable laws and regulations (a “CofA”).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

9.              API Pricing - The purchase price for API manufactured under this Agreement in 2008 is $[**] per kilogram, except the purchase price for Lot # CA301012-015 will be the [**] $[**] per kilogram and the purchase price set for API manufactured in 2009 under this Section.  The purchase price for API manufactured in each subsequent calendar year in the Term shall be determined as follows: In September of each year, starting September of 2008, Isis will provide Genzyme a nonbinding, good faith estimate of the purchase price for API for the following year.  By November 15 of each year, starting November 15, 2008, Isis will provide Genzyme the final purchase price (each, a “Purchase Price”) applicable to the manufacture and supply of API scheduled for delivery in the following year.  Such Purchase Prices will be binding on both Parties; provided, however, that such price will (i) not exceed $[**] per kilogram of API and (ii) represent Isis’ good faith estimate of its fully-burdened cost to manufacture such API.  This price includes all direct and indirect costs of manufacturing the API, including the cost of analytical work, raw materials, storing stability and retain samples, and, unless otherwise specifically stated in the applicable Firm Order, all other activities specified in the Specifications; provided, however, this price does not include stability testing, CMC work, process validation or other work to support regulatory filings.  All payments are in US Dollars.

10.       Terms of Payment –

(a)   On the Execution Date, Isis will apply $[**] towards External Development Expenses under Section 8.3.1 of the Agreement for the Existing Material.

(b)   For the 2008 API, Genzyme shall not be required to pay for the 2008 API, but rather upon transfer of such 2008 API Isis shall report the purchase price for the 2008 API as its Fully Absorbed Cost of Goods in reports submitted to Genzyme in accordance with Section 8.6 of the Agreement and such Fully Absorbed Cost of Goods shall be credited against Isis’s obligations to fund the first one hundred and twenty-five million ($125 million) in External Development Expenses as contemplated by Section 8.3.1(b) of the Agreement.

(c)   Until the earlier of (i) the first calendar quarter in which Net Revenue (as that term is defined in the Agreement) exceeds the aggregate Purchase Price for API in that calendar quarter and (ii) the date Isis has fully satisfied its obligation to fund the first one hundred and twenty-five million dollars ($125 million) of External Development Expenses in accordance with Section 8.3.1(b) of the Agreement, Genzyme shall not be required to pay the Purchase Price for Product ordered and transferred hereunder, but rather Isis shall report such Purchase Price as its Fully Absorbed Cost of Goods in reports submitted to Genzyme in accordance with Section 8.6 of the Agreement and such Fully Absorbed Cost of Goods shall be credited against Isis’s obligations to fund the first one hundred and twenty-five million ($125 million) in External Development Expenses as contemplated by Section 8.3.1(b) of the Agreement.

(d)   Once the condition described in either clause (i) or (ii) of Section 10(c) above has been satisfied, then the following payment terms shall apply to Product supplied hereunder:

•                  A pre-payment of 50% of the Purchase Price from Genzyme is payable in cash upon delivery of the applicable Firm Order.

•                  The remaining 50% of the Purchase Price is due in cash to Isis by wire transfer or other customary means within 30 days from the date of receipt of invoice, following title transfer from Isis to Genzyme or its designee of the API (in accordance with Section 12 below).

•                  In addition to the price stated in this Supply Agreement, Genzyme will pay to Isis all taxes and duties (except income tax) imposed upon Isis, in connection with the API and will reimburse Isis for the insurance and freight expenses discussed in Section 12 below.

11.       Term – This Supply Agreement will remain in effect as long as Isis and Genzyme mutually agree for Isis to supply Mipomersen API as described in the Agreement.

12.       Title & Transportation for Existing Material:   Title to the Existing Material will transfer to Genzyme EXW (Incoterms 2000) Isis’ facility following Isis’ receipt of an Authorization to Ship letter from the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Genzyme’s Quality Assurance Department authorizing shipment of the applicable Existing Material.  Isis will insure against the replacement cost of the Existing Material until title transfers. The Parties will share the Risk of loss related to the Existing Material.

Isis will ship the Existing Material in accordance with the applicable Authorization to Ship letter from Genzyme’s Quality Assurance Department.  Isis will pay all freight for such transportation and include such costs as part of Isis’ Fully Absorbed Cost of Goods.

13.       Title & Transportation for other API:   Title to the API supplied under Section 3, 4 or 5 above will transfer to Genzyme upon the earlier of (i) 15 days following the receipt by Genzyme of the CofA, a copy of the batch record and the QC release testing for the applicable order (unless Genzyme initiates formal dispute resolution regarding the API’s failure to meet the warranty set forth in Section 17), (ii) EXW (Incoterms 2000) Isis’ facility following Isis’ receipt of an Authorization to Ship letter from the Genzyme’s Quality Assurance Department authorizing shipment of the applicable API order, and (iii) the date pursuant to the dispute resolution it is determined that the API did meet the warranty set forth in Section 17.  Isis will insure against the replacement cost of the API until title transfers.    Risk of loss passes simultaneously with the title.  Isis may deliver the applicable invoice to Genzyme for API contemporaneously with title transfer.

Isis will ship the API to Genzyme EXW (Incoterms 2000) upon the earlier of (i) the date such API is released by Isis’ Quality Assurance Department and accepted by Genzyme’s Quality Assurance Department via an Authorization to Ship letter, and (ii) 60 days following title transfer of such API.  Transportation arrangements will be made by Isis as specified by Genzyme.  Isis will pay all freight for such transportation and add such costs to the invoice as a separate line item.

14.       Intellectual Property: The ownership and treatment of any intellectual property generated in the course of Isis’ performance of this Supply Agreement will be governed by the Agreement.

15.       CMC Work, Regulatory Support & Stability Testing –Genzyme will be responsible for all CMC work and regulatory filings associated with the API and drug product.  Isis will not be responsible for CMC work, process validation or other work to support regulatory filings under this Supply Agreement.  If Genzyme wishes to engage Isis to perform such work the Parties will mutually agree upon an appropriate plan and budget for executing such work.

Isis will manage the stability testing of any API manufactured under this Supply Agreement per Isis’ current stability protocol (whether performed by Isis or an independent contractor).  If performed by Isis, the price for the stability testing of the API will be $7,000 per time point per lot of API.  If performed by a contractor, the price fro the stability testing of the API will be the price charged by the contractor.  In either case, the price for the stability testing will be treated as Program Costs under the Agreement.

16.       Hazards; Risk Sharing

If Isis encounters any difficulties or hazards during the manufacturing of a batch of API such that the delivery of API to Genzyme from that batch would constitute a breach of this Supply Agreement (including but not limited to the failure of such API to conform to the warranty set forth in Section 17), Isis will use commercially reasonable efforts to manufacture a replacement batch of API, such that Genzyme receives such API as close to the originally-scheduled delivery date as possible.

If the difficulty or hazard that causes the breach was not caused by Isis’ gross negligence, the cost of the manufacture of the replacement batch will be shared by Genzyme and Isis as follows:  Isis will be responsible for the [**] components for such batch of API; and, to the extent not reimbursable under Isis’ insurance policies, Genzyme will be responsible for the [**] component and [**] expenses.  In any year in which Net Profit is achieved under the Agreement, [**] components (and Genzyme’s expenses for [**] and [**] expenses) for such replacement batch of API will be included as Program Costs under the Agreement with [**] included using the methodology referred to in the definition of Fully Absorbed Cost of Goods in the Agreement.  For purposes of clarity and assuming none of the loss is covered

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

by Isis’ insurance, the total price payable for such API will equal the price for such API originally specified above under Section 9 above or quoted in the Firm Order plus the [**] component and [**] expenses attributable to such replacement batch.  However, if the difficulty or hazard that causes the breach was caused by Isis’ gross negligence, the cost of the manufacture of the replacement batch will be solely Isis’ responsibility and the price payable upon delivery of such API will equal the price for such API originally quoted in the Firm Order without any additional costs or expenses required to produce the replacement batch.

17.       Limited Warranty:  SUBJECT TO THE LIMITATIONS OF PARAGRAPHS, 18, 19 AND 21, Isis warrants, with respect to all the API, that, at the time of delivery, any API supplied by Isis will (a) meet the Specifications; (b) meet the standards of cGMP (for the API) and the requirements set forth in the Quality Agreement and (c) be conveyed with good title, free from any lawful security interest, lien or encumbrance.

18.       Disclaimer Of Warranties:  THE EXPRESS WARRANTIES CONTAINED IN PARAGRAPH 17 OF THIS SUPPLY AGREEMENT (AND THOSE MADE UNDER AND AS OF THE EFFECTIVE DATE OF THE AGREEMENT) ARE THE SOLE WARRANTIES WITH RESPECT TO THE API AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW OR STATUTE.

19.       Limitation Of Remedies: GENZYME’S EXCLUSIVE REMEDY AND ISIS’ TOTAL LIABILITY TO GENZYME UNDER THIS SUPPLY AGREEMENT FOR CLAIMS BASED UPON SUPPLY OF THE API (OR FAILURE TO SUPPLY) (INCLUDING, WITHOUT LIMITATION, THOSE ARISING OUT OF STRICT LIABILITY, BREACH OF WARRANTY AND NEGLIGENCE) IS EXPRESSLY LIMITED TO THE REMEDY SET FORTH IN SECTIONS 7 AND 16 ABOVE.

GENZYME WAIVES ALL OTHER CLAIMS BY GENZYME AGAINST ISIS UNDER THIS SUPPLY AGREEMENT WITH RESPECT TO SUPPLY OF THE API.  NEITHER PARTY WILL BE UNDER ANY LIABILITY TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM THIS SUPPLY AGREEMENT.

THE LIMITATIONS IN THIS SECTION 19 DO NOT APPLY TO ANY CLAIM FOR INDEMNIFICATION UNDER SECTION 23.

20.       Quality Systems.  If Genzyme requests changes to Isis’ quality systems or standard operating procedures, Isis and Genzyme will mutually agree on the scope and form of such changes and Genzyme will pay Isis to implement such changes at the then applicable Isis FTE Rate.  Isis will be responsible to implement and pay for any modifications that either a Regulatory Authority requires or the Parties mutually agree are necessary to remain compliant with GMP or applicable ICH guidelines to manufacture API and Genzyme will pay for such modifications specific to the manufacturing of API that are not required by GMP or applicable ICH guidelines.  The costs of implementation will include out of pocket costs as well as for the FTEs to implement such changes at the then applicable Isis FTE Rate.

21.       Inspection And Notice Of Claims:  Promptly upon receipt of each shipment of API, Genzyme will inspect and/or test (or cause to be inspected and tested if API is shipped to a third party) such API for any damage, defect or shortage.  ALL CLAIMS (INCLUDING, WITHOUT LIMITATION, THOSE ARISING OUT OF STRICT LIABILITY, BREACH OF WARRANTY AND NEGLIGENCE) BY GENZYME WILL BE DEEMED WAIVED UNLESS MADE BY GENZYME IN WRITING AND RECEIVED BY ISIS WITHIN THIRTY (30) DAYS OF THE RECEIPT OF THE API.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

22.       Force Majeure: Neither Party will be liable for failures or delays in performance of any obligation under this Supply Agreement, other than for payment for API already transferred, to the extent that such failure or delay is caused by force majeure, being any event, occurrence or circumstance beyond the control of that Party (a “Force Majeure Event”), including but not limited to the following: failure or delay caused by or resulting from acts of God, strikes, earthquakes, fires, floods, accidents, wars, riots, acts of terrorism, restrictions imposed by any governmental authority (including allocations, priorities, requisitions quotas and price controls).  The Party whose performance is affected by a Force Majeure Event will give prompt notice to the other Party stating the details and expected duration of the event.

23.       Indemnity.  Section 10.3 of the Agreement will apply to this Supply Agreement and the matters covered by this Supply Agreement.

24.       Assignment:  This Supply Agreement is not assignable or transferable by either Party without the prior written consent of the other Party; provided that a Party may assign the Supply Agreement to its successor in interest pursuant to the acquisition, merger or sale of all or substantially all of the assets of such Party, so long as such successor assumes in writing all of the assigning Party’s obligations under this Supply Agreement.

25.       Governing Law:  The interpretation, validity, and performance of this document will be governed by New York law, without regard to any conflict-of-law rules.

26.       Termination.  Either Party will have the right to terminate this Supply Agreement if the other Party materially breaches its obligations under this Supply Agreement in accordance with Article 13 of the Agreement.

27.       Survival:  Sections 14 through 19, and 21 through 38 will survive expiration or termination of the Agreement.  Any expiration or early termination of this Supply Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Supply Agreement prior to termination.  No expiration of this Supply Agreement will relieve a Party of its obligation to pay fees.

28.       Inspections.  Genzyme shall have the right to visit and inspect Isis’ facility as further specified in the Quality Agreement. Isis’s quality assurance department, or its equivalent, shall cooperate with Genzyme, as is reasonably necessary and useful at Genzyme’s discretion, in any inspection conducted pursuant to this Section 28.

29.       Notices:  Any notice required or permitted to be given under this Supply Agreement by any Party will be in writing and will be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other Parties set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Supply Agreement will be the date of receipt by the receiving Party.

Notices will be sent to the following addresses or facsimile numbers:

In the case of Isis,

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008

Attention:  VP, Manufacturing/Operations

Facsimile:  760-603-4655

With a copy to:

1.   General Counsel (fax:  760.268.4922); and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

2.   Executive Vice President & CFO (fax:  760.603.4650)

In the Case of Genzyme:

Genzyme Corporation

200 Crossing Blvd.

Framingham, MA  01792

Attention:  Senior VP, Materials Management

Facsimile:  (508) 661-8538

With copy to:

Genzyme Corporation

500 Kendall Street

Cambridge, MA  02142

Attn:  General Counsel

Facsimile: (617) 252-7553

30.       Waiver:  No waiver of any term, provision or condition of this Supply Agreement whether by conduct or otherwise in any one or more instances will be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Supply Agreement.

31.       Counterparts:  This Supply Agreement and any amendment hereto may be executed in any number of counterparts, each of which will for all purposes be deemed an original and all of which will constitute the same instrument. This Supply Agreement will be effective upon full execution by facsimile or original, and a facsimile signature will be deemed to be and will be as effective as an original signature

32.       Attachments:  All attachments referred to herein form an integral part of this Supply Agreement and are incorporated into this Supply Agreement by such reference.

33.       Inadvertent or Involuntary Omissions:  The Parties acknowledge that they have expended substantial effort in preparing this Supply Agreement and attempting to describe in the Attachments, as thoroughly and precisely as possible, certain specifications and other information. However, despite these efforts, the Parties acknowledge the possibility of involuntary or inadvertent omissions from the Attachments.  The Parties will agree in writing to the changes to be made to the Attachments to add these inadvertent or involuntary omissions and any such written agreement executed by the Parties will serve as an amendment to this Supply Agreement.

34.       Construction:  Each Party to this Supply Agreement and its counsel have reviewed and revised this Supply Agreement.  The rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Supply Agreement or any amendment or Attachment to this Supply Agreement.  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

35.       Time:  Time is of the essence in this Supply Agreement.

36.       Preference:  Unless otherwise specifically provided for in the Attachment, the terms of this Supply Agreement will prevail in the event of a conflict between this Supply Agreement and any such Attachments or the Quality Agreement.

37.       Dispute Resolution: Article 13 of the Agreement will apply to any dispute under this Supply Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

38.       Entire Agreement: This Supply Agreement and the Quality Agreement constitute the full understanding of the Parties, and is the final, complete and exclusive statement of the terms and conditions of their agreement regarding the subject matter hereof.  All representations, offers, and undertakings, of the Parties made prior to the signing of this Supply Agreement are hereby superseded.  All amendments or modifications to this Supply Agreement must be in writing, identified as an Amendment to this Supply Agreement and signed by an authorized representative of each Party.

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The Parties executing this Supply Agreement:

ISIS PHARMACEUTICALS, INC.

GENZYME CORPORATION

NAME:	B. Lynne Parshall	NAME: Henri A. Termeer

TITLE:	Chief Operating Officer and	TITLE: Chairman, President and CEO
Chief Financial Officer

SIGNATURE:	/s/ B. Lynne Parshall	SIGNATURE:	/s/ Henri A. Termeer

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT D

FORM OF QUALITY AGREEMENT

QUALITY AGREEMENT

Isis Pharmaceuticals and Genzyme Corporation.

The purpose of this Quality Agreement is to establish, clarify and communicate quality expectations for the manufacture and testing of API performed by Isis Pharmaceuticals, Inc., a Delaware corporation located in Carlsbad, California (“Isis”) for Genzyme Corporation, a Massachusetts corporation with offices in Cambridge, Massachusetts (“Genzyme”) for use in clinical trials or for launch supplies.  For contractual responsibilities, refer to the Manufacturing and Supply Agreement dated June 24, 2008 (the “Supply Agreement”).

WHEREAS, the Parties have signed the Supply Agreement contemporaneous with the present Quality Agreement;

WHEREAS, the Parties agree that the terms of this Quality Agreement will apply to all manufactured lots of active pharmaceutical ingredient (API) made and supplied under the Supply Agreement and this Quality Agreement.   All changes to this Quality Agreement must be documented as an addendum to the original Quality Agreement, reviewed and approved by both parties’ Quality Assurance representatives; and

NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree to this Agreement as follows:

1.               Unless otherwise specified in this Agreement, the terms used in this Agreement shall have the meaning given to such terms in the Supply Agreement.

2.               Isis will manufacture, produce and test the API in accordance with U.S. current Good Manufacturing Practices regulations (cGMP), ICH guidelines, and EMEA guidelines, and all such operations will be fully documented.  Specific expectations are detailed in the Responsibility Checklist attached as Schedule 1.  Genzyme will notify Isis if it is conducting a clinical trial that will require API to be manufactured in accordance with international guidelines that are more stringent than or different from cGMP or ICH Guidelines and the Parties will mutually agree on how to manufacture such API in accordance with such more stringent or different standards.

3.               Isis will maintain adequately trained staff and appropriate records of training and competence.  Isis will monitor and maintain records respecting its compliance with cGMP, including the process of establishment and implementation of the operating procedures and the training of staff as necessary to assure such compliance.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

4.               Isis will retain, in accordance with cGMP, full records (such as manufacturing batch records, analytical testing methods, analytical test results and appropriate reports) related to the API being manufactured and supplied.

5.               Isis will provide approval/audit of the API using routine Quality Assurance (QA) procedures and will keep all appropriate records of such approval/audit processes conducted.

6.               Isis will provide Genzyme with a copy of batch records, and a certificate of analysis (COA) which will contain (i) analytical results from Isis and any associated contract laboratories and (ii) a statement of compliance with cGMP, and signed by Isis QA.  Isis will be responsible for the review, approval, and release of the API, and Genzyme retains full responsibility for the final release of the API for use in manufacturing Drug Product for use in clinical trials or commercially.

7.               Isis will provide Genzyme with samples of the API including the appropriate documentation, if requested by Genzyme.

8.               Original production and laboratory data and records will be retained and made available for review by Genzyme or its designees on-site at Isis.

9.               Material changes to master batch records, specifications, test methods, and stability protocols (in each case as they apply to the API) will be agreed and approved by both parties.

10.         Any raw material and component, which Isis will use for the production of API, will be tested and released utilizing Isis’ cGMP compliant and approved specifications, sampling, testing and release procedures.

11.         Isis will document and notify Genzyme of all significant changes to or deviations from the process or testing procedures and the investigations thereof. Documentation on process changes and deviations will be part of the batch record.  A “Significant” change is understood as anything that deviates from the approved regulatory filing and/or anything reasonably likely to materially affect Safety, Identity, Strength, Purity or Quality (SISPQ).  (This would not include changes such as use of a different but equivalent room, “like for like” equipment changes, etc.).  In the event of an out of specification (OOS) result, Isis will promptly (within 2 business days) notify Genzyme on first confirmation of the OOS result.

12.         Isis will ship or will arrange for third parties to ship all API to Genzyme or other designated site(s) in accordance with the Supply Agreement and with appropriate documentation and in suitable, labeled containers.  This will also include the use of temperature monitoring devices if deemed by Genzyme necessary to ensure the quality of the API.

13.         Isis will make available to Genzyme at Isis’ facility, copies of all Isis Standard Operating Procedures used by Isis in connection with the manufacture of the API.

14.         Isis will be responsible for qualification and routine compliance auditing of suppliers and subcontractors, in accordance with Isis’ current procedures.  Except for the subcontractors listed on Appendix B attached hereto, Isis will discuss with Genzyme in advance if Isis desires to use Subcontractors (Third Party) outside of Isis’ approved list of subcontractors, and Genzyme will assess and approve, in advance, each subcontractor, such approval not to be unreasonably withheld.

15.         Isis will inform Genzyme within 2 business days of a notice and result of any regulatory investigation by a Regulatory Authority (including any Genzyme documentation requested)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

relating to any API or service being provided to Genzyme.  Genzyme will have the opportunity to review and give input to the response to such investigations.

16.         If Regulatory Authorities audit Genzyme, make investigations at Genzyme or ask questions of Genzyme about the activities conducted at Isis or third parties retained by Isis, then Isis will fully cooperate with Genzyme to provide adequate answers to and documentation for the Regulatory Authorities.  Isis will have the opportunity to review and give input to the response to such investigations.

17.         Once every 12 months, a maximum of 3 Genzyme representatives will be entitled to visit and inspect (“audit”) the production, manufacturing, quality control and warehousing facilities Isis is using in connection with the API, including the corresponding documentation.  Such audit may not exceed three (3) business days, unless Genzyme representatives learn of a material deficiency that reasonably warrants an extension of the audit.  Isis agrees to provide Genzyme with the necessary assistance and information. Genzyme will provide Isis with at least 4 weeks advanced notice of a requested inspection.  As necessary, the Parties will mutually agree in good faith to additional inspections.  In addition, with reasonable advance notice to Isis, Genzyme reserves the right to have a Genzyme representative present during manufacture of Genzyme product.  Isis may limit Genzyme’s presence at times when proprietary or confidential information of a Third Party unrelated to the Product could be observed.

18.         Subject to applicable law, Isis will inform Genzyme within 2 business days, and vice-versa, on any matter which, in Isis’ reasonable judgment, may have a bearing on drug safety or pharmaceutical quality in relation to the API, and supply all necessary information and cooperation for the investigation of such events.  In cases where patient/subject safety may be concerned, Isis must inform Genzyme by telephone and in writing as soon as practicable, and vice-versa.

19.         Isis will retain samples (initially at least 2X the amount needed to run all release testing) for all API produced.

20.         Isis will maintain the API stability program in accordance with ICH guidelines and provide Genzyme with copies of all necessary documentation to establish API shelf-life. This includes the requirement to add at least one commercial API lot per year to the ongoing stability program as required under ICH guidelines.

21.         In event of an out of specification (OOS) result encountered in release or stability testing, Isis QA shall promptly (within 2 business days of confirmation) notify Genzyme QA.

22.         All product complaints, reported either from clinical studies, for example reported by principle investigator entities, clinical monitoring bodies or international authorities (e.g., customs) or product complaints related to commercial batches of Drug Product will be handled principally by Genzyme and supported by Isis in conjunction with Genzyme.  All complaint events will be shared between both parties within 2 business days of receipt.

23.         All primary data (or authenticated copies thereof) and result reports will be maintained in the Isis archives through a date specified in writing by Genzyme, which such date will not exceed 2 years after the final expiration date of the drug product in which the API was used.  Thereafter, Genzyme will make arrangements for continued storage of such data at Genzyme’s expense as is necessary.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

24.         The names of each responsible contact person(s) as of the Effective Date from Isis and Genzyme are listed in Appendix A.

The Parties Quality Assurance representatives executing this Agreement:

ISIS PHARMACEUTICALS, INC.		GENZYME CORPORATION

NAME: Jeff Jones		NAME: Charles Thyne

TITLE: Executive Vice President		TITLE: Vice President, Quality Operations

SIGNATURE:	/s/ Jeff Jones	SIGNATURE:	/s/ Charles Thyne

DATE: [illegible]		DATE: June 20, 2008

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Appendix A

Key Contacts

Isis

Department	Primary Contact	Secondary Contact
Project Manager	[**], Development Chemistry & Manufacturing Telephone: [**]	[**], Development Operations Telephone: [**]
Analytical Development/Quality Control	[**], ADQC Telephone: [**]	[**], ADQC Telephone: [**]
Quality Assurance/Compliance	[**], QA/C Telephone: [**]	[**], QA/C Telephone: [**]
Regulatory Affairs	[**], RA Telephone: [**]	[**]. RA Telephone: [**]

Genzyme

Department	Primary Contact	Contact Information
Quality Assurance	[**] QA Director
Quality Assurance	[**] Sr. Director CQC	[**]
Regulatory Affairs	[**] Associate Director Regulatory Affairs	[**]
Stability & Statistics	[**] Sr. Director Stability & Statistics	[**]
Project Management	[**] Sr. Project Manager	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Appendix B

Pre-Approved Subcontractors

API Release

Test	Subcontractor
Bioburden	[**]
Endotoxin	[**]
Metals/Non-metals	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.  Responsibility Checklist

	Responsibility	Genzyme	Isis
1.0	Regulatory Authorizations & cGMP Requirements
1.1

Maintains all licenses, registrations and other authorizations required to operate a cGMP pharmaceutical manufacturing facility under the Applicable Laws and will inform Genzyme of any changes covering these aspects within two (2) Business Days.

☒
1.2	Maintains and operates its Facilities in compliance with cGMPs and other Applicable Laws.		☒
1.3

Supplies all agreed upon information related to the manufacture of the API so that Genzyme QA can make the final determination on whether to use the API in Drug Product for clinical trials and commercial use.

☒
1.4	Processes the API in accordance with cGMPs and other Applicable Laws.		☒
1.5	Complies with the applicable TSE requirements (e.g. EMEA/410/01 in its current version) for starting materials, synthesis materials and reagents.		☒
1.6

Operates the facility in a manner to prevent contamination and/or cross-contamination in conformance with cGMPs and other applicable regulations and guidelines (e.g., FDA Guidance for Industry Quality Systems Approach to Pharma cGMPs, Sept 2006).

☒
1.7	Meets all Regulatory filing requirements for all API packaging configurations processed at its Facilities.		☒
1.8	Performs annual Product Quality Review per applicable regulations	☒
1.9

Provides any API and (as applicable) Drug Product data needed to complete the annual Product Quality Review. Provides information to Genzyme in a timely manner, and in a format that facilitates review and inclusion in the Review prior to its due date.

☒
1.10

Provides Isis with copies of those portions of the Marketing Applications, Marketing Authorizations and Clinical Trial Applications that are applicable to the API and drug product processing prior to submission and after review and approval from the applicable Regulatory Authority.

☒

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.11

Responsible for maintaining those portions of the Marketing Applications, Marketing Authorizations and Clinical Trial Application that are applicable to the Processing of the API at the Facilities for inspectional purposes.

☒
2.0	Regulatory Actions & Inspections
2.1	Permits inspections by the Regulatory Authorities of all relevant premises, procedures and documentation.		☒
2.2

Notifies the other party’s QA within two (2) business days of the first Day of any FDA or other Regulatory Authority inspection or notice of inspection (or other business, for example sample collection) of the Facilities directly relating to the API.

☒
2.3	Notifies the other party’s Quality Assurance department within two (2) business days of any FDA or other Regulatory Authority investigation relating to the API.	☒	☒
2.4	Reviews any issued regulatory findings that directly relate to the API and reviews formal responses to the Regulatory Agency.	☒	☒
2.5	Reviews any issued regulatory findings that directly relate to the Isis facility and/or systems and approves formal responses to the Regulatory Agency.		☒
2.6

Notifies the other Party within two (2) business days of any incident that causes the API or its labeling to be mistaken for, or applied to, another article or product and any information concerning any contamination or significant chemical, physical or other deterioration of shipped API.

		☒	☒
2.7	Notifies the other party within two (2) business days of any Regulatory Authority request for API samples or API batch records prior to shipment.	☒	☒
2.8

Notifies the other party of any requests for information, notices of violation or other communication from a Regulatory Authority relating to environmental, occupational health and safety compliance relating directly to the API, within two (2) business days.

		☒	☒

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

3.0	Audits
3.1

Entitled to conduct one quality audit every 12 months to evaluate manufacturing, quality control and testing processes directly related to the API. Provides the other party with at least 4 weeks advanced notice of a requested inspection.

☒

	As necessary, the Parties will mutually agree in good faith to additional inspections.	☒

	Reserves the right to conduct additional audits in response to incidents/deviations associated with the manufacture/testing of the API.	☒

Conducts each of the quality audits during normal business hours at mutually agreed upon times and by no more than three (3) audit tracks for three (3) days. Issues an audit report to the other party within 30 days of site audit.

☒

Completes responses to audit findings within 30 days of receiving audit report.

3.2	Conducts internal audits of quality control and testing processes, in accordance with cGMPs and Applicable SOPs.		☒
4.0	Compliance of Specifications & Other Pertinent Controlled Documents & Change Control
4.1

Prior to the implementation of any changes which may directly impact product quality and prior to the submission of any such changes to the Regulatory Authorities, submits in writing those proposed changes to the intermediate and final product specifications, validated methods, and master manufacturing batch records to the other party for review and incorporation into their respective quality systems.

☒
4.2

For any proposed changes related to the API and directly impacting product quality, approves in writing those changes to the intermediate and final product specifications, validated methods, master manufacturing batch records prior to the implementation of such changes and prior to the submission of any such changes to the Regulatory Authorities.

		☒	☒
4.3

Notifies the other party prior to implementation of any proposed changes to the Facilities or to the processing equipment that directly impacts the API. Example: Introduction of new product sharing common equipment (e.g. freeze dryer).

☒

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

4.4	Acts as a liaison with Regulatory Authorities for the approval, maintenance and updating of API Specifications and other pertinent information regarding applicable Marketing Authorizations.	☒
5.0	Safety
5.1	Maintains safety/hazard and handling data on the Raw Materials, intermediates, and API.		☒
5.2	Provides safety/hazard and handling data on the Raw Materials, intermediates, and API to Genzyme as requested.		☒
6.0	Complaints
6.1	Notifies the other party within two (2) business days of any product complaints associated with manufacturing of the API.	☒
6.2

Provides the other party with any information relating to the processing of the API that is necessary to address a product complaint and make any process changes necessary to address the complaint according to the Change Control procedures outlined in this document.

☒
6.3	Collects and logs all information relating to product complaints.	☒
6.4	Investigates all product complaints.	☒	☒
6.5	Provides the other party with an investigation or interim report within 30 days of receiving notification of any product complaint associated with manufacturing of the API.		☒
6.6

Issues all reports, customer responses and follow-up corrective actions relating to complaints and consults with the other party prior to any Recall or Product Withdrawal, provided Genzyme always maintains the final authority to make the decision.

☒
7.0	Recall & Product Withdrawal
7.1	Notifies the other party within 2 business days of any events that could potentially result in a Recall or Product Withdrawal.		☒
7.2	Notifies the other party of any Recall or Product Withdrawal which may be attributable to the manufacture of the API.	☒
7.3	Initiates and manages Recall or Product Withdrawal.	☒
7.4	Notifies appropriate Regulatory Authorities of Recall or Product Withdrawal.	☒
8.0	Materials
8.1	Maintains Specifications for procurement of, storage of, sampling of, testing of and release of API Raw Materials and ensures such activities are conducted according to those Specifications.		☒
8.2	Keeps retain samples of API Starting Materials for one (1) year beyond last expiration date of drug product manufactured using such API.		☒

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

8.3	Keeps retain samples of API for three (3) years after either the completion of the last clinical trial or formal discontinuation of the last clinical trial in which the material was used.		☒
8.4	Disposes of API waste and any regulated waste related to the processing of the API per local, state, and federal guidelines.		☒
8.5	Executes a Vendor Qualification program for Raw Materials (including Starting Materials) that qualifies and confirms the Certificates of Analysis being relied upon.		☒
8.6	Stores API and Raw Materials in accordance with approved Specifications while at their Facilities.		☒
9.0	Production & Validation
9.1	Maintains, qualifies and validates the Facilities, equipment and processes associated with Processing the API, including cleaning validation or verification.		☒
9.2	Reviews and approves validation of processes directly associated with manufacturing of the API.	☒
9.3

Stores Validation Protocols and Reports, and upon request provides a copy of API related validation documentation to the other party. The other party must be informed before destruction of any Validation Protocols or Reports related to the API.

☒
9.4	Manufactures and tests the API at the facilities in accordance with the Product Master Batch Records, the SOPs referenced therein and the Specifications.		☒
9.5	Makes the final determination of whether to use the API in clinical trials or commercially.	☒
9.6	Uses appropriately validated or qualified analytical methods for routine API testing.		☒
9.7	Maintains adequately trained staff and appropriate records of training and competence.		☒
9.8	Generates Master Batch Record.		☒
9.9	Approves Master Batch Record.	☒	☒
9.10	Generates Product Specifications.		☒
9.11	Approves Product Specifications.	☒	☒
9.12	Supplies a Certificate of Analysis for the API to the other party reporting results versus the requirements of the Specifications.		☒
9.13	Investigates, resolves and documents non-conformances and Deviations from the Master Batch Record directly relating to the API.		☒

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

	Responsibility	Genzyme	Isis
9.14

Informs the other party in writing within 2 business days of occurrence of any Significant Deviation that may affect quality, safety, efficacy, or compliance with any license or Clinical Trial use of the API.

☒
9.15	Notifies other party’s QA, in writing of any API investigation and involves other party’s QA in any corrective and preventive actions for Significant Deviations.		☒
9.16	Provides copies of investigation reports to other party relating to all Significant Deviations related to the API.		☒
9.17

Notifies other party’s QA in writing before implementation of any planned Deviation: major, experimental, temporary or permanent, directly affecting any production of the API that may impact the IND, CTA, NDA or MAA.

☒
9.18	Approves in writing any Planned Deviation: major, experimental, temporary or permanent, affecting any production of the API that may impact the IND, CTA, NDA or MAA.	☒	☒
9.19

Maintains all batch records for at least one (1) year after the expiry date. For APIs with retest dates, records should be retained for at least three (3) years after the batch is completely distributed.

☒
9.20	Provides all documentation needed to maintain the Product Specification File in accordance with the applicable Regulatory Authorities for maintenance of the CTA, MAA.		☒
9.21	Maintains the Product Specification File in accordance with applicable Regulatory Authorities.	☒
9.22	Labels API in accordance with internal procedures and regulatory requirements.		☒
10.0	Lot Number Assignment
10.1	Assigns lot numbers using internal procedures and communicates such lot numbers as soon as reasonable to facilitate tracking by the other party, as necessary.		☒
11.0	Samples
11.1	Samples API according to cGMPs and internal procedures.		☒
11.2	Provides all non-USP reference standards required for testing API and drug product.		☒
11.3	Samples for required applicable retain samples per Regulations and approved procedures.		☒

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

11.4	Samples for required stability samples per approved procedures.		☒
11.5	Stores all required retain samples per approved procedures while at Isis facilities.		☒
11.6	As applicable, coordinates transfer of retain and/or stability samples for storage at other party’s facilities.	☒
12.0	Testing & Analysis
12.1	Performs API release and stability testing according to all approved agreements, specifications and party’s applicable procedures.		☒
12.2	Within two (2) business days, notifies the other party of any apparent OOS result, which cannot be invalidated by an assignable laboratory cause, generated during release or stability testing.		☒
12.3	Provides a plan describing any proposed confirmatory or expanded testing of an apparent OOS result		☒
12.4	Within two (2) business days of receiving a confirmatory or expanded testing plan, provides QA authorization to perform such testing.	☒	☒
12.5	Ensures that any confirmatory or expanded testing is performed according to an approved plan		☒
12.6	Investigates all confirmed OOS results according to party’s applicable procedures		☒
12.7	Provides complete documentation of OOS investigation to other party, including final reported result(s), within two (2) business days of report completion.		☒
13.0	Stability Testing
13.1	Adheres to approved Stability Protocols.		☒
13.2	Maintains Stability Program and provides documentation to support storage temperature and shelf-life for the duration of the Product life cycle.		☒
13.3	Provides sample storage in temperature controlled stability chambers.		☒
13.4	Provides stability data updates for time points as specified in the stability protocol.		☒
13.5	Notifies the other party within 2 working days of confirmation of any initial stability failure of the API that has no assignable laboratory cause for the result.		☒
13.6	Trends and analyzes all stability data.	☒	☒
13.7	Reviews stability reports related to the API.	☒	☒
14.0	Release
14.1	Provides copies of documentation per section 15.0 pertaining to the manufacture of the API.		☒
14.2	Authorizes shipment of API upon review and acceptance	☒

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

of all required documentation and provides other party with written Authorization to Ship.
14.3	Provides all necessary API release documentation to approved designated Third Party.		☒
15.0	Records Required for Release
15.1

Provides quality documentation for each batch of API. The list of required documents includes, but is not limited to:

-  Certificate of Analysis for API

-  Certificate of Conformance for API

-  Manufacturing Batch Record(s) for API

-  Analytical Forms / Records

-  Deviation/Investigation forms as part of the batch record

-  Signature of the QA representative who reviewed and approved the documentation and who is aware of any outstanding investigational issues with respect to the batch.

☒
15.2	Provides copies of all documentation necessary for the other party to respond to inquiries by Regulatory Authorities.	☒	☒
16.0	Storage & Transportation
16.1	Stores the API at the Facilities according to the Specifications pending API release.		☒
16.2	Will not ship the API to any other location without an Authorization to Ship from other party that may include specific conditions of insurance, packaging or courier service.		☒
16.3	Transports under correct transport conditions to other or designated Third Party site.		☒
17.0	Training
17.1

Employees engaged in the manufacture, filling, storage and testing of Product shall have education, training and experience or any combination thereof, to enable that person to perform the assigned functions.

—Training on the applicable procedures shall be conducted by qualified individuals on a continuing basis and with sufficient frequency to assure that employees remain familiar with requirements applicable to them.

—All training will be documented in a training record for each employee. Employees will be trained with respect to data integrity and fraud.

☒
18.0	Quality Agreements
18.1	Review Quality Agreements every two (2) years and update as necessary.	☒	☒

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT E

FORM OF PATENT ASSIGNMENT

PATENT ASSIGNMENT

WHEREAS, Isis Pharmaceuticals, Inc. (“Assignor”), a Delaware corporation with an address of 1896 Rutherford Road, Carlsbad, California 92008, is the owner of all rights, title, and interests in and to the patents and patent applications shown on the attached Exhibit 1 (the “Patents”); and

WHEREAS, Genzyme Corporation (“Assignee”), a Massachusetts corporation with an address of 500 Kendall Street, Cambridge, Massachusetts 02142, desires to acquire the entire right, title, and interest in and to the Patents and all the inventions and discoveries disclosed in the Patents (the “Inventions”);

NOW THEREFORE, be it known that effective as of [    ], 2008, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, and sets over unto Assignee (1) the entire right, title, and interest in all countries throughout the world in and to said Patents and Inventions, including any renewals, revivals, reissues, reexaminations, extensions, continuations, continuations-in-part, and divisions of said Patents and any substitute applications therefor; (2) the entire right to file patent applications (“New Applications”) in the name of Assignee or its designee, or in the name of Assignor at Assignee’s or its designee’s election, on the aforesaid Inventions in all countries of the world; (3) the entire right, title, and interest in and to any patent which issued and may issue on the Inventions in any country, and any renewals, revivals, reissues, reexaminations, and extensions thereof, and any patents of confirmation, registration, and importation of the same; (4) the right to sue and recover for, and the right to profits or damages due or accrued in connection with, any and all past, present, or future infringements of the Patents and Inventions; and (5) the entire right, title, and interest in all convention and treaty rights of all kinds, including without limitation all rights of priority in any country of the world, in and to the above Patents and Inventions;

AND, Assignor hereby authorizes and requests the competent authorities to grant and to issue any and all patents on the Inventions throughout the world to Assignee, its successors, or assigns, whose rights, title, and interests in such patents are the same as would have been held and enjoyed by Assignor had this assignment, sale, and transfer not been made.

[Remainder of Page Left Blank]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the Assignor has caused this Patent Assignment to be duly executed by its officer thereunto duly authorized as of the [      ] day of [      ], 2008.

ISIS PHARMACEUTICALS, INC.

By:
Name:
Title:

STATE OF	)
: ss.:
COUNTY OF	)

On the        day of         , 200_, before me the undersigned, personally appeared                                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Acknowledgement of Assignee:
GENZYME CORPORATION

By:
Name:
Title:

STATE OF	)
: ss.:
COUNTY OF	)

On the        day of         , 200_, before me the undersigned, personally appeared                                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT F

DISCLOSURE SCHEDULE

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.